EXHIBIT 99.1
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with our audited consolidated financial statements and the notes thereto, included elsewhere herein. Please note that unless otherwise specifically indicated, discussion of our results relate to our continuing operations. This discussion may contain forward-looking statements that anticipate results based upon assumptions as to future events that may not prove to be accurate. See “Disclosure Regarding Forward-Looking Statements” below.
Executive Summary
We are the second largest non-hazardous solid waste management company in the United States, as measured by revenues. We provide non-hazardous solid waste collection, transfer, recycling and disposal services in 37 states and Puerto Rico, geographically identified as the East, Midwest, South and West regions.
Our revenues result primarily from fees charged to customers for waste collection, transfer, recycling and disposal services. We generally provide collection services under direct agreements with our customers or pursuant to contracts with municipalities. Commercial and municipal contract terms generally range from one to five years and commonly have renewal options. Our landfill operations include both company-owned landfills and landfills that we operate on behalf of municipalities and others.
We consistently invest capital to support the ongoing operations of our landfill and collection business. Landfills are highly engineered, sophisticated facilities similar to civil works. Each year we invest capital at our 161 owned or operated active landfills to provide sufficient capacity to receive the waste volume we handle. In addition, we have approximately 12,000 collection vehicles and approximately 1.2 million containers to serve our collection customers. Our vehicles and containers endure rough conditions each day and must be routinely maintained and replaced. During the year ended December 31, 2007, we invested $670 million of capital into the business (see Note 3, Property and Equipment, for detail by fixed asset category). In 2008, total capital expenditures are expected to be approximately $650 million.
Cash flows in our business are generally predictable as a result of the nature of our customer base and the essential service we provide to the communities where we operate. This predictability has enabled us to consistently reinvest in the business and to service our debt obligations. As a result, we have incurred debt to acquire the assets we own and we have paid cash to acquire existing cash flow streams. This financial model should continue to allow us over time to transfer the enterprise value of the company from debt holders to shareholders as we continue to use our cash flow from operations after capital expenditures and other investments in our business to reduce our debt balance.
During the first and third quarters of 2007, we sold hauling, transfer, recycling and landfill operations in the Midwest and South regions as well as the stock in an unrelated immaterial subsidiary for net proceeds of approximately $159.3 million. The combined losses from the sale of these assets of $32.6 million, primarily relating to the write-off of associated goodwill of $95.7 million, were classified as discontinued operations in our consolidated statement of operations.
We sold certain operations during 2007 which did not qualify as discontinued operations for net proceeds of approximately $7.3 million and recognized net loss on divestitures of $13.4 million, including divested goodwill of $3.4 million. The loss was primarily attributable to divested operations in our South region. Additionally, we recognized asset impairments of $27.1 million, of which $24.5 million related to a landfill in our Midwest region that until recently, was managed by a third party according to a partnership agreement. These charges were included in “Loss on divestitures and asset impairments” in our consolidated statement of operations.

Income from continuing operations for the year ended December 31, 2007 increased to $309.8 million, or $0.71 per diluted share, from $155.8 million, or $0.32 per diluted share, for the year ended December 31, 2006. The increase was primarily attributable to higher operating income, inclusive of higher losses from divestitures and asset impairments, and lower interest and income tax expenses.
Our organic revenue growth was 2.5% for the year ended December 31, 2007 compared to 6.8% for the year ended December 31, 2006. Revenue during 2007 increased across all lines of business except for our roll-off and landfill disposal lines of business. Operating income, inclusive of higher losses from divestitures and asset impairments in 2007, increased by $101.1 million over the same period in 2006, driven by improvements in revenue primarily as a result of price growth, partially offset by higher selling, general and administrative expenses. Costs of operations remained comparable to the prior year. Selling, general and administrative expenses increased primarily due to the impact of higher compensation as a result of improved performance in 2007. Loss on divestitures and asset impairments increased by $18.0 million, primarily due to an asset impairment charge associated with a landfill in the Midwest region resulting from changes in anticipated long-term closure and post-closure costs. Interest expense for 2007 decreased by $25.0 million compared to 2006 as a result of interest savings associated with the decrease in our outstanding debt balance as well as lower interest rates from the refinancing transactions during the year. Interest expense in 2007 included $59.6 million of premiums paid and write-off of deferred financing costs associated with our bond redemptions and other financing activities. Income tax expense for 2007 decreased by $28.2 million compared to 2006 as a result of $24.6 million of income tax benefits recognized in 2007 primarily associated with the reversal of accrued interest expense on uncertain tax matters as a result of favorable developments during the year, and the absence in 2007 of $58.2 million of income tax charges recognized in 2006 primarily associated with interest charges and adjustments applicable to prior years, partially offset by increased tax expense in 2007 associated with higher pre-tax income.
Our pricing programs and operational effectiveness initiatives continue to drive improved profitability and improved returns on invested capital. These programs contributed to our cost of operations as a percentage of revenues decreasing to 62.4% in 2007 compared to 64.1% in 2006. In addition, we continue to focus on improving our return on invested capital by evaluating the return potential of new capital expenditures and by evaluating opportunities to divest operations that do not provide an adequate return. Accordingly, we divested of operations primarily in the Midwest and South regions during 2007.
We spent $670 million on capital expenditures during 2007. We plan to invest approximately $650 million in capital expenditures during 2008, a portion of which relates to investment in our fleet. We expect this investment, along with improved maintenance practices, to continue to have a favorable impact on maintenance costs and route productivity. Maintenance and repairs for the year ended December 31, 2007 decreased approximately 1.8% from prior year as we continued to benefit from a newer fleet coupled with improved maintenance practices implemented throughout the past three years.
We employed a strategy of reducing our debt balance by using our cash flow from operations after capital expenditures and other investments in our business. As this occurs, the relative cost of debt has declined. Upon achieving optimal credit ratios, we should have the opportunity to choose the best use of any excess cash flow: further repay debt, pay a dividend to the extent permitted by our debt agreements, repurchase stock or reinvest in our company. We may take advantage of opportunities that arise to repay debt in advance of maturities as long as the opportunities are economically advantageous. We also explore and evaluate other ways to enhance shareholder value. Accordingly, where appropriate we may pursue acquisitions, divestitures, joint ventures and other transactions or investments in our business that complement or enhance our strategic position, services, geographical footprint or assets, or otherwise drive shareholder value.
In March 2007, we issued $750 million of 6.875% senior notes due 2017 and used the proceeds to fund a portion of our tender offer for our 8.50% senior notes due 2008. We also completed the amendment to our 2005 Credit Facility, which included re-pricing the 2005 Revolver and a two-year maturity extension for all facilities under the 2005 Credit Facility. The interest rate and fees for borrowings and letters of credit under the 2005 Revolver were reduced by 75 basis points. In addition, our fee for the unused portion of the 2005 Revolver was reduced by 37.5 basis points. We expensed approximately $45.4 million of costs related to premiums paid, write-off of deferred financing and other costs in connection with these transactions. We expect the refinancing transactions to generate approximately $15 million in annual interest savings.
In May 2007, we renewed and increased our accounts receivable securitization program from $230 million to $300 million. Additionally, we increased the accounts receivable securitization program by $100 million to $400 million in October 2007. During the third and fourth quarters of 2007, we made prepayments of $203 million and $95 million, respectively, on the 2005 Term Loan. These payments were made with excess cash flow from operations and proceeds from the upsizing of our securitization program and the sale of assets.
In September 2007, we redeemed $250 million of our 9.25% senior notes due 2012 with available cash and a temporary borrowing under the 2005 Revolver. We expensed $13.3 million of costs related to premiums paid, write-off of deferred financing and other costs in connection with the redemption. We expect the bond redemption to generate approximately $5 million in annual interest savings.
Throughout 2007, we completed four offerings of unsecured tax-exempt bonds with an aggregate value of $116.8 million, the proceeds of which are used to finance qualifying expenditures at our landfills, transfer and hauling facilities. The tax-exempt bonds mature between 2015 and 2018.
We continue to focus on maximizing cash flow from operations after capital expenditures and other investments in our business. We seek opportunities to create additional cash flow through reductions in interest cost while continuing to support our fixed asset base with appropriate capital expenditures, and where appropriate, pursue acquisitions, divestitures, joint ventures and other transactions or investments in our business that complement or enhance our strategic position, services, geographical footprint or assets, or otherwise drive shareholder value. Our debt to total capitalization ratio was 63.0% and 65.8% at December 31, 2007 and 2006, respectively.
Subsequent events –
In January 2008, we repaid $161.2 million of our 6.375% senior notes at the stated maturity with available cash. We also completed an offering of $33.9 million variable rate, unsecured tax-exempt bonds maturing in 2024. Proceeds from the tax-exempt bonds are used to finance qualifying expenditures at our landfills, transfer and hauling facilities.
On February 13, 2008, we paid to the IRS $196 million for tax and interest related to our 1999 income tax return. This payment does not represent a settlement with respect to the potential tax, interest or penalty related to this matter nor does it prevent us from contesting the IRS tax adjustment applicable to our 1999 taxable year in a federal refund action.
At the end of January 2008, we reduced our workforce by approximately 2%. In mid-February 2008, we realigned our organizational structure and reduced the number of our geographic regions from five to four. The workforce adjustment demonstrates the operating efficiencies realized from our standardized practices. The regional realignment reflects the development of our management team and organizational effectiveness and will allow us to redirect resources into other areas of the business to derive additional future benefits. We anticipate estimated labor savings from these actions of approximately $20 million, net of the related restructuring charge of approximately $10 million, which will be incurred in the first quarter of 2008.

Results of Operations
The following table sets forth our results of operations and percentage relationship that the various items bear to revenues for the periods indicated (in millions, except percentages).
Statement of Operations Data:

	Year Ended December 31,
	2007		2006		2005
Revenues	$6,068.7	100.0%	$5,908.5	100.0%	$5,612.2	100.0%
Cost of operations	3,787.1	62.4	3,786.4	64.1	3,654.6	65.1
Selling, general and administrative expenses	631.9	10.4	587.3	9.9	510.2	9.1
Depreciation and amortization	553.5	9.1	557.7	9.4	543.6	9.7
Loss from divestitures and asset impairments	40.5	0.7	22.5	0.4	—	—

Operating income	1,055.7	17.4	954.6	16.2	903.8	16.1
Interest expense and other	538.4	8.9	563.4	9.6	583.1	10.4

Income from continuing operations before income taxes	517.3	8.5	391.2	6.6	320.7	5.7
Income tax expense	207.1	3.4	235.3	4.0	131.1	2.3
Minority interests	0.4	0.0	0.1	0.0	(0.2)	0.0

Income from continuing operations	309.8	5.1	155.8	2.6	189.8	3.4
Discontinued operations, net of tax	(36.2)	(0.6)	5.1	0.1	14.8	0.2
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	(0.8)	0.0

Net income	273.6	4.5	160.9	2.7	203.8	3.6
Dividends on preferred stock	(37.5)	(0.6)	(42.9)	0.7	(52.0)	0.9

Net income available to common shareholders	$236.1	3.9%	$118.0	2.0%	$151.8	2.7%

Revenues. We generate revenues primarily from fees charged to customers for waste collection, transfer, recycling and disposal services. Although we consider our core business to be our collection and disposal operations, we also generate revenue from the sale of recycled commodities. We record revenue as the services are provided, with revenue deferred in instances where customers are billed in advance of the service being provided. National Accounts revenue included in other revenue represents the portion of revenue generated from nationwide contracts in markets outside our operating areas, and as such, the associated waste handling services are subcontracted to local operators. Consequently, substantially all of this revenue is offset by the corresponding subcontract costs.
The following table shows our total reported revenues by service line. Intercompany revenues have been eliminated.
Revenues by service line (in millions):

	Year Ended December 31,
	2007	2006	2005
Collection
Residential	$1,201.6	$1,190.0	$1,172.2
Commercial	1,535.5	1,457.0	1,356.7
Roll-off (1)	1,290.3	1,304.5	1,223.8
Recycling	210.2	189.8	186.4

Total Collection	4,237.6	4,141.3	3,939.1

Disposal
Landfill	832.7	839.2	798.4
Transfer	436.0	423.1	420.7

Total Disposal	1,268.7	1,262.3	1,219.1
Recycling – Commodity	257.2	212.2	219.7
Other(2)	305.2	292.7	234.3

Total Revenues	$6,068.7	$5,908.5	$5,612.2

(1)	Consists of revenue generated from commercial, industrial and residential customers from waste collected in roll-off containers that are loaded onto collection vehicles.

(2)	Consists primarily of revenue from our National Accounts business where the work has been subcontracted, revenue generated from transporting waste via railway or truck and revenue from liquid waste disposal.

Our operations are not concentrated in any one geographic region. At December 31, 2007, we operated in 124 markets in 37 states and Puerto Rico. Our regional teams focus on developing local markets in which we can operate a vertically integrated operation and maximize operating efficiency. As a result, we may choose not to operate in a market where our business objectives cannot be met. Effective October 1, 2005, we modified our field organizational structure by reducing the number of our operating regions to five from nine, realigning some of our districts among the regions and increasing our regional support staff to add functional expertise and oversight in areas that are aligned with our strategic value drivers. Furthermore, during the first quarter of 2008, we realigned our organizational structure and reduced the number of our geographic regions from five to four. The regional realignment reflects the development of our management team and organizational effectiveness and will allow us to redirect resources into other areas of the business to derive additional future benefits.
The following table shows our revenues by geographic region in total and as a percentage of total revenues.
Revenues by region (1) (in millions, except percentages):

	Year Ended December 31,
	2007		2006		2005
East	$1,614.0	26.6%	$1,592.6	27.0%	$1,550.0	27.6%
Midwest	1,389.7	22.9	1,372.5	23.2	1,334.9	23.8
South	1,339.0	22.1	1,316.5	22.3	1,235.8	22.0
West	1,579.8	26.0	1,493.6	25.2	1,407.5	25.1
Other(2)	146.2	2.4	133.3	2.3	84.0	1.5

Total Revenues	$6,068.7	100.0%	$5,908.5	100.0%	$5,612.2	100.0%

(1)	See discussion in Note 17, Segment Reporting, to our consolidated financial statements.

(2)	Amounts relate primarily to our subsidiaries that provide services throughout the organization and not on a regional basis.
Cost of operations. Cost of operations includes labor and related benefits, which consists of salaries and wages, health and welfare benefits, incentive compensation and payroll taxes. It also includes transfer and disposal costs representing tipping fees paid to third party disposal facilities and transfer stations; maintenance and repairs relating to our vehicles, equipment, and containers, including related labor and benefit costs; transportation and subcontractor costs, which include costs for independent haulers who transport our waste to disposal facilities and costs for local operators who provide waste handling services associated with our National Accounts in markets outside our standard operating areas; fuel, which includes the direct cost of fuel used by our vehicles, net of fuel credits; disposal and franchise fees and taxes consisting of landfill taxes, municipal franchise fees, host community fees and royalties; landfill operating costs, which includes landfill accretion, financial assurance, leachate disposal and other landfill maintenance costs; risk management, which includes casualty insurance premiums and costs; cost of goods sold, which includes material costs paid to suppliers associated with recycling commodities; and other, which includes expenses such as facility operating costs, equipment rent, and gains or losses on sale of assets used in our operations.
The following table provides the components of our cost of operations and as a percentage of revenues (in millions, except percentages):

	Year Ended December 31,
	2007		2006		2005
Labor and related benefits	$1,078.9	17.8%	$1,092.0	18.5%	$1,090.1	19.4%
Transfer and disposal costs	452.5	7.5	475.3	8.0	471.9	8.4
Maintenance and repairs	482.5	8.0	491.5	8.3	485.5	8.7
Transportation and subcontractor costs	505.8	8.3	507.4	8.6	446.6	8.0
Fuel	308.7	5.1	291.6	4.9	235.8	4.2
Disposal and franchise fees and taxes	362.0	6.0	365.5	6.2	347.7	6.2
Landfill operating costs	162.1	2.7	148.0	2.5	147.6	2.6
Risk management	154.1	2.5	166.0	2.8	171.0	3.0
Cost of goods sold	73.9	1.2	54.3	0.9	45.2	0.8
Other	206.6	3.3	194.8	3.4	213.2	3.8

Total cost of operations	$3,787.1	62.4%	$3,786.4	64.1%	$3,654.6	65.1%

Selling, general and administrative expenses. Selling, general and administrative expenses include salaries, health and welfare benefits and incentive compensation for corporate and field general management, field support functions, sales force, accounting and finance, legal, management information systems and clerical and administrative departments. It also includes rent and office costs, fees for professional services provided by third parties, such as accountants, lawyers and consultants, provisions for estimated uncollectible accounts receivable and other expenses such as marketing, investor and community relations, directors’ and officers’ insurance, employee relocation, travel, entertainment and bank charges.
The following table provides the components of our selling, general and administrative costs and as a percentage of revenues (in millions, except percentages):

	Year Ended December 31,
	2007		2006		2005
Salaries	$396.4	6.5%	$358.7	6.1%	$319.6	5.7%
Rent and office costs	39.2	0.6	40.3	0.7	40.2	0.7
Professional fees	64.8	1.1	56.9	1.0	50.7	0.9
Provision for doubtful accounts	19.9	0.3	18.3	0.3	17.8	0.3
Other	111.6	1.9	113.1	1.8	81.9	1.5

Total selling, general and administrative expenses	$631.9	10.4%	$587.3	9.9%	$510.2	9.1%

Depreciation and amortization. Depreciation and amortization includes depreciation of fixed assets and amortization of costs associated with the acquisition, development and retirement of landfill airspace and intangible assets. Depreciation is provided on the straight-line method over the estimated useful lives of assets. The estimated useful lives of assets are: buildings and improvements (30-40 years), vehicles and equipment (3-15 years), containers and compactors (5-10 years) and furniture and office equipment (4-8 years). For building improvements, the depreciable life can be the shorter of the improvements’ estimated useful lives or related lease terms. Landfill assets are amortized at a rate per ton of waste disposed. (See Critical Accounting Judgments and Estimates and Note 1, Organization and Summary of Significant Accounting Policies, to our consolidated financial statements included herein for a discussion of landfill accounting.) Depreciation expense of vehicles increases as fully-depreciated trucks are replaced by new vehicles. Landfill assets are amortized at a rate per ton of waste disposed. Amortization of landfill assets is impacted by several factors including rates of inflation, landfill expansions and compaction rates.
The following tables provide the components of our depreciation and amortization and as a percentage of revenues (in millions, except percentages):

	Year Ended December 31,
	2007		2006		2005
Depreciation of fixed assets	$323.2	5.3%	$311.5	5.3%	$298.1	5.3%
Landfill and other amortization	230.3	3.8	246.2	4.1	245.5	4.4

Total depreciation and amortization	$553.5	9.1%	$557.7	9.4%	$543.6	9.7%

Landfill disposal capacity and operating lives. We had available landfill disposal capacity of approximately 2.9 billion tons as of December 31, 2007. We classify this disposal capacity as either permitted (having received the final permit from the governing authorities) or probable expansion. Probable expansion disposal capacity has not yet received final approval from the regulatory agencies, but we have determined that certain critical criteria have been met and the successful completion of the expansion is probable. Throughout the year, 1 landfill was closed and 1 was divested, leaving 161 active landfills as of December 31, 2007. The number of sites with probable expansion disposal capacity increased to 25 from 21 in the prior year as new probable expansions were added at 10 sites and 6 sites were reclassified from probable expansion due to successful expansions. In addition to these 6 sites, we had increases in overall permitted capacity at 13 sites where the disposal capacity was not previously classified as probable expansion. (See Critical Accounting Judgments and Estimates and Note 1, Organization and Summary of Significant Accounting Policies, for our requirements to classify disposal capacity as probable expansion.)

The following table reflects disposal capacity activity for active landfills we owned or operated for the year ended December 31, 2007 (disposal capacity in millions of tons):

		Probable
	Permitted	Expansion
	Disposal	Disposal	Total Disposal
	Capacity	Capacity	Capacity
Balance as of December 31, 2006	2,527.3	278.1	2,805.4
Acquisitions, divestitures and closures	63.0	1.1	64.1
Additions to probable expansion disposal capacity	—	28.5	28.5
Net change to permitted disposal capacity	50.1	(33.9)	16.2
Disposal capacity consumed	(73.2)	—	(73.2)
Changes in engineering estimates (1)	68.5	14.0	82.5

Balance as of December 31, 2007	2,635.7	287.8	2,923.5

(1)	Relates primarily to increased density of waste at our landfills resulting from improved operational procedures, optimization of daily cover materials and improved utilization of compaction equipment.
The following table reflects the estimated remaining operating lives of our landfill assets based on available disposal capacity using current annual volumes:

	At December 31, 2007		At December 31, 2006
	Number of Sites	Percent of Total	Number of Sites	Percent of Total
0 to 5 years	23	14%	31	19%
5 to 10 years	8	5	8	5
10 to 20 years	42	26	47	29
20 to 40 years	48	30	38	23
40+ years	40	25	39	24

Total	161	100%	163	100%

Interest expense and other includes the following components (in millions):

	Year Ended December 31,
	2007	2006	2005
Interest expense and other
Interest expense, gross	$486.5	$526.2	$519.8
Interest income	(5.9)	(4.2)	(3.0)
Interest capitalized for development projects	(19.2)	(17.2)	(14.1)
Accretion of debt and amortization of debt issuance costs	20.5	21.8	22.7
Costs incurred to early extinguish debt	59.6	41.3	62.6
Interest expense allocated to discontinued operations	(3.1)	(4.5)	(4.9)

Total interest expense and other from continuing operations	$538.4	$563.4	$583.1

Years Ended December 31, 2007 and 2006
Revenues. Revenues increased 2.7% over the prior year. The revenue increase within the collection business was primarily attributable to the increases in the commercial and recycling lines of business. Disposal revenue increased as the increase in transfer revenue more than offset the decrease in landfill revenue. Recycling — commodity revenue increased due to cardboard and newspaper commodity price increases. Other revenue increased as a result of increases associated with the subcontracted portion of our National Accounts.
Following is a summary of the change in revenues (in millions):

Reported revenues in 2006	$5,908.5
Core business organic growth
Increase from average base per unit price change	306.9
Increase from fuel recovery fees	25.4
Decrease from net volume change	(191.6)
Net divested revenues and adjustments	(11.6)
Increase in recycling and other	31.1

Reported revenues in 2007	$6,068.7

We analyze our revenue by organic growth, which excludes the effect of net divested revenues and adjustments, and revenue from recycling and other. We generated organic revenue growth of 2.5% and 6.8% during 2007 and 2006, respectively.
Revenue increased $332.3 million, or 6.0% from core business pricing growth during 2007. Within the collection business, average per unit pricing increased 8.5%, 4.9%, 3.8% and 14.6%, respectively, in the commercial, roll-off, residential and recycling collection lines of business. Within the disposal line of business, landfill and transfer average per unit pricing increased 6.0% and 5.7%, respectively. The fuel recovery fee program, implemented in 2005 to mitigate our exposure to increases in fuel prices, generated $25.4 million, or 7.6% of the total price growth in 2007. This fee fluctuates with the price of fuel and, consequently, any increase in fuel prices would result in an increase in our revenue, which should be more than offset by an increase in our fuel expense.
Core business volume decreased 3.5% for 2007 compared to prior year, primarily due to volume decreases in the roll-off and landfill lines of business. Within the collection business, the commercial, roll-off, residential and recycling collection lines of business experienced volume declines of 2.1%, 6.1%, 2.7% and 4.8% during 2007. Within the disposal business, landfill and transfer volume decreased 7.3% and 1.2%, respectively. The volume decreases were primarily attributable to conditions reflective of the general economy, in particular the decline in the housing market, and to a lesser extent, customer loss from pricing increases.
Cost of operations. Cost of operations in 2007 remained comparable to the prior year, driven by decreases in transfer and disposal costs, labor costs and risk management expenses, partially offset by increases in cost of goods sold, landfill operating costs and fuel expenses. Transfer and disposal costs decreased primarily due to volume decreases during the year. The decrease in labor costs is attributable to lower volume as well as the continued benefits from our headcount reduction initiative in 2006 and our operating efficiency programs. The decrease in risk management expenses was attributable to favorable adjustments associated with risk and health insurance resulting from favorable claims experience. Cost of goods sold increased in 2007 due to increases in commodity pricing. The increase in landfill operating costs is primarily attributable to increased accretion expense, landfill maintenance and higher leachate costs.
Fuel costs increased due to higher market rates, partially offset by decline in volume. Our fixed price purchase contracts expired as of March 31, 2006, and, unless new contracts are executed, all future fuel purchases will be at market rates. When economically practical, we may enter into new or renew contracts, or engage in other strategies to mitigate market risk. We expect that our fuel recovery fee will offset a portion of the volatility in fuel costs arising from future market price fluctuations. At December 31, 2007, approximately 57% of our customers participated in the fuel recovery fee program.
Selling, general and administrative expenses. Selling, general and administrative expenses increased 7.6% in 2007 as compared to 2006 primarily due to increases in salaries and professional fees. The increase in salaries included the impact of annual compensation adjustments and higher incentive compensation as a result of improved performance in 2007. The increase in professional fees in 2007 was attributable to our pricing and procurement initiatives, billing system conversion and organizational development activities during the year.
Depreciation and amortization. Depreciation and amortization expense decreased 0.8% in 2007 as compared to 2006. Depreciation expense related to vehicles and equipment increased primarily due to increases in capital expenditures in recent years. Landfill amortization decreased in 2007 compared to the prior year due to reduced landfill amortization rates and disposal volume.
Loss from divestitures and asset impairments. During 2007, we recognized loss on divestitures and asset impairments of $40.5 million. Divestitures throughout the year which did not qualify as discontinued operations generated a net loss of $13.4 million, of which $16.2 million related to the divestiture of certain operations in the South region in the third quarter of 2007. Also during 2007, we completed the evaluation of the long-term closure and post-closure obligations at one of our landfills in the Midwest region that, until recently, was managed by a third party according to a partnership agreement. The evaluation indicated an increase in the asset retirement obligation and a resulting impairment of the landfill asset totaling $24.5 million. During 2006, we recorded losses of approximately $22.5 million related to divestitures and asset impairments. Asset sales, completed as a result of our market rationalization focus, generated a loss of approximately $7.6 million. These losses primarily related to operations in our East and Midwest regions. During 2006, we also recorded landfill asset impairment charges of approximately $9.7 million as a result of management’s decision to discontinue development and/or operations of three landfill sites. Additionally, during 2006 we recognized a $5.2 million expense associated with the relocation of our operations support center.
Interest expense and other. Gross interest expense decreased 7.5% during 2007 as a result of debt repayments and the refinancing of debt at lower interest rates. In connection with the repayment and refinancing transactions during 2007 and 2006, we incurred costs to early extinguish and refinance debt of $59.6 million and $41.3 million, respectively, relating to premiums paid, write-off of deferred financing and other costs.
Income tax expense. The effective tax rate for 2007 was 40.1% compared to 60.2% in 2006. Income tax expense decreased by $28.2 million or 12.0% from $235.3 million in 2006 to $207.1 million in 2007 as a result of $24.6 million of income tax benefits recognized in 2007 and the absence in 2007 of $58.2 million of income tax charges recognized in 2006, partially offset by increased income tax expense in 2007 associated with higher pre-tax income. The income tax benefits recognized in 2007 included $17.0 million from the reversal of previously accrued interest expense on uncertain tax matters as a result of favorable developments during the year, and $7.6 million relating primarily to state tax adjustments. The income tax charges recognized in 2006 included $21.5 million of interest expense on previously recorded liabilities under review by the applicable taxing authorities, $13.4 million in adjustments relating to state tax matters attributable to prior years, a $12.0 million increase in our valuation allowance for state net operating loss carryforwards and $11.3 million relating primarily to adjustments of state income taxes.
Discontinued operations. During 2007, we sold certain operations in the Midwest and South regions for net proceeds of approximately $159.3 million. The results of these operations, including those related to prior years, have been classified as discontinued operations in the accompanying consolidated financial statements. We recognized losses from discontinued operations, net of tax, of $38.0 million primarily from the write-off of goodwill in 2007. There were no divestitures in 2006 that had been presented as discontinued operations. In 2007 and 2006, we recognized net income from discontinued operations of $1.8 million and $5.1 million, respectively.
Dividends on preferred stock. Dividends on preferred stock were $37.5 million and $42.9 million in the years ended December 31, 2007 and 2006, respectively. The decrease of $5.4 million in 2007 resulted from the conversion of Series C mandatory convertible preferred stock (Series C preferred stock) on April 1, 2006 into approximately 34.1 million shares of common stock, eliminating approximately $21.6 million in annual dividends.
Years Ended December 31, 2006 and 2005
Revenues. Revenues increased 5.3% over the prior year, as all lines of business increased except for recycling — commodity. The revenue increase within the collection business was primarily driven by increases in the commercial and roll-off lines of business. The revenue increase within the disposal business was primarily attributable to landfill revenue increases. Recycling revenue decreased due to cardboard and newspaper commodity price declines as well as volume declines. Other revenue increased as a result of waste volume increases associated with the subcontracted portion of our National Accounts.

Following is a summary of the change in revenues (in millions):

Reported revenues in 2005	$5,612.2
Core business organic growth
Increase from average base per unit price change	197.9
Increase from fuel recovery fees	99.3
Increase from net volume change	54.8
Net divested revenues and adjustments	(57.6)
Increase in recycling and other	1.9

Reported revenues in 2006	$5,908.5

During the year ended December 31, 2006, we generated organic revenue growth of 6.8%, of which $297.2 million or 5.7% was attributable to our average price per unit on core business. Our continued price growth reflected the results of pricing increases implemented throughout the year. Within the collection business, average per unit pricing increased 7.2%, 7.2%, 3.4% and 13.1%, respectively, in the commercial, roll-off, residential and recycling collection lines of business for the year ended December 31, 2006. Within the disposal line of business, landfill and transfer average per unit pricing increased 4.5% and 4.1%, respectively. The fuel recovery fee program, implemented in 2005 to mitigate our exposure to increases in fuel prices, generated 33% of the total price growth for the year ended December 31, 2006. This fee fluctuates with the price of fuel; and, consequently, fuel price declines would result in a decrease in our revenue, which would be more than offset by a decrease in our fuel expense.
Core business volume growth was 1.1% compared to the prior year, primarily driven by volume increases related to subcontract and transportation revenues. Within the collection business, the commercial and roll-off lines of business experienced volume increases of 1.0% and 1.1%, respectively. Volume for the residential line of business decreased slightly while recycling collection volume declined 6.5% during 2006. Within the disposal business, both landfill and transfer volumes decreased by 0.7%. The decline in landfill volume was primarily due to reductions in special waste volumes in the current year. We improved our pricing structure and return criteria for special waste jobs in an effort to improve the returns on this area of landfill volume. Subcontract and transportation volume increased 50.2% and 9.5%, respectively, primarily driven by the growth associated with our National Accounts in 2006.
Cost of operations. Cost of operations increased 3.6% in 2006 compared to the prior year, driven by increases in fuel, transportation and subcontractor costs, partially offset by decreases in risk management and other expenses. The increase in transportation and subcontractor costs primarily reflected our volume growth in our National Accounts and fuel cost increases. Risk management costs decreased due to favorable adjustments associated with risk and health insurance resulting from favorable claims experience. Other expense decreased partly as a result of an $8 million favorable adjustment to our environmental reserves in 2006, primarily due to the selection by the U.S. Environmental Protection Agency of a lower cost remediation plan for a Superfund site at which we are a potentially responsible party.
Fuel costs increased because of higher fuel prices and the expiration of certain fixed price purchase contracts. A significant portion of these contracts expired in early 2005. Our fixed price purchase contracts expired as of March 31, 2006, and, unless new contracts are executed, all future fuel purchases will be at market rates. For the year ended December 31, 2006, the contracts in place reduced fuel costs by $5.9 million when compared to then current market prices. We expect that our fuel recovery fee will offset a portion of the volatility in fuel costs arising from future market price fluctuations. At December 31, 2006, approximately 57% of our customers participated in the fuel recovery fee program.
Labor costs remained constant in 2006 primarily due to our on-going labor efficiency efforts. Maintenance and repairs costs increased only slightly compared to the same period in the prior year primarily due to the increased level of vehicle purchases and improved maintenance practices in the prior two years. These costs actually declined in the second half of 2006 compared to the same period in 2005.

Selling, general and administrative expenses. Selling, general and administrative expenses increased 15.1% in 2006 as compared to 2005 primarily relating to salaries, professional fees and other expenses. The increase in salaries included the impact of higher incentive compensation resulting from improved performance in 2006, severance costs associated with an initiative to control labor costs and other unrelated separations that occurred during 2006. In addition, the increase in salaries in 2006 also reflected the impact of normal inflation, benefits costs and stock option expense recognized due to the adoption of SFAS 123(R) as of January 1, 2006. Professional fees increased as a result of consulting fees related to initiatives to standardize sales programs, invest in National Accounts systems improvements and implement procurement programs during the year. The increase in other expense was primarily attributable to a $22.1 million reversal of litigation reserves during 2005.
Depreciation and amortization. Depreciation and amortization expense increased 2.6% in the year ended December 31, 2006 as compared to 2005. Depreciation expense related to vehicles and equipment increased primarily due to increases in capital expenditures in recent periods. For the year ended December 31, 2006, landfill amortization increased slightly due to increased amortization rates, partially offset by volume decreases.
Loss from divestitures and asset impairments. During 2006, we recorded losses of approximately $22.5 million related to divestitures and asset impairments. Asset sales, completed as a result of our market rationalization focus, generated a loss of approximately $7.6 million. These losses primarily related to operations in our East and Midwest regions. During 2006, we also recorded landfill asset impairment charges of approximately $9.7 million as a result of management’s decision to discontinue development and/or operations of three landfill sites. Additionally, during 2006 we recognized a $5.2 million expense associated with the relocation of our operations support center.
Interest expense and other. Interest expense and other decreased by 3.4% in 2006 as compared to 2005. Gross interest expense increased slightly during the year as a result of rising interest rates on the variable portion of our debt, offset by lower debt levels as a result of our continued de-leveraging strategy and the refinancing of debt at lower interest rates in the first quarter of 2005 and second quarter of 2006. In connection with the refinancing transactions, we incurred costs to early extinguish and refinance debt of $41.3 million and $62.6 million, respectively, during the years ended December 31, 2006 and 2005.
Income tax expense. The effective tax rate for 2006 was 60.2% compared to 40.9% in 2005. Income tax expense increased by $104.2 million or 79.3% from $131.1 million in 2005 to $235.3 million in 2006 primarily due to increased pre-tax income. Other factors contributing to the increase included $21.5 million of interest expense on previously recorded liabilities under review by the applicable taxing authorities, $13.4 million in adjustments relating to state tax matters attributable to prior years, a $12.0 million increase in our valuation allowance for state net operating loss carryforwards and $11.3 million relating primarily to adjustments of state income taxes. In 2005, income tax expense was reduced by a $25.5 million benefit related to additional stock basis associated with a divestiture.
Discontinued operations. Discontinued operations in 2006 relate to our sale certain operations in the Midwest and South regions in 2007 and our sale of hauling, transfer and recycling operations in Florida, as well as the stock of an unrelated immaterial subsidiary in a single transaction during the first quarter of 2007. There were no divestitures during 2006 that have been presented as discontinued operations. Discontinued operations in 2006 included $8.3 million of pre-tax income from operations ($5.1 million income, net of tax).

Dividends on preferred stock. Dividends on preferred stock were $42.9 million and $52.0 million for the years ended December 31, 2006 and 2005, respectively. The decrease of $9.1 million for the year ended December 31, 2006 resulted from the conversion of the Series C preferred stock into approximately 34.1 million shares of common stock on April 1, 2006, eliminating approximately $21.6 million of annual dividends. This decrease was partially offset as a result of having the Series D mandatory convertible preferred stock (Series D preferred stock) issued in March 2005 outstanding for the full year.
Liquidity and Capital Resources
Our capital structure consists of 63% debt and 37% equity at December 31, 2007. The majority of our debt was incurred to acquire solid waste companies between 1990 and 2000. We incurred and assumed over $11 billion of debt to acquire BFI in 1999. Since the acquisition of BFI, we have repaid debt with cash flow from operations, asset sales and the issuance of equity. We intend to continue to use our cash flows after capital expenditures to improve long-term shareholder returns. This could include continued debt payment, investments in operating assets and strategic assets or other investments in our business. We believe that additional debt repayment should reduce our cost of debt, increase liquidity and provide more flexibility in evaluating the most appropriate use of our cash flow to improve shareholder value.
We may refinance or repay portions of our debt to maintain a capital structure that supports our operating plan, as well as continue to seek opportunities to extend our maturities in the future with actions that are economically beneficial. The potential alternatives include continued application of cash flow from operations, asset sales and capital markets transactions. We continue to evaluate the performance of and opportunities to divest operations that do not maximize operating efficiencies or provide an adequate return on invested capital. Capital markets transactions could include issuance of debt with longer maturities, issuance of equity, or a combination of both.
We generally meet operational liquidity needs with operating cash flows. Our liquidity needs are primarily for working capital, capital expenditures for vehicles, containers and landfill development, capping, closure, post-closure and environmental expenditures, debt service costs, cash taxes, and scheduled debt maturities.
When we cannot meet our short-term liquidity needs with operating cash flow, we meet those needs with borrowings under our 2005 Credit Facility. We have a $1.575 billion commitment until 2012 under our 2005 Credit Facility, which we believe is adequate to meet our liquidity needs based on current conditions. At December 31, 2007, we had no loans outstanding and $352.4 million in letters of credit drawn on the 2005 Revolver, leaving approximately $1.223 billion of availability capacity. Both the $25 million Incremental Revolving Letter of Credit Facility and $485 million Institutional Letter of Credit Facility were fully utilized at December 31, 2007. During the third and fourth quarters of 2007, we made prepayments of $203 million and $95 million, respectively, on the 2005 Term Loan. These payments were made with excess cash flow from operations and proceeds from the increase in our securitization program and the sale of assets.

Our cash flows from operating, investing and financing activities for the last three years were as follows (in millions):

	Years Ended December 31,
	2007	2006	2005
Operating Activities:
Net income	$273.6	$160.9	$203.8
Discontinued operations, net of tax	36.2	(5.1)	(14.8)
Non-cash expenses (1)	794.1	811.2	702.1
Change in working capital (2)	(15.7)	(78.8)	(132.4)
Capping, closure, post-closure and environmental expenditures, net of accretion	(22.0)	(35.9)	(41.1)

Cash provided by operating activities from continuing operations	1,066.2	852.3	717.6

Investing Activities:
Proceeds from divestitures less the cost of acquisitions, net of cash divested/acquired (3)	80.7	50.4	0.9
Proceeds from sale of fixed assets	25.8	21.7	20.2
Capital expenditures, excluding acquisitions	(670.0)	(661.1)	(685.6)
Capitalized interest	(19.2)	(17.2)	(14.1)
Change in deferred acquisition costs, notes receivable and other	—	4.6	6.1

Cash used for investing activities from continuing operations	(582.7)	(601.6)	(672.5)

Financing Activities:
Net proceeds from sale of Series D preferred stock	—	—	580.8
Proceeds from long-term debt, net of issuance costs	1,502.2	1,239.3	3,043.5
Payments of long-term debt	(1,914.1)	(1,438.4)	(3,740.2)
Payment of preferred stock dividends	(37.5)	(48.3)	(48.9)
Net receipts from restricted trust	90.7	—	—
Net proceeds from sale of common stock, exercise of stock options and other	23.9	23.6	97.4

Cash used for financing activities from continuing operations	(334.8)	(223.8)	(67.4)

Cash (used for) provided by discontinued operations	(11.9)	11.1	10.4

Increase (decrease) in cash and cash equivalents	$136.8	$38.0	$(11.9)

(1)	Consists principally of provisions for depreciation and amortization, stock-based compensation expense, allowance for doubtful accounts, accretion of debt and amortization of debt issuance costs, write-off of deferred debt issuance costs, non-cash reduction in acquisition accruals, non-cash asset impairments and loss on divestitures, non-cash gain on sale of fixed assets, deferred income taxes and cumulative effect of change in accounting principle, net of tax.

(2)	Includes the net change in checks outstanding related to our primary disbursement account of $13.1 million, $47.3 million and $21.9 million at December 31, 2007, 2006 and 2005, respectively, which was previously classified with financing activities, See Note 1, Organization and Summary of Significant Accounting Policies.

(3)	During 2007, we acquired solid waste operations representing approximately $34.5 million ($34.5 million, net of intercompany eliminations) in annual revenues and sold operations representing approximately $150.7 million ($132.2 million, net of intercompany eliminations) in annual revenues. During 2006, we acquired solid waste operations representing approximately $8.3 million ($8.2 million, net of intercompany eliminations) in annual revenues and sold operations representing approximately $116.2 million ($103.6 million, net of intercompany eliminations) in annual revenues. During 2005, we acquired solid waste operations representing approximately $19.5 million ($19.5 million, net of intercompany eliminations) in annual revenues and sold operations representing approximately $16.4 million ($16.4 million, net of intercompany eliminations) in annual revenues.
Cash provided by operating activities from continuing operations increased 25% in 2007 compared to 2006. The increase was primarily due to an increase in net income after adjusting for the impact of deferred taxes and a decreased use of working capital of approximately $22.0 million, primarily related to the timing of operating activities and capital expenditure disbursements. Cash used for investing activities declined by 3% over 2006, as a result of the increase of approximately $30.3 million in proceeds from divestitures, net of costs of acquisitions offset by slightly higher capital expenditures. Higher repayments offset by higher proceeds from long-term debt and net receipts from restricted trust are the primary drivers in the 50% increase of cash used for financing activities.

BROWNING FERRIS INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Following is a summary of the primary sources and uses of cash during 2007, 2006 and 2005 (in millions):

Sources of cash:	2007	2006	2005
Cash provided by continuing operations	$1,066.2	$852.3	$717.6
Net proceeds from issuance of common stock and exercise of stock options	23.9	23.6	97.4
Net proceeds from issuance of preferred stock	—	—	580.8
Decrease in cash balance	—	—	11.9
Net receipts from restricted trust	90.7	—	—
Net proceeds from divestitures, net of acquisitions	80.7	50.4	0.9
Proceeds from the sale of fixed assets	25.8	21.7	20.2

Total	$1,287.3	$948.0	$1,428.8

Uses of cash:	2007	2006	2005
Capital expenditures	$670.0	$661.1	$685.6
Debt repayments, net of debt proceeds	390.0	187.4	666.8
Debt issuance costs	21.9	11.7	29.9
Increase in cash balance	136.8	38.0	—
Payment of preferred stock cash dividends	37.5	48.3	48.9
Other non-operating net cash outflows (inflows)	31.1	1.5	(2.4)

Total	$1,287.3	$948.0	$1,428.8

Capital expenditures. In addition to funding our working capital needs and reducing debt, we are committed to efficiently investing in our capital asset base. Our goal is to generate returns that are above our weighted average cost of capital. Our capital expenditures are primarily for the construction and build-out of our landfills, for the vehicles and containers used by our collection operations and for heavy equipment used in both our collection and landfill operations. We maintain a level of annual capital expenditures in order to control repair and maintenance costs, improve productivity and improve quality of customer service. We expect our capital expenditures to be approximately $650 million in 2008. We expect this investment, along with improved maintenance practices, to reduce the total cost of our truck fleet ownership.
Following is a summary of capital expenditures for the years ended December 31 (in millions):

	2007	2006	2005
Vehicles, containers and heavy equipment	$346.4	$361.4	$370.1
Landfill development	266.1	247.2	264.7
Other (1)	57.5	52.5	50.8

Total capital expenditures, excluding acquisitions	$670.0	$661.1	$685.6

(1)	Includes land and improvements, buildings and improvements, and furniture and office equipment.
Financing activities. We continuously seek opportunities to increase our cash flow through improvements in operations and reduction of our interest cost. Historically, we have used bank financings and capital markets transactions to meet our refinancing and liquidity requirements. Under our 2005 Credit Facility, we are required to meet certain financial covenants. Our objective is to maintain sufficient surplus between the required covenant ratios and the actual ratios calculated according to the 2005 Credit Agreement. We monitor the surplus carefully and will seek to take action if the surplus becomes too small. We have not historically experienced difficulty in obtaining financing or refinancing existing debt. We expect to continue to seek such opportunities in the future to the extent they are available to us. We cannot assure you opportunities to obtain financing or to refinance existing debt will be available to us on favorable terms, or at all. (See also Debt Covenants in Contractual Obligations and Commitments.)
Significant financing events in 2007. In March 2007, we issued $750 million of 6.875% senior notes due 2017 and used the proceeds to fund a portion of our tender offer for our 8.50% senior notes due 2008. We completed an amendment to our 2005 Credit Facility, which included re-pricing the 2005 Revolver and a two-year maturity extension for all facilities under the 2005 Credit Facility. The interest rate and fees for borrowings and letters of credit under the 2005 Revolver were reduced by 75 basis points. In addition, our fee for the unused portion of the 2005 Revolver was reduced by 37.5 basis points. We expensed approximately $45.4 million of costs related to premiums paid, write-off of deferred financing and other costs in connection with these transactions. We expect the refinancing transactions to generate approximately $15 million in annual interest savings.
In May 2007, we renewed and increased our accounts receivable securitization program from $230 million to $300 million. Additionally, we increased the accounts receivable securitization program by $100 million to $400 million in October 2007. During the third and fourth quarters of 2007, we made prepayments of $203 million and $95 million, respectively, on the 2005 Term Loan. These payments were made with excess cash flow from operations and proceeds from the upsizing of our securitization program and the sale of assets.
In September 2007, we redeemed $250 million of 9.25% senior notes due 2012 with available cash and a temporary borrowing under the 2005 Revolver. We expensed $13.3 million of costs related to premiums paid, write-off of deferred financing and other costs in connection with the redemption. We expect the bond redemption to generate approximately $5 million in annual interest savings.
Throughout 2007, we completed four offerings of unsecured tax-exempt bonds with an aggregate value of $116.8 million, the proceeds of which are used to finance qualifying expenditures at our landfills, transfer and hauling facilities. The tax-exempt bonds mature between 2015 and 2018.
Contractual Obligations and Commitments
Following is a summary of our debt structure and the associated interest cost (in millions, except percentages):

	December 31, 2007			December 31, 2006
	Ending	Effective	Annual	Ending	Effective	Annual
	Debt	Interest	Interest	Debt	Interest	Interest
Debt Instrument	Balance	Rate (1)	Expense	Balance	Rate (1)	Expense
Revolving credit facility (2)	$—	6.98%	$11.5	$—	8.81%	$19.6
2005 Term loans	806.7	6.75	70.0	1,105.0	7.34	88.3
Senior secured notes	4,399.8	7.20	341.4	4,644.6	7.60	363.1
Senior unsecured notes	400.0	7.55	30.2	400.0	7.55	30.2
Senior subordinated convertible debenture	230.0	4.34	10.0	230.0	4.34	10.0
Receivables secured loan	393.7	6.37	17.2	230.0	6.02	13.1
Other	412.7	6.21	24.9	301.0	6.95	22.8

Total	$6,642.9	6.96	$505.2	$6,910.6	7.37	$547.1

(1)	Includes the effect of our interest costs incurred, amortization of deferred debt issuance costs and premiums or discounts.

(2)	Reflects weighted average interest rate and excludes fees. There were no borrowings outstanding at December 31, 2007 and 2006; the rate presented is the average of the Adjusted LIBOR rate and the ABR plus applicable margins.
The following table outlines what we regard as our material, fixed, non-cancelable contractual cash obligations, their payment dates and expirations. Amounts related to operating leases and purchase obligations are not recorded as a liability on our December 31, 2007 consolidated balance sheet and will be recorded as appropriate in future periods. This table excludes certain obligations that we have reflected on our consolidated balance sheet, such as pension obligations of $11.6 million, environmental liabilities of $189.6 million and income tax contingencies of $261.7 million for which the timing of payments is not determinable.

Contractual Obligations	2008	2009	2010	2011	2012	Thereafter	Total
Recorded obligations:
Long-term debt principal (1)	$555.9	$1.0	$374.1	$675.3	$0.5	$5,097.2	$6,704.0
Long-term debt interest (1)	435.6	435.1	422.8	390.1	369.8	1,715.3	3,768.7
Capital lease principal	1.6	1.4	1.3	1.0	0.7	6.3	12.3
Capital lease interest	1.0	0.9	0.7	0.7	0.6	1.9	5.8
Capping, closure and post- closure obligations	73.2	62.9	73.2	68.0	54.9	3,035.0	3,367.2
Income tax uncertainties	380.7	—	—	—	—	—	380.7
Other long-term liabilities	102.2	65.9	43.7	33.1	24.4	98.2	367.5
Unrecorded obligations:
Operating leases	40.3	34.9	28.5	23.8	19.8	106.4	253.7
Purchase obligations:(2)
Royalties	3.2	6.4	8.2	8.7	9.3	169.0	204.8
Disposal related	101.6	65.3	40.9	35.3	31.3	59.3	333.7
Other	63.0	13.0	11.9	9.2	9.1	241.4	347.6

Total cash contractual obligations	$1,758.3	$686.8	$1,005.3	$1,245.2	$520.4	$10,530.0	$15,746.0

(1)	Amount represents scheduled principal and interest due (excluding discounts). Scheduled interest payment obligations are calculated using stated coupons for fixed debt and interest rates effective as of December 31, 2007 for variable rate debt.

(2)	Purchase obligations consist primarily of (i) disposal related agreements which include fixed or minimum royalty payments, host agreements, and take-or-pay and put-or-pay agreements and (ii) other obligations including, committed capital expenditures and consulting services arrangements.
Debt covenants. Our 2005 Credit Facility and the indentures relating to our senior notes contain financial covenants and restrictions on our ability to complete acquisitions, pay dividends, incur indebtedness, make investments and take certain other corporate actions. See Note 7, Long-term Debt, to our consolidated financial statements for additional information regarding our primary financial covenants. At December 31, 2007, we were in compliance with all financial and other covenants under our 2005 Credit Facility. We are not subject to any minimum net worth covenants.
Failure to comply with the financial and other covenants under our 2005 Credit Facility, as well as the occurrence of certain material adverse events, would constitute defaults and would allow the lenders under the 2005 Credit Facility to accelerate the maturity of all indebtedness under the related agreement. This could also have an adverse impact on availability of financial assurances. In addition, maturity acceleration on the 2005 Credit Facility constitutes an event of default under our other debt instruments, including our senior notes and, therefore, these would also be subject to acceleration of maturity. If such acceleration of maturities were to occur, we would not have sufficient liquidity available to repay the indebtedness. We would likely have to seek an amendment under the 2005 Credit Facility for relief from the financial covenants or repay the debt with proceeds from the issuance of new debt or equity, and/or asset sales, if necessary. We may be unable to amend the 2005 Credit Facility or raise sufficient capital to repay such obligations in the event the maturities are accelerated.
Prepayments. Under our 2005 Credit Facility, if we generate cash flow in excess of specified levels, we must prepay a portion of our Term Loan borrowings annually (prior to the stated maturity). To make these payments, if required, we may have to use the 2005 Revolver to accommodate cash timing differences. Factors primarily increasing Excess Cash Flow, as defined in the 2005 Credit Agreement, could include increases in operating cash flow, lower capital expenditures and working capital requirements, net divestitures or other favorable cash generating activities. In addition, we are required to make prepayments on the 2005 Credit Facility upon completion of certain transactions as defined in the 2005 Credit Agreement, including asset sales and issuances of debt securities.
Financial assurances. We are required to provide financial assurances to governmental agencies and a variety of other entities under applicable environmental regulations relating to our landfill operations for capping, closure and post-closure costs, and/or related to our performance under certain collection, landfill and transfer station contracts. We satisfy the financial assurance requirements by providing surety bonds, letters of credit, insurance policies or trust deposits. The amount of the financial assurance requirements for capping, closure and post-closure costs is determined by the applicable state environmental regulations, which vary by state. The financial assurance requirements for capping, closure and post-closure costs can either be for costs associated with a portion of the landfill or the entire landfill. Generally, states will require a third party engineering specialist to determine the estimated capping, closure and post-closure costs that are used to determine the required amount of financial assurance for a landfill. The amount of financial assurances required can, and generally will, differ from the obligation determined and recorded under GAAP. The amount of the financial assurance requirements related to contract performance varies by contract.
Additionally, we are required to provide financial assurance for our insurance program and collateral for certain performance obligations. We do not expect a material increase in financial assurances during 2008, although the mix of financial assurance instruments may change.
At December 31, 2007, we had the following financial assurance instruments and collateral in place (in millions):

	Landfill
	Closure/	Contract	Risk/Casualty	Collateral for
	Post-Closure	Performance	Insurance	Obligations	Total
Insurance policies	$680.5	$—	$—	$—	$680.5
Surety bonds	644.9	492.5	—	—	1,137.4
Trust deposits	85.5	—	—	—	85.5
Letters of credit (1)	385.3	90.4	245.7	141.0	862.4

Total	$1,796.2	$582.9	$245.7	$141.0	$2,765.8

(1)	These amounts were issued under the 2005 Revolver, the Incremental Revolving Letter of Credit and the Institutional Letter of Credit Facility under our 2005 Credit Facility.
These financial instruments are issued in the normal course of business and are not debt of our company. Since we currently have no liability for these financial assurance instruments, they are not reflected in the accompanying consolidated balance sheets. However, we record capping, closure and post-closure liabilities and self-insurance liabilities as they are incurred. The underlying obligations of the financial assurance instruments, in excess of those already reflected in our consolidated balance sheets, would be recorded if it is probable that we would be unable to fulfill our related obligations. We do not expect this to occur.
Off-Balance Sheet Financing
We have no off-balance sheet debt or similar obligations, other than financial assurance instruments and operating leases that are not classified as debt. We have no transactions or obligations with related parties that are not disclosed, consolidated into or reflected in our reported results of operations or financial position. We do not guarantee any third party debt.
Interest Rate Risk Management
We believe it is important to have a mix of fixed and floating rate debt to provide financing flexibility. Our policy requires that no less than 70% of our total debt is fixed, either directly or effectively, through interest rate swap agreements. At December 31, 2007, approximately 80% of our debt was fixed, all directly.
From time to time, we have entered into interest rate swap agreements for the purpose of hedging variability of interest expense and interest payments on our long-term variable rate bank debt and maintaining a mix of fixed and floating rate debt. Our strategy is to use interest rate swap agreements when such transactions will serve to reduce our aggregate exposure and meet the objectives of our interest rate policy. These contracts are not entered into for trading purposes. At December 31, 2007, we had no interest rate swap agreements outstanding.

Contingencies
For a description of our commitments and contingencies, see Note 9, Income Taxes, and Note 15, Commitments and Contingencies, to our consolidated financial statements included herein.
Related Party Transactions
For a description of related party transactions, see Note 16, Related Party Transactions, to our consolidated financial statements included herein.
Critical Accounting Judgments and Estimates
Our consolidated financial statements have been prepared using accounting principles generally accepted in the United States and necessarily include certain estimates and judgments made by management. The following is a list of accounting policies that we believe are the most critical in understanding our company’s financial position and results of operations and that may require management to make subjective or complex judgments about matters that are inherently uncertain. Such critical accounting policies, estimates and judgments are applicable to all of our reportable segments.
We have noted examples of the residual accounting and business risks inherent in these accounting policies. Residual accounting and business risk is defined as the inherent risk that we face after the application of our policies and processes which is generally outside of our control or forecasting ability.
Landfill accounting
Landfill operating costs are treated as period expenses and are not discussed further herein.
Our landfill assets fall into the following two categories, each of which require accounting judgments and estimates:
•	Landfill development costs that are capitalized as an asset.
•	Landfill retirement obligations relating to our capping, closure and post-closure liabilities which result in a corresponding landfill retirement asset.
We use the life-cycle accounting method for our landfills and the related capping, closure and post-closure liabilities. In life-cycle accounting, all capitalizable costs to acquire, develop and retire (close and monitor) a site are recorded as amortization expense as disposal capacity is consumed. Estimates of future landfill disposal capacity are updated periodically (at least annually) based on aerial surveys.
Landfill Development Costs
Site permit. In order to develop, construct and operate a landfill, we are required to obtain permits from various regulatory agencies at the local, state and federal levels. The permitting process requires an initial siting study to determine whether the location is feasible for landfill operations. The initial studies are reviewed by our environmental management group and then submitted to the regulatory agencies for approval.
During the development stage we capitalize certain costs prior to the receipt of all required permits.
Residual risks:
•	Changes in legislative or regulatory requirements may cause changes in the landfill site permitting process. These changes could make it more difficult and/or costly to obtain a landfill permit.

•	Studies performed could be inaccurate which could result in the revocation of a permit and changes to accounting assumptions. Conditions could exist that were not identified in the study, which make the location not feasible for a landfill and could result in the revocation of a permit. Revocation of a permit could impair the recorded value of the landfill asset.
•	Actions by neighboring parties, private citizen groups or others to oppose our efforts to obtain, maintain or expand permits could result in revocation or suspension of a permit, which could adversely impact the economic viability of the landfill and could impair the recorded value of the landfill. As a result of opposition to our obtaining a permit, improved technical information as a project progresses, or changes in the anticipated economics associated with a project, we may decide to reduce the scope of or abandon a project which could result in an asset impairment.
Technical landfill design. Upon receipt of initial regulatory approval, technical landfill designs are prepared. The technical designs, which include the detailed specifications to develop and construct all components of the landfill including the types and quantities of materials that will be required are reviewed by our environmental management group. The technical designs are submitted to the regulatory agencies for approval. Upon approval of the technical designs, the regulatory agencies issue permits to develop and operate the landfill.
Residual risks:
•	Changes in legislative or regulatory requirements may require changes in the landfill technical design. These changes could make it more difficult and/or costly to meet new design standards.
•	Technical design requirements, as approved, may need modifications at some future point in time.
•	Technical designs could be inaccurate and could result in increased construction costs or difficulty in obtaining a permit.
Landfill disposal capacity. Included in the technical designs are factors that determine the ultimate disposal capacity of the landfill. These factors include the area over which the landfill will be developed, the depth of excavation, the height of the landfill elevation and the angle of the side-slope construction. The disposal capacity of the landfill is calculated in cubic yards. This measurement of volume is then converted to a disposal capacity expressed in tons based on a site-specific expected density to be achieved over the remaining operating life of the landfill.
Residual risks:
•	Estimates of future disposal capacity may change as a result of changes in legislative or regulatory design requirements.
•	The density of waste may vary due to variations in operating conditions, including waste compaction practices, site design, climate and the nature of the waste.
•	Capacity is defined in cubic yards but waste received is measured in tons. The number of tons/cubic yard varies by type of waste.
Development costs. The types of costs that are detailed in the technical design specifications generally include excavation, natural and synthetic liners, construction of leachate collection systems, installation of methane gas collection systems and monitoring probes, installation of groundwater monitoring wells, construction of leachate management facilities and other costs associated with the development of the site. We review the adequacy of our cost estimates on an annual basis by comparing estimated costs with third party bids or contractual arrangements, reviewing the changes in year over year cost estimates for reasonableness and comparing our resulting development cost per acre with prior period costs. These development costs, together with any costs incurred to acquire, design and permit the landfill, including capitalized interest, are recorded to the landfill asset on the balance sheet as incurred.

Residual risk:
•	Actual future costs of construction materials and third party labor could differ from the costs we have estimated because of the impact from general economic conditions on the availability of the required materials and labor. Technical designs could be altered due to unexpected operating conditions, regulatory changes or legislative changes.
Landfill development asset amortization. In order to match the expense related to the landfill asset with the revenue generated by the landfill operations, we amortize the landfill development asset over its operating life on a per-ton basis as waste is accepted at the landfill. The landfill asset is fully amortized at the end of a landfill’s operating life. The per-ton rate is calculated by dividing the sum of the landfill net book value plus estimated future development costs (as described above) for the landfill by the landfill’s estimated remaining disposal capacity. The expected future development costs are not inflated or discounted, but rather expressed in nominal dollars. This rate is applied to each ton accepted at the landfill to arrive at amortization expense for the period.
Amortization rates are influenced by the original cost basis of the landfill, including acquisition costs, which in turn is determined by geographic location and market values. We secure significant landfill assets through business acquisitions and value them at the time of acquisition based upon market value. Amortization rates are also influenced by site-specific engineering and cost factors.
Residual risk:
•	Changes in our future development cost estimates or our disposal capacity will normally result in a change in our amortization rates and will impact amortization expense prospectively. An unexpected significant increase in estimated costs or reduction in disposal capacity could affect the ongoing economic viability of the landfill and result in an asset impairment.
On at least an annual basis, we update the estimates of future development costs and remaining disposal capacity for each landfill. These costs and disposal capacity estimates are reviewed and approved by senior operations management annually. Changes in cost estimates and disposal capacity are reflected prospectively in the landfill amortization rates that are updated annually.
Landfill Retirement Obligations
We have two types of retirement obligations related to landfills: (1) capping and (2) closure and post-closure monitoring.
Landfill capping. As individual areas within each landfill reach capacity, we are required to cap and close the areas in accordance with the landfill site permit. These requirements are detailed in the technical design of the landfill siting process described above.
Residual risk:
•	Changes in legislative or regulatory requirements including changes in capping, closure activities or post-closure monitoring activities, types and quantities of materials used, or term of post-closure care could cause changes in our cost estimates.
Closure and post-closure monitoring. Closure costs are costs incurred after a landfill site stops receiving waste, but prior to being certified as closed. After the entire landfill site has reached capacity and is closed, we are required to maintain and monitor the site for a post-closure period, which generally extends for 30 years. Costs associated with closure and post-closure requirements generally include maintenance of the site and the monitoring of methane gas collection systems and groundwater systems, and other activities that occur after the site has ceased accepting waste. Costs associated with post-closure monitoring generally include groundwater sampling, analysis and statistical reports, third party labor associated with gas system operations and maintenance, transportation and disposal of leachate and erosion control costs related to the final cap.

Landfill retirement obligation liability/asset. Estimates of the total future costs required to cap, close and monitor the landfill as specified by each landfill permit are updated annually. The estimates include inflation, the specific timing of future cash outflows, and the anticipated waste flow into the capping events. Our cost estimates are inflated to the period of performance using an estimate of inflation, which is updated annually (2.5% in both 2007 and 2006).
The present value of the remaining capping costs for specific capping events and the remaining closure and post-closure costs for the landfill are recorded as incurred on a per-ton basis. These liabilities are incurred as disposal capacity is consumed at the landfill.
Capping, closure and post-closure liabilities are recorded in layers and discounted using our credit-adjusted risk-free rate in effect at the time the obligation is incurred (8.0% in 2007 and 8.5% in 2006).
The retirement obligation is increased each year to reflect the passage of time by accreting the balance at the same credit-adjusted risk-free rate that was used to calculate each layer of the recorded liability. This accretion expense is charged to cost of operations. Actual cash expenditures reduce the asset retirement obligation liability as they are made.
A corresponding retirement obligation asset is recorded for the same value as the additions to the capping, closure and post-closure liabilities. The retirement obligation asset is amortized to expense on a per-ton basis as disposal capacity is consumed. The per-ton rate is calculated by dividing the sum of the recorded retirement obligation assets’ net book value and expected future additions to the retirement obligation asset by the remaining disposal capacity. A per-ton rate is determined for each separate capping event based on the disposal capacity relating to that event. Closure and post-closure per-ton rates are based on the total disposal capacity of the landfill.
Residual risks:
•	Actual timing of disposal capacity utilization could differ from projected timing, causing differences in timing of when amortization and accretion expense is recognized for capping, closure and post-closure liabilities.
•	Changes in inflation rates could impact our actual future costs and our total liabilities.
•	Changes in our capital structure or market conditions could result in changes to the credit-adjusted risk-free rate used to discount the liabilities, which could cause changes in future recorded liabilities, assets and expense.
•	Changes in the landfill retirement obligation due to changes in the anticipated waste flow, cost estimates or the timing of expenditures for closed landfills and fully incurred but unpaid capping events are recorded in results of operations prospectively. This could result in unanticipated increases or decreases in expense.
•	Amortization rates could change in the future based on the evaluation of new facts and circumstances relating to landfill capping design, post-closure monitoring requirements, or the inflation or discount rate.
On an annual basis, we update our estimates of future capping, closure and post-closure costs and of future disposal capacity for each landfill. Revisions in estimates of our costs or timing of expenditures are recognized immediately as increases or decreases to the capping, closure and post-closure liabilities and corresponding retirement obligation asset. Changes in the asset resulting in changes to the amortization rates are applied prospectively, except for fully incurred capping events and closed landfills, where the changes are recorded immediately in results of operations since the associated disposal capacity has already been consumed.
Disposal capacity. As described previously, disposal capacity is determined by the specifications detailed in the landfill permit. We classify this disposal capacity as permitted. We also include probable expansion disposal capacity in our remaining disposal capacity estimates, which relate to additional disposal capacity being sought through means of a permit expansion. Probable expansion disposal capacity has not yet received final approval from the applicable regulatory agencies, but we have determined that certain critical criteria have been met and the successful completion of the expansion is probable. Our internal criteria to classify disposal capacity as probable expansion are as follows:
•	We have control of and access to the land where the expansion permit is being sought.
•	All geological and other technical siting criteria for a landfill have been met, or an exception from such requirements has been received (or can reasonably be expected to be received).
•	The political process has been assessed and there are no identified impediments that cannot be resolved.
•	We are actively pursuing the expansion permit and have an expectation that the final local, state and federal permits will be received within the next five years.
•	Senior operations management approval has been obtained.
After successfully meeting these criteria, the disposal capacity that will result from the planned expansion is included in our remaining disposal capacity estimates. Additionally, for purposes of calculating landfill amortization and capping, closure and post-closure rates, we include the incremental costs to develop, construct, close and monitor the related probable expansion disposal capacity.
Residual risk:
•	We may be unsuccessful in obtaining permits for probable expansion disposal capacity because of the failure to obtain the final local, state or federal permits or due to other unknown reasons. If we are unsuccessful in obtaining permits for probable expansion disposal capacity, or the disposal capacity for which we obtain approvals is less than what was estimated, both costs and disposal capacity will change, which will generally increase the rates we charge for landfill amortization and capping, closure and post-closure accruals. An unexpected decrease in disposal capacity could also cause an asset impairment.
Environmental Liabilities
Environmental liabilities arise from contamination existing at our landfills or at third-party landfills or other sites that we (or a predecessor company) have delivered waste to. These liabilities are based on our estimates of future costs that we will incur for remediation activities and the related litigation costs. To estimate our ultimate liability at these sites, we evaluate several factors, including the extent of contamination at each identified site, the most appropriate remedy, the financial viability of other potentially responsible parties and the apportionment of responsibility among the potentially responsible parties. We accrue for costs associated with environmental remediation obligations when such costs are probable and reasonably estimable.
Residual risks:
•	Actual settlement of these liabilities could differ from estimates due to a number of uncertainties, such as the extent of contamination at a particular site, the final remedy, the financial viability of other potentially responsible parties and the final apportionment of responsibility among the potentially responsible parties.
•	Actual amounts could differ from the estimated liability as a result of changes in estimated future litigation costs to pursue the matter to ultimate resolution including both legal and remedial costs.
•	An unanticipated environmental liability that arises could result in a material charge to operating expense.

We periodically review the status of all environmental matters and update our estimates of the likelihood and amounts of remediation as necessary. As the timing of cash payments for these liabilities is uncertain, the liabilities are not discounted. Changes in the liabilities resulting from these reviews are recorded to operating income in the period in which the change in estimate is made.
Summary:
•	We have determined that the recorded liability for environmental matters as of December 31, 2007 and 2006 of approximately $189.6 million and $217.0 million, respectively, represents the most probable outcome of these matters. Cash paid for environmental matters during 2007 and 2006 was $21.0 million and $20.1 million, respectively.
•	We do not expect that adjustments to estimates, which are reasonably possible in the near term and that may result in changes to recorded amounts, will have a material effect on our consolidated liquidity, financial position or results of operations. However, based on our review of the variability inherent in these estimates, we believe it is reasonably possible that the ultimate outcome of environmental matters, excluding capping, closure and post-closure costs, could result in approximately $17.2 million of additional liability. Due to the nature of these matters, the cash flow impact would not be immediate and would most likely occur over a period greater than five years.
Self-insurance Liabilities and Related Costs
We maintain high deductibles for commercial general liability, automobile liability and workers’ compensation coverages, ranging from $1 million to $3 million. We determine our insurance claim liabilities primarily based upon our past claims experience, which considers both the frequency and settlement amount of claims. Our insurance claim liabilities are recorded on an undiscounted basis.
We are the primary obligor for payment of all claims, therefore we report our insurance claim liabilities on a gross basis in other current and long-term liabilities and any associated recoveries from our insurers in other assets.
As of December 31, 2007 and 2006, we had approximately $284.1 million and $294.6 million of insurance claim liabilities and amounts due from insurers of $24.2 million and $34.5 million on our balance sheet. Cash paid for insurance claims during 2007 and 2006 was $239.3 million and $250.2 million, respectively.
Residual risks:
•	Incident rates, including frequency and severity, could increase or decrease during a year causing our current and future actuarially determined obligations to increase or decrease.
•	The settlement costs to discharge our obligations, including legal and health care costs, could increase or decrease causing current estimates of our self-insurance liability to change.
Loss Contingencies
We are subject to various legal proceedings, claims and regulatory matters, the outcomes of which are subject to significant uncertainty. We determine whether to disclose or accrue for loss contingencies based on an assessment of whether the risk of loss is remote, reasonably possible or probable and whether it can be reasonably estimated. We analyze our litigation and regulatory matters based on available information to assess the potential liability. Management’s assessment is developed based on an analysis of possible outcomes under various strategies. We accrue for loss contingencies when such amounts are probable and reasonably estimable. If a contingent liability is only reasonably possible, we will disclose the potential range of the loss, if estimable.
We record losses related to contingencies in cost of operations or selling, general and administrative expenses, depending on the nature of the underlying transaction leading to the loss contingency.

Residual risks:
•	Actual costs can vary from our estimates for a variety of reasons including differing interpretations of laws, opinions on culpability and assessments of the amount of damages.
•	Loss contingency assumptions involve judgments that are inherently subjective and generally involve business matters that are by their nature unpredictable. If a loss contingency results in an adverse judgment or is settled for significant amounts, it could have a material adverse impact on our liquidity, financial position and result of operations in the period or periods in which such judgment or settlement occurs.
Asset Impairment
Valuation methodology. We evaluate our long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of the asset or asset group may not be recoverable based on projected cash flows anticipated to be generated from the ongoing operation of those assets.
Residual risk:
•	If events or changes in circumstances occur, including reductions in anticipated cash flows generated by our operations or determinations to divest assets, certain assets could be impaired which would result in a non-cash charge to earnings.
Evaluation criteria. We test long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. Examples of such events could include a significant adverse change in the extent or manner in which we use a long-lived asset, a change in its physical condition, or new circumstances that would cause an expectation that it is more likely than not that we would sell or otherwise dispose of a long-lived asset significantly before the end of its previously estimated useful life.
Residual risk:
•	Our most significant asset impairment exposure, other than goodwill (see discussion below) relates to our landfills. A significant reduction in our estimated disposal capacity as a result of unanticipated events such as regulatory developments or density changes could trigger an impairment charge.
Recognition criteria. If such circumstances arise, we recognize an impairment for the difference between the carrying amount and fair value of the asset, if the net book value of the asset exceeds the sum of the estimated undiscounted cash flows expected to result from its use and eventual disposition. We generally use the present value of the expected cash flows from that asset to determine fair value.
Goodwill Recoverability
Valuation methodology. We evaluate goodwill for impairment based on the estimated fair value of each reporting unit. We define reporting units as our geographic operating segments. We estimate fair value based on projected net cash flows discounted using our weighted average cost of capital, which was approximately 7.2% in 2007 and 7.5% in 2006.
Residual risk:
•	The estimated fair value of our reporting units could change with changes in our capital structure, cost of debt, interest rates, actual capital expenditure levels, ability to perform at levels that were forecasted, or our market capitalization. For example, a reduction in long-term growth assumptions could reduce the estimated fair value of the reporting units to below their carrying value, which would trigger an impairment charge. Similarly, an increase in our weighted average cost of capital could trigger an impairment charge.

Evaluation criteria. We test goodwill for recoverability on an annual basis or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. For example, a significant adverse change in our liquidity or the business environment, unanticipated competition, a significant adverse action by a regulator or the disposal of a significant portion of a reporting unit could prompt an impairment test between annual assessments.
Recognition criteria. We recognize an impairment if the net book value of a reporting unit exceeds the related fair value. At the time of a divestiture of an individual business unit within a reporting unit, goodwill of the reporting unit is allocated to that business unit based on the relative fair value of the unit being disposed to the total fair value of the reporting unit and a gain or loss on disposal is determined. Subsequently, the remaining goodwill in the reporting unit from which the assets were divested is re-evaluated for impairment, which could result in an impairment charge.
Residual risk:
•	In the past, we have incurred non-cash losses on sales of business units driven primarily by the goodwill allocated to the business units divested. If similar divestitures are made in the future, we could incur additional non-cash losses.
Summary:
•	At December 31, 2007 and 2006, we had recorded goodwill of $8.0 billion and $8.1 billion, respectively, all of which was considered to be recoverable from future operations based on estimated future discounted cash flow.
Income Taxes
We account for income taxes using a balance sheet approach whereby deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets, other than non-deductible goodwill, and liabilities. Deferred tax assets and liabilities are measured using the income tax rate in effect during the year in which the differences are expected to reverse.
We provide a valuation allowance for deferred tax assets (including net operating loss, capital loss and minimum tax credit carryforwards) when it is more likely than not that we will not be able to realize the future benefits giving rise to the deferred tax asset.
We account for income tax uncertainties under FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (FIN 48), which provides guidance on the recognition, derecognition and measurement of potential tax benefits associated with tax positions. We recognize interest and penalties relating to income tax matters as a component of income tax expense.
Residual risks:
•	The balance sheet classification and amount of the income tax accounts established relating to acquisitions are based on certain assumptions that could possibly change based on the ultimate outcome of certain tax matters. As these tax accounts were established in purchase accounting, future changes relating to these amounts will result in an adjustment to goodwill through December 31, 2008. Effective January 1, 2009, such adjustments will be charged or credited to earnings pursuant to SFAS 141(R), Business Combinations.
•	Changes in estimated realizability of deferred tax assets could result in adjustments to income tax expense.
•	We are currently under examination or administrative review by various state and federal taxing authorities for certain tax years. The Internal Revenue Code (IRC) and income tax regulations are a complex set of rules that we are required to interpret and apply to our transactions. Positions taken in tax years under examination or subsequent years are subject to challenge. Accordingly, we may have exposure for additional tax liabilities arising from these audits if any positions taken and benefited under FIN 48 are disallowed by the taxing authorities.

Summary:
•	As of December 31, 2007, we have federal and state net operating loss, capital loss and minimum tax credit carryforwards with an after tax benefit totaling $213 million most of which will expire if not used. Valuation allowances have been established for the possibility that certain of the state carryforwards may not be used. Also, as of December 31, 2007, we had unrecognized tax benefits of $528 million.
Defined Benefit Pension Plans
We currently have one qualified defined benefit pension plan, the BFI Retirement Plan (BFI Pension Plan), as a result of Allied’s acquisition of BFI in 1999. The BFI Pension Plan covers certain employees in the United States, including some employees subject to collective bargaining agreements. The plan’s benefit formula is based on a percentage of compensation as defined in the plan document. The benefits of approximately 97% of the current plan participants were frozen upon acquisition.
Our pension contributions are made in accordance with funding standards established by the Employee Retirement Income Security Act of 1974 (ERISA) and the Internal Revenue Code (IRC) as amended by the Pension Protection Act of 2006. No contributions were required during the last three years and no contributions are anticipated for 2008.
The pension plan’s assets are invested as determined our Retirement Benefits Committee. At December 31, 2007, approximately 38% of the total plan assets of $400.0 million were invested in fixed income bond funds and approximately 62% in equity funds. We annually review and adjust the plan’s asset allocation as deemed necessary.
Residual risk:
•	Changes in the plan’s investment mix and performance of the equity and bond markets and of fund managers could impact the amount of pension income or expense recorded, the funded status of the plan and the need for future cash contributions.
Assumptions.
The benefit obligation and associated income or expense related to the pension plan are determined based on assumptions such as discount rate, expected rate of return and average rate of compensation increase. We determine the discount rate based on a model which matches the timing and amount of expected benefit payments to maturities of high quality bonds priced as of the pension plan measurement date. Where that timing does not correspond to a published high-quality bond rate, our model uses an expected yield curve to determine an appropriate current discount rate. The yield on the bonds are used to derive a discount rate for the liability. If the discount rate increases or decreases by 1%, our benefit obligation would decrease or increase by $33.0 million.
In developing our expected rate of return assumption, we evaluate long-term expected and historical actual returns on the plan assets, which give consideration to our asset mix and the anticipated duration of our plan obligations. The average rate of compensation increase reflects our expectations of average pay increases over the periods benefits are earned. Less than 3% of plan participants continue to earn service benefits.
Our assumptions are reviewed annually and adjusted as deemed necessary.
Assumptions used to determine our defined benefit pension obligations are as follows (percent):

	2007	2006
Discount rate	6.25%	6.00%
Average rate of compensation increase	5.00%	5.00%

Assumptions used to determine net periodic benefit cost are as follows (percent):

	2007	2006	2005
Discount rate	6.00%	5.75%	6.00%
Average rate of compensation increase	5.00%	5.00%	5.00%
Expected return on plan assets	8.25%	8.50%	8.50%
Residual risks:
•	Our assumed discount rate is sensitive to changes in market-based interest rates. A decrease in the discount rate will increase our related benefit plan obligation.
•	Our annual pension expense would be impacted if the actual return on plan assets varies from the expected returns.
We recognize the funded status of our defined benefit postretirement plans in our balance sheet in accordance with the recognition provisions of SFAS No.158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R) (SFAS 158). We will change our measurement date for the benefits obligations to our year-end reporting date for the year ending December 31, 2008 in accordance with the measurement provisions of SFAS 158. We plan on utilizing the “one measurement” approach under which we measured our benefits obligations as of September 30, 2007 and will recognize the net benefit expense for the transition period from October 1, 2007 to December 31, 2007 in retained earnings as of December 31, 2008.
New Accounting Standards
For a description of the new accounting standards that may affect us, see Note 1, Organization and Summary of Significant Accounting Policies, to our consolidated financial statements included herein.
Disclosure Regarding Forward Looking Statements
This Form 8-K and our Form 10-K include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (Forward Looking Statements). Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “should,” “predict,” “plan,” “potential” or “continue,” and any other words of similar meaning, are Forward-Looking Statements. Forward-Looking Statements, although based on assumptions that we consider reasonable, are subject to risks and uncertainties which could cause actual results, events or conditions to differ materially from those expressed or implied by the Forward-Looking Statements. Although we believe that the expectations reflected in such Forward Looking Statements are reasonable, we can give no assurance that such expectations will prove to be correct. Examples of these Forward Looking Statements include, among others, statements regarding:
•	our business and financial plans or strategies, and the projected or anticipated benefits or other consequences of such plans or strategies;

•	our expectations regarding our capital expenditures for 2008; and

•	our expected interest savings in connection with the refinancing of portions of our 2005 Credit Facility and the payment of our 8.50% senior notes with the proceeds of the issuance of our 6.875% senior notes due 2017.
Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are:
•	the general political and economic conditions in the United States, negative changes in which could (a) make it more difficult for us to predict economic trends, (b) cause a decline in the demand for our services (particularly in the commercial and industrial sectors), (c) cause a decline in the price of commodities sold by us or (d) increase competitive pressure on pricing;

•	the overall competitive nature of the waste management industry, which could cause pressure on pricing and the loss of business;

•	our ability or inability to successfully identify and integrate acquired businesses and any liabilities associated with acquired businesses, which could impact our costs;

•	our ability or inability to implement market development initiatives, pass on increased costs to customers, execute operational improvement plans and divest under-performing assets, and to realize the anticipated benefits of these initiatives;

•	our ability or inability to generate revenue growth and offset the impact of inflation and business growth on our costs through price increases, including the potential impact of price increases on volumes;

•	changes in capital availability or costs, which, among other things, could affect our financial results due to our variable interest rate debt;

•	severe weather conditions, which could impair our financial results by causing increased costs, reduced operational efficiency or disruptions to our operations;

•	our ability to operate our business as we desire, which may be limited by restrictive covenants in our debt agreements, our ability to obtain required permits on a timely basis (or at all), regulatory requirements and other factors;

•	compliance with existing and future legal and regulatory requirements, including limitations or bans on disposal of certain types of wastes or on the transportation of waste, which could limit our ability to conduct or grow our business, increase our costs to operate or require additional capital expenditures;

•	changes in site remediation requirements or our estimates of the costs to comply with existing requirements, which could increase our costs, including costs for final capping, closure, post-closure and other remediation obligations;

•	the outcome of existing and any future legal proceedings, including any litigation, audit or investigation brought by or before any governmental body, which could result in increased costs or restrictions on our ability to operate;

•	environmental liabilities in excess of our insurance, if any;

•	increases in the costs in commodity, insurance, oil and fuel prices that make it more expensive to operate our business, including our ability or inability to reduce the impact of any such cost increases through cost reduction initiatives and other methods;

•	workforce factors, including potential increases in our costs if we are required to provide additional funding to any multi-employer pension plan to which we contribute and the negative impact on our operations of union organizing campaigns, work stoppages or labor shortages;

•	the negative effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities;

•	changes by the Financial Accounting Standards Board or other accounting regulatory bodies to generally accepted accounting principles or policies;

•	acts of war, riots or terrorism, including the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the United States; and

•	the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond our control.
Other factors that could materially affect the Forward Looking Statements in this Form 8-K and our Form 10-K can be found in our risk factors detailed in Item 1A, “Risk Factors” in our Form 10-K filed on February 21, 2008. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the Forward Looking Statements and are cautioned not to place undue reliance on such Forward Looking Statements. The Forward Looking Statements made herein are only made as of the date of our Annual Report on Form 10-K filed on February 21, 2008, and we undertake no obligation to publicly update such Forward Looking Statements to reflect subsequent events or circumstances, except as required by law.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
Allied Waste Industries, Inc.
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Allied Waste Industries, Inc. (the Company) and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule appearing under Item 15 of Part IV of the Company’s Form 10-K for the year ended December 31, 2007 (not presented herein) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, appearing under Item 9A of the Company’s Form 10-K for the year ended December 31, 2007 (not presented herein). Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As described in Note 1 to the consolidated financial statements, the Company changed its method of accounting for conditional asset retirement obligations effective December 31, 2005, its method of accounting for stock-based compensation effective January 1, 2006, and its method of accounting for the funded status of its defined benefit pension obligations effective December 31, 2006.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
PricewaterhouseCoopers LLP
Phoenix, AZ
February 20, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Notes 1, 4 and 17 to the consolidated financial statements, as to which the date is May 5, 2008

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	December 31,
	2007	2006
ASSETS
Current Assets —
Cash and cash equivalents	$230.9	$94.1
Restricted cash	26.1	—
Accounts receivable, net of allowance of $21.2 and $18.4	691.0	687.5
Prepaid and other current assets	81.9	93.6
Deferred income taxes	128.3	172.5

Total current assets	1,158.2	1,047.7
Property and equipment, net	4,430.4	4,258.7
Goodwill	8,020.0	8,126.0
Other assets, net	340.1	378.6

Total assets	$13,948.7	$13,811.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities —
Current portion of long-term debt	$557.3	$236.6
Accounts payable	496.8	494.4
Current portion of accrued capping, closure, post-closure and environmental costs	96.0	95.8
Accrued interest	99.6	106.9
Other accrued liabilities	757.7	369.8
Unearned revenue	239.7	229.2

Total current liabilities	2,247.1	1,532.7
Long-term debt, less current portion	6,085.6	6,674.0
Deferred income taxes	400.3	357.3
Accrued capping, closure, post-closure and environmental costs, less current portion	771.4	760.3
Other long-term obligations	538.6	886.8
Minority interests	1.5	1.0
Commitments and Contingencies
Stockholders’ Equity —
Series D senior mandatory convertible preferred stock, $0.10 par value, 2.8 million shares authorized, 2.4 million shares issued and outstanding, liquidation preference of $250.00 per share, net of $19.2 million of issuance costs	580.8	580.8
Common stock; $0.01 par value; 525 million authorized shares; 370.4 million and 367.9 million shares issued and outstanding	3.7	3.7
Additional paid-in capital	2,843.3	2,802.0
Accumulated other comprehensive loss	(29.5)	(57.4)
Retained earnings	505.9	269.8

Total stockholders’ equity	3,904.2	3,598.9

Total liabilities and stockholders’ equity	$13,948.7	$13,811.0

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)

	Years Ended December 31,
	2007	2006	2005
Revenues	$6,068.7	$5,908.5	$5,612.2
Cost of operations (exclusive of depreciation and amortization shown below)	3,787.1	3,786.4	3,654.6
Selling, general and administrative expenses	631.9	587.3	510.2
Depreciation and amortization	553.5	557.7	543.6
Loss from divestitures and asset impairments	40.5	22.5	—

Operating income	1,055.7	954.6	903.8
Interest expense and other	538.4	563.4	583.1

Income from continuing operations before income taxes	517.3	391.2	320.7
Income tax expense	207.1	235.3	131.1
Minority interests	0.4	0.1	(0.2)

Income from continuing operations	309.8	155.8	189.8
(Loss) income from discontinued operations, net of tax	(36.2)	5.1	14.8
Cumulative effect of change in accounting principle, net of tax	—	—	(0.8)

Net income	273.6	160.9	203.8
Dividends on preferred stock	(37.5)	(42.9)	(52.0)

Net income available to common shareholders	$236.1	$118.0	$151.8

Basic EPS:
Continuing operations	$0.74	$0.32	$0.42
Discontinued operations	(0.10)	0.01	0.04
Cumulative effect of change in accounting principle	—	—	(0.00)

Net income available to common shareholders	$0.64	$0.33	$0.46

Weighted average common shares	368.8	356.7	326.9

Diluted EPS:
Continuing operations	$0.71	$0.32	$0.42
Discontinued operations	(0.08)	0.01	0.04
Cumulative effect of change in accounting principle	—	—	(0.00)

Net income available to common shareholders	$0.63	$0.33	$0.46

Weighted average common and common equivalent shares	443.0	359.3	330.1

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in millions)

				Accumulated
			Additional	Other		Total
	Preferred	Common	Paid-In	Comprehensive	Retained	Stockholders’
	Stock	Stock	Capital	Loss	Earnings	Equity
Balance as of December 31, 2004	$333.1	$3.2	$2,338.0	$(69.4)	$—	$2,604.9
Common stock issued, net	—	0.1	100.5	—	—	100.6
Stock options	—	—	2.2	—	—	2.2
Issuance of Series D mandatory convertible preferred stock	580.8	—	—	—	—	580.8
Dividends paid on Series C mandatory convertible preferred stock	—	—	—	—	(21.6)	(21.6)
Dividends paid on Series D mandatory convertible preferred stock	—	—	—	—	(30.4)	(30.4)
Net income	—	—	—	—	203.8	203.8
Other comprehensive income, net of tax:
Net gain deferred on hedging derivatives	—	—	—	1.3	—	1.3
Employee benefits plan liability adjustment	—	—	—	(2.2)	—	(2.2)

Balance as of December 31, 2005	$913.9	$3.3	$2,440.7	$(70.3)	$151.8	$3,439.4

Common stock issued for stock awards and other, net	—	—	18.1	—	—	18.1
Stock-based compensation, net	—	—	10.5	—	—	10.5
Conversion of Series C mandatory convertible preferred stock into common stock	(333.1)	0.4	332.7	—	—	—
Dividends paid on Series C mandatory convertible preferred stock	—	—	—	—	(5.4)	(5.4)
Dividends paid on Series D mandatory convertible preferred stock	—	—	—	—	(37.5)	(37.5)
Net income	—	—	—	—	160.9	160.9
Other comprehensive income, net of tax:
Employee benefits plan liability adjustment	—	—	—	70.3	—	70.3
Adjustment to initially apply SFAS 158	—	—	—	(57.4)	—	(57.4)

Balance as of December 31, 2006	$580.8	$3.7	$2,802.0	$(57.4)	$269.8	$3,598.9

Common stock issued for stock awards and other, net	—	—	19.7	—	—	19.7
Stock-based compensation, net	—	—	21.6	—	—	21.6
Dividends paid on Series D mandatory convertible preferred stock	—	—	—	—	(37.5)	(37.5)
Net income	—	—	—	—	273.6	273.6
Other comprehensive income, net of tax:
Employee benefits plan liability adjustment	—	—	—	27.9	—	27.9

Balance as of December 31, 2007	$580.8	$3.7	$2,843.3	$(29.5)	$505.9	$3,904.2

Comprehensive Income —

	Year ended December 31,
	2007	2006	2005
Net income	$273.6	$160.9	$203.8
Other comprehensive income, net of tax:
Net gain deferred on hedging derivatives	—	—	1.3
Employee benefits plan liability adjustment	27.9	70.3	(2.2)

	$301.5	$231.2	$202.9

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Years Ended December 31,
	2007	2006	2005
Operating activities –
Net income	$273.6	$160.9	$203.8
Discontinued operations, net of tax	36.2	(5.1)	(14.8)
Adjustments to reconcile net income to cash provided by operating activities from continuing operations —
Provisions for:
Depreciation and amortization	553.5	557.7	543.6
Stock-based compensation expense	21.6	10.5	5.6
Doubtful accounts	19.9	18.3	17.7
Accretion of debt and amortization of debt issuance costs	20.5	21.8	22.7
Deferred income tax expense	161.4	202.5	117.2
Gain on sale of fixed assets	(20.8)	(9.9)	(3.5)
Non-cash reduction in acquisition and environmental accruals	(10.1)	(16.3)	(21.6)
Loss from divestitures and asset impairments	40.5	22.5	5.9
Write-off of deferred debt issuance costs	7.6	4.1	13.7
Cumulative effect of change in accounting principle, net of tax	—	—	0.8
Change in operating assets and liabilities, excluding the effects of acquisitions –
Accounts receivable, prepaid expenses, inventories and other assets	(14.0)	(35.5)	(48.0)
Accounts payable, accrued liabilities, unearned income and other	(1.7)	(43.3)	(84.4)
Capping, closure and post-closure accretion	53.2	48.8	49.8
Capping, closure, post-closure and environmental expenditures	(75.2)	(84.7)	(90.9)

Cash provided by operating activities from continuing operations	1,066.2	852.3	717.6

Investing activities –
Cost of acquisitions, net of cash acquired	(85.6)	(10.7)	(8.0)
Proceeds from divestitures, net of cash divested	166.3	61.1	8.9
Proceeds from sale of fixed assets	25.8	21.7	20.2
Capital expenditures, excluding acquisitions	(670.0)	(661.1)	(685.6)
Capitalized interest	(19.2)	(17.2)	(14.1)
Change in deferred acquisition costs, notes receivable and other	—	4.6	6.1

Cash used for investing activities from continuing operations	(582.7)	(601.6)	(672.5)

Financing activities —
Net proceeds from sale of Series D preferred stock	—	—	580.8
Proceeds from long-term debt, net of issuance costs	1,502.2	1,239.3	3,043.5
Payments of long-term debt	(1,914.1)	(1,438.4)	(3,740.2)
Payments of preferred stock dividends	(37.5)	(48.3)	(48.9)
Net receipts from restricted trust	90.7	—	—
Net proceeds from sale of common stock, exercise of stock options and other	23.9	23.6	97.4

Cash used for financing activities from continuing operations	(334.8)	(223.8)	(67.4)

Discontinued operations –
(Used for) provided by operating activities	(9.2)	18.1	20.9
Used for investing activities	(2.7)	(7.0)	(10.5)

Cash (used for) provided by discontinued operations	(11.9)	11.1	10.4

Increase (decrease) in cash and cash equivalents	136.8	38.0	(11.9)
Cash and cash equivalents, beginning of year	94.1	56.1	68.0

Cash and cash equivalents, end of year	$230.9	$94.1	$56.1

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization and Summary of Significant Accounting Policies
Allied Waste Industries, Inc. (Allied, we, us, our or the Company), a Delaware corporation, is the second largest, non-hazardous solid waste management company in the United States, as measured by revenues. We provide non-hazardous solid waste collection, transfer, recycling and disposal services in 37 states and Puerto Rico, geographically identified as the East, Midwest, South and West regions.
Principles of consolidation and presentation –
The consolidated financial statements include the accounts of Allied, its subsidiaries and certain variable interest entities for which we have determined that we are primary beneficiary in compliance with Financial Accounting Standards Board (FASB) Interpretation No. 46, Consolidation of Variable Interest Entities — an interpretation of ARB No. 51 (revised December 2003). We account for investments in entities in which we do not have a controlling financial interest under either the equity method or cost method of accounting as appropriate. All material intercompany accounts and transactions are eliminated in consolidation.
Reclassifications –
For comparative purposes, certain prior year amounts have been reclassified to conform to the current year presentation. During the first quarter of 2008, we realigned our organizational structure and reduced the number of our geographic regions from five to four. Accordingly, our historical segment financial information and related disclosures have been revised to reflect our current regional alignment.
Management’s estimates and assumptions –
The preparation of financial statements in conformity with generally accepted accounting principles in the United States (GAAP) requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management bases its estimates on the Company’s historical experience and its expectations of the future and on various other assumptions that are believed to be reasonable under the circumstances. The more significant areas requiring the use of management’s estimates and assumptions relate to accounting for landfills, remaining disposal capacity that is the basis for future cash-flow estimates and units-of-production amortization, environmental and asset retirement obligations, asset and goodwill impairments (including estimates of future cash-flows), self-insurance reserves, realization of deferred tax assets and income tax uncertainties (FIN 48), pension liabilities and reserves for contingencies and litigation. Actual results may differ significantly from the estimates.
Cash and cash equivalents –
We consider liquid investments with an original maturity of three months or less to be cash equivalents. Amounts are stated at quoted market prices.
At December 31, 2007 and 2006, the book credit balance of $85.8 million and $98.9 million, respectively, in our primary disbursement account was reported in accounts payable. We revised the classification of the net change in our primary disbursement account totaling $13.1 million, $47.3 million and $21.9 million for the years ended December 31, 2007, 2006, 2005, respectively, from a financing activity to an operating activity in our consolidated statements of cash flows as checks presented for payment are not payable by our bank under our credit facility or any other overdraft arrangement and as such do not represent short term borrowings. Certain prior year amounts have been reclassified to conform to the 2007 presentation.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Restricted cash –
We obtain funds through the issuance of tax-exempt bonds for the purpose of financing qualifying expenditures at our landfills, transfer and hauling facilities. The funds are deposited directly into trust accounts by the bonding authority at the time of issuance. As we do not have the ability to use these funds for general operating purposes, they are classified as restricted cash in our consolidated balance sheets and proceeds from bond issuances are excluded from financing activities in our consolidated statements of cash flows. Reimbursements from the trust for qualifying expenditures are presented as net receipts from restricted trusts in financing activities in our consolidated statements of cash flows. Cash received from the trust totaled $90.7 million during the year ended December 31, 2007. There was no cash received from the trust during 2006 or 2005. Restricted cash at December 31, 2007 and 2006 was $26.1 million and zero, respectively.
Concentration of credit risk –
Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents and trade receivables. We place our cash and cash equivalents with high quality financial institutions and manage the related credit exposure. At December 31, 2007, we had approximately $175 million invested in a government money market fund, the amount of which was subsequently liquidated to redeem our senior notes due in January 2008. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising our customer base.
Trade and other receivables and receivable realization allowance –
Our receivables are recorded when billed and represent claims against third parties that will be settled in cash. The carrying value of our receivables, net of the allowance for doubtful accounts, represents the net recoverable value. We provide services to customers throughout the United States and Puerto Rico. We perform credit evaluations of our significant customers and establish a receivable realization allowance based on the aging of our receivables, payment performance factors, historical collection trends and other information. We also review outstanding balances on an account specific basis. Our reserve is evaluated and revised on a monthly basis. Past due receivable balances are written-off when our collection efforts have been unsuccessful in collecting amounts due. In addition, we recognize a sales valuation allowance based on our historical analysis of revenue reversals and credits issued after the month of billing. Revenue reversals and credits typically relate to resolution of customer disputes and other billing adjustments. The total allowance as of December 31, 2007 and 2006, for our continuing operations was approximately $21.2 million and $18.4 million, respectively.
Property and equipment –
Property and equipment are recorded at cost, which includes interest to finance the acquisition and construction of major capital additions during the development phase until they are completed and ready for their intended use. Depreciation is provided on the straight-line method over the estimated useful lives as follows: buildings and improvements (30-40 years), vehicles and equipment (3-15 years), containers and compactors (5-10 years) and furniture and office equipment (4-8 years). For building improvements, the depreciable life can be the shorter of the improvements’ estimated useful lives or the related lease terms. We do not assume a residual value on our depreciable assets.
We include capitalized costs associated with developing or obtaining internal-use software within furniture and office equipment. These costs include external direct costs of materials and services used in developing or obtaining the software and payroll and payroll-related costs for employees directly associated with the software development project.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs, which do not improve assets or extend their useful lives, are charged to expense as incurred. For example, under certain circumstances the replacement of vehicle transmissions or engine rebuilds are capitalized whereas repairs to vehicle brakes are expensed. For the years ended December 31, 2007, 2006 and 2005, maintenance and repairs expense charged to cost of operations were $482.5 million, $491.5 million and $485.5 million, respectively.
When property is retired or sold, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in cost of operations. For the years ended December 31, 2007, 2006 and 2005, we recognized net pre-tax gains of $20.8 million, $9.9 million and $3.5 million, respectively, on the disposal of fixed assets.
Goodwill and intangible assets –
Goodwill represents the purchase price in excess of the net amount assigned to assets acquired and liabilities assumed by us primarily as a result of our acquisition of Browning-Ferris Industries, Inc. (BFI) in 1999. We have allocated our goodwill to each of our reporting units which we define as our geographic operating segments and evaluate each reporting unit’s goodwill for impairment each year as of December 31st or whenever events or changes in circumstances indicate that such goodwill could be impaired. We apply the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets (SFAS 142), which require that a two-step impairment test be performed on goodwill. In the first step, the fair value of the reporting unit is compared to the carrying value of its net assets. If the fair value of the reporting unit exceeds the carrying value of the net assets of the reporting unit, goodwill is not impaired and no further testing is required. If the carrying value of the net assets of the reporting unit exceeds the fair value of the reporting unit, then a second step must be performed in order to determine the implied fair value of the goodwill and compare it to the carrying value of the goodwill. If the carrying value of goodwill exceeds its implied fair value, then an impairment loss equal to the difference is recorded. The calculation of fair value is subject to judgments and estimates about future events. We estimated fair value based on each reporting unit’s projected net cash flows discounted using our weighted average cost of capital of approximately 7.2% and 7.5% at December 31, 2007 and 2006, respectively. The estimated fair value of our reporting units could change if there were future changes in our capital structure, cost of debt, interest rates, capital expenditure levels, ability to perform at levels that were forecasted or changes to the market capitalization of our company. We incurred no impairment of goodwill as a result of our annual goodwill impairment tests in 2007, 2006 and 2005. Additionally we did not encounter any events or changes of circumstances that indicated that impairment was more likely than not during the interim periods of 2007, 2006 and 2005.
We may conduct an impairment test of goodwill more frequently than annually under certain conditions. For example, a significant adverse change in our liquidity or the business environment, unanticipated competition, a significant adverse action by a regulator or the disposal of a significant portion of a reporting unit could prompt an impairment test between annual assessments.
Our reporting units are comprised of several vertically integrated businesses. At the time of a divestiture of an individual business within a reporting unit, goodwill is allocated to that business based on its relative fair value to the fair value of its reporting unit and a gain or loss on disposal is determined. The remaining goodwill in the reporting unit from which the assets were divested would be re-evaluated for recoverability, which could result in an additional recognized loss.
Landfill accounting –
Costs associated with developing the landfill include direct costs such as excavation, liners, leachate collection systems, methane gas collection system installation, engineering and legal fees, and capitalized interest. We use a life-cycle accounting method for landfills and the related capping, closure and post-closure liabilities. This method applies the costs to be capitalized associated with acquiring, developing, closing and monitoring the landfills over the associated consumption of landfill capacity.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
We capitalize interest in connection with the construction of our landfill assets. Actual acquisition, permitting and construction costs incurred which relate to landfill assets under active development qualify for interest capitalization. Interest capitalization ceases when the construction of a landfill asset is complete and available for use. During the years ended December 31, 2007, 2006 and 2005, we incurred gross interest expense of $486.5 million, $526.2 million and $519.8 million, respectively, of which $19.2 million, $17.2 million and $14.1 million, respectively, was capitalized.
The amortizable landfill asset includes development costs incurred and capitalized, development costs expected to be incurred over the remaining life of the landfill, the capping, closure and post-closure asset retirement obligation asset and the present value of cost estimates for future capping, closure and post-closure costs.
We amortize the landfill asset over the remaining capacity of the landfill as volume is consumed during the life of the landfill with one exception. The exception applies to capping costs for which both the recognition of the liability and the amortization are based on the costs and capacity of each specific capping event.
On at least an annual basis, we update our development cost estimates (which include the costs to develop the site as well as the individual cell construction costs) and capping, closure and post-closure cost estimates for each landfill. Additionally, future capacity estimates (sometimes referred to as airspace) are updated annually using aerial surveys of each landfill to estimate utilized disposal capacity and remaining disposal capacity. The overall cost and capacity estimates are reviewed and approved by senior operations management annually.
We periodically review the recoverability of our operating landfills. Should events and circumstances indicate that any of our landfills be reviewed for possible impairment, such review will be made in accordance with SFAS No.144, Accounting for Impairment or Disposal of Long-Lived Assets (SFAS 144) and Emerging Issues Task Force (EITF) Issue No. 95-23, The Treatment of Certain Site Restoration/Environmental Exit Costs When Testing a Long-Lived Asset for Impairment. The EITF outlines how cash flows for environmental exit costs should be determined and measured.
Landfill asset amortization. We use the units of production method for purposes of calculating the amortization rate at each landfill. This methodology divides the remaining costs (including any unamortized amounts recorded) associated with acquiring, permitting and developing the entire landfill plus the present value of the total remaining costs for specific capping events, closure and post-closure by the total remaining disposal capacity of that landfill (except for capping costs, which are divided by the total remaining capacity of the specific capping event). For landfills that we do not own, but operate through operating or lease arrangements, the total remaining disposal capacity is the capacity estimated to be utilized over the remaining life of the contract.
The resulting per-ton amortization rates are applied to each ton disposed at the landfill and are recorded as expense for that period. Estimated total future development costs for our 161 active landfills at December 31, 2007 was approximately $4.4 billion, excluding capitalized interest, which will be spent over the remaining operating lives of the landfills.
We classify disposal capacity as either permitted (having received the final permit from the regulatory agencies) or probable expansion. Probable expansion disposal capacity has not yet received final approval from the regulatory agencies, but we have determined that certain critical criteria have been met and the successful completion of the expansion is probable. Our requirements to classify disposal capacity as probable expansion are as follows:
•	We have control of and access to the land where the expansion permit is being sought.

•	All geological and other technical siting criteria for a landfill have been met, or an exception from such requirements has been received (or can reasonably be expected to be received).

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
•	The political process has been assessed and there are no identified impediments that cannot be resolved.
•	We are actively pursuing the expansion permit and have an expectation that the final local, state and federal permits will be received within the next five years.
•	Senior operations management approval has been obtained.
Upon successfully meeting the preceding criteria, the costs associated with developing, constructing, closing and monitoring the total additional future disposal capacity are considered in the life-cycle cost of the landfill and reflected in the calculation of the amortization rate and the rate at which capping, closure and post-closure is accrued.
We continually monitor the progress of obtaining local, state and federal approval for each of our expansion permits. If it is determined that the expansion no longer meets our criteria then (a) the disposal capacity is removed from our total available disposal capacity; (b) the costs to develop that disposal capacity and the associated capping, closure and post-closure costs are removed from the landfill amortization base; and (c) amortization rates are adjusted for prospective use. In addition, any value assigned to probable expansion capacity is written-off to expense during the period in which it is determined that the criteria are no longer met.
Capping, closure and post-closure. As individual areas within each landfill reach capacity, we are required to cap and close the areas in accordance with the landfill site permit. Generally, capping activities include the installation of compacted clay, geosynthetic liners, drainage channels, compacted soil layers and vegetative soil barriers over areas of a landfill where total airspace has been consumed and waste is no longer being received. Capping activities occur throughout the life of the landfill.
Closure costs are those costs incurred after a landfill site stops receiving waste, but prior to being certified as closed. After the entire landfill site has reached capacity and is closed, we are required to maintain and monitor the site for a post-closure period, which generally extends for 30 years. Post-closure requirements include maintenance and operational costs of the site and monitoring the methane gas collection systems and groundwater systems, among other post-closure activities. Estimated costs for capping, closure and post-closure are compiled and updated annually for each landfill by local and regional company engineers.
SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS 143) and its interpretations require landfill obligations to be recorded at fair value as incurred. Quoted market prices in active markets are the best evidence of fair value, however, since quoted market prices for landfill retirement obligations are not available to determine fair value, we use discounted cash flows of capping, closure and post-closure cost estimates to approximate fair value. Cost estimates, intended to approximate fair value, are prepared by our local management based on the applicable local, state and federal regulations and site specific permit requirements.
Capping, closure and post-closure costs are estimated for the period of performance, utilizing estimates a third party would charge (including profit margins) to perform those activities in full compliance with the applicable permit or regulatory requirements. If we perform the capping, closure and post-closure activities internally, the difference between amounts accrued, based upon third party cost estimates (including profit margins) and our actual cost incurred is recognized as a component of cost of operations in the period earned. An estimate of fair value should include the price that marketplace participants are able to receive for bearing the uncertainties in cash flows. However, when utilizing discounted cash flows, reliable estimates of market risk premiums may not be obtainable. In our industry, there is no market that exists for selling the responsibility for capping, closure and post-closure obligations independent of selling the entire landfill. Accordingly, we are unable to develop a methodology to reliably estimate a market risk premium and have excluded a market risk premium from our determination of expected cash flows for capping, closure and post-closure liability. Our cost estimates are inflated to the period of performance using an estimate of

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
inflation that is updated annually. We used an estimated inflation rate of 2.5% in 2007, 2006 and 2005.
We discount our capping, closure and post-closure costs using our credit-adjusted, risk-free rate. Capping, closure and post-closure liabilities are recorded in layers and discounted using the credit-adjusted risk-free rate in effect at the time the obligation is incurred (8.0% in 2007 and 8.5% in 2006). The credit-adjusted, risk-free rate is based on the risk-free interest rate on obligations of similar maturity adjusted for our own credit rating. Changes in our credit-adjusted, risk-free rate do not impact recorded liabilities; however, subsequently recognized obligations are measured using the revised credit-adjusted, risk-free rate.
Accretion expense is necessary to increase the accrued capping, closure and post-closure accrual balance to its future undiscounted value. To accomplish this, we accrete our capping, closure and post-closure accrual balance using the applicable credit-adjusted, risk-free rate and recognize the accretion expense as an operating expense each period. Accretion expense on landfill liabilities is recorded to cost of operations from the time the liability is recognized until the costs are paid.
Landfill maintenance costs. Daily maintenance costs incurred during the operating life of the landfill are recognized in cost of operations as incurred. Daily maintenance costs include leachate treatment and disposal, methane gas and groundwater system monitoring and maintenance, interim cap maintenance, environmental monitoring and costs associated with the application of daily cover materials.
Financial assurance costs. Costs of financial assurances related to our capping, closure and post-closure obligations for open and closed landfills are recognized in cost of operations as incurred.
Environmental costs –
Environmental liabilities arise primarily from contamination at sites that we own or operate or third party sites where we have delivered waste. These liabilities primarily include costs associated with remediating groundwater, surface water and soil contamination as well as controlling and containing methane gas migration. We periodically conduct environmental assessments of existing landfills or other properties, and in connection with landfills acquired from third parties, in order to monitor or determine potential contamination.
We cannot determine with precision the ultimate amounts of our environmental liabilities. Our estimates of these liabilities require assumptions about future events due to a number of uncertainties including the extent of the contamination, the appropriate remedy, the financial viability of other potentially responsible parties and the final apportionment of responsibility among the potentially responsible parties. Environmental liabilities, apportionment of responsibility among potentially responsible parties and legal costs associated with environmental remediation are accounted for in accordance with the guidance provided by the American Institute of Certified Public Accountants Statement of Position 96-1, Environmental Remediation Liabilities. Where we have concluded that our estimated share of potential liabilities is probable, a provision has been made in the consolidated statements of operations.
In connection with evaluating liabilities for environmental matters, we estimate a range of potential impacts and the most likely outcome. The recorded liabilities represent our estimate of the most likely outcome of the matters for which we have determined liability is probable. We re-evaluate these matters as additional information becomes available to ascertain whether the accrued liabilities are adequate. We do not expect that near-term adjustments to our estimates will have a material adverse impact on our consolidated liquidity, financial position or results of operations. We do not reduce our estimated obligations for proceeds from other potentially responsible parties or insurance companies. If receipt is probable, the expected amount of proceeds is recorded as reduction in environmental expense in operating income and as a receivable.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Asset impairments –
We evaluate our long-lived assets, such as property and equipment, landfills and certain identifiable intangibles, for impairment whenever events or changes in circumstances indicate the carrying amount of the asset or asset group may not be recoverable, in accordance with SFAS 144. Typical indicators that an asset may be impaired include:
•	A significant decrease in the market price of an asset or asset group;

•	A significant adverse change in the extent or manner in which an asset or asset group is being used or in its physical condition;

•	A significant adverse change in legal factors or in the business climate that could affect the value of an asset or asset group, including an adverse action or assessment by a regulator;

•	An accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;

•	Current period operating or cash flow losses combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group; or

•	A current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.
If any of these or other indicators occur, the asset or asset group is reviewed to determine whether there has been an impairment. We perform a test of recoverability by comparing the carrying value of the asset or asset group to its undiscounted expected future cash flows. If the carrying values exceed the related undiscounted expected future cash flows, we measure any impairment by comparing the fair value of the asset or asset group to its carrying value. Fair value is determined by either an internally developed discounted projected cash flow analysis of the asset or asset group or an external valuation. If the fair value of an asset or asset group is determined to be less than the carrying amount of the asset or asset group, an impairment in the amount of the difference is recorded in the period that the impairment indicator occurs. Estimating future cash flows requires significant judgment and projections may vary from cash flows eventually realized. Refer to the goodwill and landfill policy discussion above for additional information.
Self-insurance –
We maintain high deductibles for commercial general liability, automobile liability, and workers’ compensation coverages, ranging from $1 million to $3 million. We determine our insurance claims liabilities primarily based upon our past claims experience, which considers both the frequency and settlement amount of claims. Our insurance claim liabilities are recorded on an undiscounted basis.
We are the primary obligor for payment of all claims, therefore we report our insurance claim liabilities on a gross basis in other current and long-term liabilities and any associated recoveries from our insurers in other assets.
Business combinations –
We supplement our organic growth with acquisitions of operating assets, such as landfills and transfer stations, and tuck-in acquisitions of privately owned solid waste collection and disposal operations in existing markets. Businesses acquired are accounted for under the purchase method of accounting and are included in the consolidated financial statements from the date of acquisition. We allocate the cost of the acquired businesses to the assets acquired and the liabilities assumed

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
based on estimates of fair values thereof. These estimates are revised during the allocation period as necessary if, and when, information regarding contingencies becomes available to further define and quantify assets acquired and liabilities assumed. The allocation period generally does not exceed one year. To the extent contingencies such as preacquisition environmental matters, litigation and related legal fees are resolved or settled during the allocation period, such items are included in the revised allocation of the purchase price. After the allocation period, the effect of changes in such contingencies is included in results of operations in the periods in which the adjustments are determined. See discussion on related new accounting standard later in this footnote under Recently issued accounting pronouncements.
Acquisition accruals. At the time of an acquisition, we evaluate and record the assets and liabilities of the acquired company at their estimated fair values. Assumed liabilities as well as liabilities resulting directly from the completion of the acquisition are considered in the net assets acquired and resulting purchase price allocation. To the extent contingencies are resolved or settled during the allocation period, such items are included in the revised allocation of the purchase price. Any changes to the estimated fair value of assumed liabilities subsequent to the one-year allocation period are recorded in results of operations, other than tax matters which are recorded to goodwill.
At December 31, 2007 and 2006, we had approximately $24.5 million and $29.0 million, respectively, of acquisition accruals remaining on our consolidated balance sheets, consisting primarily of loss contracts and other commitments associated with the acquisition of BFI in 1999. In 2005, we reversed $21.6 million of such accruals primarily as a result of favorable legal rulings or settlements. Expenditures against acquisition accruals in 2007, 2006 and 2005 were $3.7 million, $9.3 million and $15.5 million, respectively.
Contingent liabilities –
We are subject to various legal proceedings, claims and regulatory matters, the outcomes of which are subject to significant uncertainty. We determine whether to disclose or accrue for loss contingencies based on an assessment of whether the risk of loss is remote, reasonably possible or probable and whether it can be reasonably estimated in accordance with SFAS No. 5, Accounting for Contingencies (SFAS 5) and FASB Interpretation (FIN) No. 14, Reasonable Estimation of the Amount of a Loss. We assess our potential liability relating to litigation and regulatory matters based on information available to us. Management’s assessment is developed based on an analysis of possible outcomes under various strategies. We accrue for loss contingencies when such amounts are probable and reasonably estimable. If a contingent liability is only reasonably possible, we will disclose the potential range of the loss, if estimable.
Accumulated other comprehensive loss –
Accumulated other comprehensive loss related to our defined benefit plans was $29.5 million and $57.4 million, net of tax, at December 31, 2007 and 2006, respectively. These amounts are included in stockholders’ equity.
Revenue recognition –
Our revenues result primarily from fees charged to customers for waste collection, transfer, recycling and disposal services. Advance billings are recorded as unearned revenue, and revenue is recognized when services are provided. We generally provide collection services under direct agreements with our customers or pursuant to contracts with municipalities. Commercial and municipal contracts are generally for multiple years and commonly have renewal options.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Income taxes –
We account for income taxes using a balance sheet approach whereby deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets, other than non-deductible goodwill, and liabilities. Deferred tax assets and liabilities are measured using the income tax rate in effect during the year in which the differences are expected to reverse.
We provide a valuation allowance for deferred tax assets (including net operating loss, capital loss and minimum tax credit carryforwards) when it is more likely than not that we will not be able to realize the future benefits giving rise to the deferred tax asset.
We account for income tax uncertainties under FIN No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (FIN 48), which provides guidance on the recognition, derecognition and measurement of potential tax benefits associated with tax positions. We recognize interest and penalties relating to income tax matters as a component of income tax expense.
Employee benefit plans –
We currently have one qualified defined benefit pension plan, the BFI Retirement Plan (BFI Pension Plan), as a result of our acquisition of BFI in 1999. The BFI Pension Plan covers certain employees in the United States, including some employees subject to collective bargaining agreements. The plan’s benefit formula is based on a percentage of compensation as defined in the plan document; however, the benefits of approximately 97% of the current plan participants were frozen upon acquisition.
Our pension contributions are made in accordance with funding standards established by the Employee Retirement Income Security Act of 1974 (ERISA) and the Internal Revenue Code (IRC) as amended by the Pension Protection Act of 2006. The pension plan’s assets are invested as determined by our Retirement Benefits Committee. We annually review and adjust the plan’s asset allocation as deemed necessary.
The benefit obligation and associated income or expense related to the BFI Pension Plan are determined based on annually established assumptions such as discount rate, expected rate of return and average rate of compensation increase. We determine the discount rate based on a model which matches the timing and amount of expected benefit payments to maturities of high quality bonds priced as of the pension plan measurement date. Where that timing does not correspond to a published high-quality bond rate, our model uses an expected yield curve to determine an appropriate current discount rate. The yields on the bonds are used to derive a discount rate for the liability. In developing our expected rate of return assumption, we evaluate long-term expected and historical actual returns on the plan assets, which give consideration to our asset mix and the anticipated duration of our plan obligations. The average rate of compensation increase reflects our expectations of average pay increases over the periods benefits are earned. Our assumptions are reviewed annually and adjusted as deemed necessary.
Stock-based compensation plans –
Effective January 1, 2006, we adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), which requires all share-based payments to employees be measured at fair value and expensed over the requisite service period. We elected to use the modified prospective method for adoption, which required compensation expense to be recognized for all unvested stock options and restricted stock. Option exercise prices are based upon the per share closing price of our common stock at the date of grant. The fair value of each option on the date of grant is estimated using the Black-Scholes pricing model based on certain valuation assumptions. The risk-free interest rate is based on a zero-coupon U.S. Treasury bill rate on the date of grant with the maturity date approximately equal to the expected life of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
option at the grant date. The expected life of options granted in 2007 is determined taking into consideration our historical option exercise experience. The expected life assumption utilized in 2006 was based on the simplified method as provided Staff Accounting Bulletin No. 107 (SAB 107). Our dividend rate is assumed to be zero as we are currently restricted from paying dividends under the terms of our credit facility. We derive our expected volatility based on daily historical volatility of our common stock price. We recognize the fair value of stock option awards over the service period, which generally is the vesting period.
Compensation expense associated with restricted stock awards is measured based on the grant date fair value of our common stock and is recognized on a straight-line basis over the requisite service period which is generally the vesting period. Compensation expense is recognized only for those awards that are expected to vest which we estimate based upon historical forfeitures.
Prior to the adoption of SFAS 123(R), we accounted for stock-based compensation plans under Accounting Principle Board (APB) No. 25, Accounting for Stock Issued to Employees (APB 25) and the related interpretations and provided the required SFAS No. 123, Accounting for Stock-Based Compensation, (SFAS 123) pro forma disclosures for employee stock options. Accordingly, stock-based compensation amounts for 2005 are contained in our footnotes but the consolidated financial statements have not been restated to reflect, and do not include, the impact of SFAS 123(R). See Note 13, Stock Plans, for additional disclosures.
We adopted the alternative transition method for calculating the tax effects of stock-based compensation pursuant to SFAS 123(R). The alternative transition method represents a simplified approach to establishing the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee stock-based compensation, and to determining the subsequent impact on the APIC pool and the consolidated statements of cash flows of the tax effects of employee stock-based compensation awards that were outstanding upon the adoption of SFAS 123(R).
Leases –
We lease property and equipment in the ordinary course of our business. Our most significant lease obligations are for property and equipment specific to our industry, including real property operated as a landfill or transfer station and equipment such as compactors. Our leases have varying terms. Some may include renewal or purchase options, escalation clauses, restrictions, penalties or other obligations that we consider in determining minimum lease payments. The leases are classified as either operating leases or capital leases, as appropriate.
Operating leases. The majority of our leases are operating leases. This classification generally can be attributed to either (i) relatively low fixed minimum lease payments as a result of real property lease obligations that vary based on the volume of waste we receive or process or (ii) minimum lease terms that are much shorter than the assets’ economic useful lives. Management expects that in the normal course of business our operating leases will be renewed, replaced by other leases, or replaced with fixed asset expenditures. Our rent expense during each of the last three years and our future minimum operating lease payments for each of the next five years, for which we are contractually obligated as of December 31, 2007, are disclosed in Note 15, Commitments and Contingencies.
Capital leases. Assets under capital leases are capitalized at the inception of each lease and are amortized over either the useful life of the asset or the lease term, as appropriate, on a straight-line basis. The present value of the related lease payments is recorded as a debt obligation. Our future minimum annual capital lease payments are included in our total future debt obligations as disclosed in Note 7, Long-term Debt.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Fair value of financial instruments –
Our financial instruments as defined by SFAS No. 107, Disclosures About Fair Value of Financial Instruments include cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and long-term debt. We have determined the related estimated fair values at December 31, 2007 and 2006 using available market information and valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value and such estimates may not be indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or valuation methodologies could have a material effect on the estimated fair value amounts.
The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses approximate their respective fair values due to the short-term maturities of these instruments. See Note 7, Long-term Debt, for fair value of debt.
Change in accounting principle –
In April 2005, the FASB issued FIN No. 47, Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143 (FIN 47). The interpretation expands on the accounting guidance of SFAS 143, providing clarification of the term “conditional asset retirement obligation” and guidelines for the timing of recording the obligation. We adopted SFAS 143 effective January 1, 2003. We adopted FIN 47 as of December 31, 2005 which resulted in an increase to our asset retirement obligations of approximately $1.3 million and a cumulative effect of change in accounting principle, net of tax, of $0.8 million. This liability represents the estimated fair value of our future obligation to remove underground storage tanks on properties that we own.
Recently issued accounting pronouncements –
In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS 141(R)) which replaces SFAS No. 141, Business Combinations (SFAS 141). SFAS 141(R)’s scope is broader than that of SFAS 141, which applied only to business combinations in which control was obtained by transferring consideration. SFAS 141(R) applies to all transactions and other events in which one entity obtains control over one or more other businesses. The standard requires the fair value of the purchase price, including the issuance of equity securities, to be determined on the acquisition date. SFAS 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interests in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. SFAS 141(R) requires acquisition costs to be expensed as incurred and restructuring costs to be expensed in periods after the acquisition date. Earn-outs and other forms of contingent consideration are to be recorded at fair value on the acquisition date. Changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period will be recognized in earnings rather than as an adjustment to the cost of the acquisition. SFAS 141(R) generally applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 with early adoption prohibited. We are currently evaluating the impact that the implementation of SFAS 141(R) may have on our financial position and results of operations.
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (SFAS 160). SFAS 160 requires noncontrolling interests or minority interests to be treated as a separate component of equity, not as a liability or other item outside of permanent equity. Upon a loss of control, the interest sold, as well as any interest retained, is required to be measured at fair value, with any gain or loss recognized in earnings. Based on SFAS 160, assets and liabilities will not change for subsequent purchase or sale transactions with noncontrolling interests as long as control is maintained. Differences between the fair value of consideration paid or received and the carrying value of noncontrolling interests are to be recognized as an adjustment to the parent interest’s equity. SFAS 160 is effective for fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited. We are currently

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
evaluating the impact that the implementation of SFAS 160 may have on our financial position and results of operations.
In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (SFAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value. If elected, SFAS 159 is effective beginning January 1, 2008. Under SFAS 159, a company may elect to use fair value to measure eligible items at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Eligible items include, but are not limited to, accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, issued debt and firm commitments. We elected not to measure any additional financial instruments or other items at fair value as of January 1, 2008 in accordance with SFAS 159.
In September 2006, the FASB issued SFAS No.158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R) (SFAS 158). SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or a liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through accumulated other comprehensive income. We adopted the recognition provisions of this standard effective December 31, 2006. SFAS 158 also requires an employer to measure the funded status of a plan as of the employer’s year-end reporting date. The measurement date provisions of SFAS 158 are effective for us for the year ending December 31, 2008. We plan on utilizing the “one measurement” approach under which we measured our benefit obligations as of September 30, 2007 and will recognize the net benefit expense for the transition period from October 1, 2007 to December 31, 2007 in retained earnings as of December 31, 2008, net of related tax effects. We do not expect the adoption of the measurement date provisions of SFAS 158 to have a material impact on our financial position or results of operations.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS 157 does not require any new fair value measurements. However, for some entities, the application of SFAS 157 will change current practice. SFAS 157 is effective with fiscal years beginning after November 15, 2007. However, on December 14, 2007, the FASB issued a proposed FASB Staff Position (FSP) that would amend SFAS 157 to delay the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, that is, at least annually. The proposed FSP defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of the proposed FSP. On February 12, 2008, the FASB confirmed the aforementioned position and released the final FSP. We are currently evaluating the impact that the implementation of SFAS 157 may have on our consolidated results of operations and financial position.
In June 2006, the EITF reached a consensus on EITF Issue No. 06-3, How Taxes Collected and Remitted to Governmental Authorities Should Be Presented in the Income Statement (EITF 06-3). The EITF determined that the presentation of taxes on either a gross or net basis is an accounting policy decision that requires disclosure. EITF 06-03 was effective for us beginning January 1, 2007. We report sales taxes collected from customers on a net presentation basis. We report landfill taxes collected from customers on a gross basis as they create a direct obligation for us. Landfill taxes recorded during years ended December 31, 2007, 2006 and 2005 were $127.3 million, $133.0 million, and $131.9 million, respectively. The adoption of EITF 06-3 did not impact our financial position or results of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In June 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and provides guidance on the recognition, de-recognition and measurement of benefits related to an entity’s uncertain income tax positions. We adopted FIN 48 effective January 1, 2007; prior to that date, we recognized liabilities for uncertain tax positions when disallowance was probable and the related amount was estimable. The adoption of FIN 48 was not material to our consolidated financial position or results of operations; however, certain reclassifications of various income tax-related balance sheet amounts were required.
2. Acquisitions and Divestitures
Acquisitions –
The following table summarizes acquisitions for the years ended December 31. Such acquisitions were reflected in our results of operations since the effective date of the acquisition.

	2007(1)	2006	2005
Number of businesses acquired	16	4	11
Total consideration (in millions)	$88.0	$12.6	$12.4

(1)	$61.7 million related to collection operations, two transfer stations and a landfill we acquired in our West region during the first quarter of 2007.
The pro forma effect of these acquisitions, individually and collectively, was not material.
Divestitures –
During 2007, 2006 and 2005 we sold operations for net proceeds of approximately $7.3 million, $68.6 million and $9.7 million, respectively. We recorded net losses on divestitures of approximately $13.4 million, $7.6 million and $0.7 million, respectively, including divested goodwill of approximately $3.4 million, $32.0 million and $2.9 million, respectively. These losses were primarily related to operations in our South region in 2007 and in our East and Midwest regions in 2006 and in our East region in 2005. These transactions did not meet the requirements for classification as discontinued operations. They are included in “Loss from divestitures and asset impairments” in the consolidated statement of operations.
Assets held for sale –
Certain operations were classified as assets held for sale at December 31, 2005, which did not qualify as discontinued operations. In 2005, we recorded a $4.8 million pre-tax loss in cost of operations and a related income tax benefit of approximately $27.0 million, of which $25.5 million related to the stock basis of these operations. Since certain of these operations were sold pursuant to a stock sale agreement, we were able to recognize a deferred tax asset for the tax basis in the stock of these operations in 2005. The sale of these assets was completed in 2006.
Discontinued operations –
During the third quarter of 2007, we sold hauling, transfer and landfill operations in the Midwest and South regions for net proceeds of approximately $89.9 million. During the first quarter of 2007, we sold hauling, transfer and recycling operations in the South region as well as the stock in an unrelated immaterial subsidiary in a single transaction for net proceeds of approximately $69.4 million. The results of these operations, including those related to prior years, have been classified as discontinued operations in the accompanying consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
A summary of the assets and liabilities applicable to discontinued operations included in the consolidated balance sheet as of December 31, 2006 is as follows (in millions):

Accounts receivable, net	$13.9
Other current assets	0.9
Property and equipment, net	95.3

Total assets	$110.1

Current liabilities	$21.3
Long-term liabilities	9.2

Total liabilities	$30.5

Results of operations for the discontinued operations for the years ended December 31 are as follows (in millions):

	2007	2006	2005
Revenues (1)	$50.9	$122.6	$126.5

Income before tax	$2.5	$8.3	$9.4
Gain (loss) on divestiture	(32.6)	—	15.3
Income tax expense	6.1	3.2	9.9

Discontinued operations, net of tax	$(36.2)	$5.1	$14.8

(1)	Includes revenue from divisions not part of the disposal group, which were treated as intercompany revenues prior to the divestiture, of $1.5 million, $2.3 million and $3.9 million for the years ended December 31, 2007, 2006 and 2005 respectively.
Results for discontinued operations for the year ended December 31, 2007 included losses from the sale of these assets of $32.6 million ($38.0 million loss, net of tax), including divested goodwill of $95.7 million. Discontinued operations for the years ended December 31, 2007, 2006 and 2005 included pre-tax income from operations of $2.5 million ($1.8 million income, net of tax), $8.3 million ($5.1 million income, net of tax) and $6.7 million of pre-tax income ($4.0 million income, net of tax), respectively.
During 2005, we recognized a previously deferred gain of approximately $15.3 million ($9.2 million gain, net of tax). This deferred gain was attributable to a divestiture that occurred in 2003 where the acquirer had the right to sell the operations back to us for a period of time (a “put” agreement), thus constituting a form of continuing involvement on our part and precluding recognition of the gain in 2003. These operations were sold in 2005 to another third party and the put agreement was cancelled. Discontinued operations in 2005 also included a $2.7 million pre-tax benefit ($1.6 million income, net of tax) primarily the result of adjustments to our insurance liabilities related to divestitures previously reported as discontinued operations.
In accordance with EITF Issue No. 87-24, Allocation of Interest to Discontinued Operations, we allocate interest to discontinued operations based on the ratio of net assets sold to the sum of consolidated net assets plus consolidated debt. We do not allocate interest on debt that is directly attributable to other operations outside of the discontinued operations. For the years ended December 31, 2007, 2006 and 2005, we allocated $3.1 million, $4.5 million and $4.9 million of interest expense to discontinued operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
3. Property and Equipment
The following tables show the activity and balances related to property and equipment from January 1, 2006 through December 31, 2007 (in millions):

	Property and Equipment
	Balance at		Sales	Acquisitions,		Balance at
	December 31,	Capital	and	Net of		December 31,
	2006	Additions	Retirements	Divestitures	Other(1)	2007
Land and improvements	$473.1	$15.1	$(13.0)	$10.4	$0.6	$486.2
Land held for permitting as landfills	95.1	22.1	(0.5)	(0.1)	(18.8)	97.8
Landfills	4,155.5	244.0	—	25.8	36.4	4,461.7
Buildings and improvements	504.3	30.3	(3.1)	9.4	(4.1)	536.8
Vehicles and equipment	2,192.3	285.9	(116.8)	(4.6)	(2.0)	2,354.8
Containers and compactors	952.1	60.5	(21.5)	2.3	0.2	993.6
Furniture and office equipment	53.2	12.1	(3.9)	—	3.1	64.5

Total	$8,425.6	$670.0	$(158.8)	$43.2	$15.4	$8,995.4

	Accumulated Depreciation and Amortization
		Depreciation
	Balance at	and	Sales	Acquisitions,		Balance at
	December 31,	Amortization	and	Net of		December 31,
	2006	Expense	Retirements	Divestitures	Other(1)	2007
Land and improvements	$(36.6)	$(5.9)	$0.3	$—	$(0.1)	$(42.3)
Landfills	(2,046.1)	(229.5)	—	3.1	4.3	(2,268.2)
Buildings and improvements	(166.3)	(25.1)	2.4	—	0.1	(188.9)
Vehicles and equipment	(1,245.8)	(208.4)	111.5	9.0	(2.2)	(1,335.9)
Containers and compactors	(633.3)	(78.9)	21.1	1.2	—	(689.9)
Furniture and office equipment	(38.8)	(4.9)	3.9	—	—	(39.8)

Total	$(4,166.9)	$(552.7)	$139.2	$13.3	$2.1	$(4,565.0)

Property and equipment, net	$4,258.7	$117.3	$(19.6)	$56.5	$17.5	$4,430.4

(1)	Primarily consists of $19.2 million capitalized interest and $2.7 million relating to changes in landfill retirement obligation assets for recognition of and adjustments to capping, closure and post-closure costs (see Note 8, Landfill Accounting).

	Property and Equipment
	Balance at		Sales	Acquisitions,		Balance at
	December 31,	Capital	and	Net of		December 31,
	2005	Additions	Retirements	Divestitures	Other (1)	2006
Land and improvements	$464.5	$18.3	$(5.7)	$(2.1)	$(1.9)	$473.1
Land held for permitting as landfills	114.0	6.5	—	(7.1)	(18.3)	95.1
Landfills	3,873.3	240.7	(0.2)	12.2	29.5	4,155.5
Buildings and improvements	499.6	27.7	(5.7)	(12.6)	(4.7)	504.3
Vehicles and equipment	2,003.0	282.9	(75.3)	(20.0)	1.7	2,192.3
Containers and compactors	901.0	78.5	(18.3)	(9.0)	(0.1)	952.1
Furniture and office equipment	52.3	6.5	(5.2)	(0.4)	—	53.2

Total	$7,907.7	$661.1	$(110.4)	$(39.0)	$6.2	$8,425.6

	Accumulated Depreciation and Amortization
		Depreciation
	Balance at	and	Sales	Acquisitions,		Balance at
	December 31,	Amortization	and	Net of		December 31,
	2005	Expense	Retirements	Divestitures	Other (1)	2006
Land and improvements	$(31.0)	$(5.8)	$0.2	$0.1	$(0.1)	$(36.6)
Landfills	(1,800.8)	(245.3)	—	—	—	(2,046.1)
Buildings and improvements	(148.1)	(26.1)	4.8	2.9	0.2	(166.3)
Vehicles and equipment	(1,135.8)	(194.2)	71.9	15.3	(3.0)	(1,245.8)
Containers and compactors	(576.9)	(81.0)	17.5	7.0	0.1	(633.3)
Furniture and office equipment	(39.0)	(4.4)	4.2	0.3	0.1	(38.8)

Total	$(3,731.6)	$(556.8)	$98.6	$25.6	$(2.7)	$(4,166.9)

Property and equipment, net	$4,176.1	$104.3	$(11.8)	$(13.4)	$3.5	$4,258.7

(1)	Primarily consists of $17.2 million capitalized interest, $9.7 million landfill asset impairments, $11.4 million reclassification of landfill cover from land held for landfills and $7.4 million relating to changes in landfill retirement obligation assets for recognition of and adjustments to capping, closure and post-closure costs (see Note 8, Landfill Accounting) as well as a $5.2 million charge related to the relocation of our operations support center.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
4. Goodwill
The following table shows the activity and balances related to goodwill by reporting unit from January 1, 2006 through December 31, 2007 (in millions):

	Balance at				Balance at
	December 31,				December 31,
	2006	Acquisitions	Divestitures(1)	Adjustments(2)	2007
East	$2,414.5	$—	$—	$(3.3)	$2,411.2
Midwest	2,115.4	0.3	(29.1)	(2.9)	2,083.7
South	1,933.1	1.4	(70.0)	(2.6)	1,861.9
West	1,663.0	1.8	—	(1.6)	1,663.2

Total	$8,126.0	$3.5	$(99.1)	$(10.4)	$8,020.0

	Balance at				Balance at
	December 31,				December 31,
	2005	Acquisitions	Divestitures(1)	Adjustments(2)	2006
East	$2,450.7	$—	$(26.4)	$(9.8)	$2,414.5
Midwest	2,125.1	—	(3.2)	(6.5)	2,115.4
South	1,940.5	0.8	(2.4)	(5.8)	1,933.1
West	1,667.9	—	—	(4.9)	1,663.0

Total	$8,184.2	$0.8	$(32.0)	$(27.0)	$8,126.0

(1)	See Note 2, Acquisitions and Divestitures.

(2)	Includes income tax related adjustments associated with the acquisition of BFI in 1999. Also includes reallocation among regions related to refinements to the regional organization structure in 2006.
5. Other Assets
The following table shows the balances included in other assets as of December 31 (in millions):

	2007	2006
Deferred financing costs	$76.3	$77.0
Funded status of defined benefit pension plan	57.9	11.6
Landfill closure deposits	47.2	35.8
Insurance recoveries	24.2	34.5
Notes receivable	21.2	17.1
Other	113.3	202.6

Total	$340.1	$378.6

Deferred financing costs represent transaction costs directly attributable to obtaining financing. Upon funding of debt offerings, financing costs are capitalized and amortized using the effective-interest method over the term of the related debt. In 2007, 2006 and 2005, we wrote off $8.3 million, $4.1 million and $13.7 million, respectively, of deferred financing costs in connection with the repayment of debt before its maturity date. Such amounts are included in “Interest expense and other” in our consolidated statements of operations.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
6. Other Liabilities
Other accrued liabilities —
The following table shows the balances included in other accrued liabilities as of December 31 (in millions):

	2007	2006
Accrued income taxes (1)	$395.9	$1.8
Current portion of self-insurance claim liabilities	94.8	87.6
Accrued payroll	90.9	97.0
Accrued landfill taxes, hosting fees and royalties	35.8	35.0
Accrued franchise and sales taxes	30.7	33.3
Accrued property taxes	16.2	15.1
Current portion of non-recurring acquisition accruals	2.7	6.6
Other	90.7	93.4

Total	$757.7	$369.8

(1)	Includes $380.7 million related to income tax uncertainties. See Note 9, Income Taxes.
Other long-term obligations —
The following table shows the balances included in other long-term obligations as of December 31 (in millions):

	2007	2006
Income tax uncertainties (1)	$261.7	$559.3
Self-insurance claim liabilities	189.3	207.0
Non-recurring acquisition accruals	21.8	22.4
Pension liability (2)	11.6	16.8
Other	54.2	81.3

Total	$538.6	$886.8

(1)	See Note 9, Income Taxes.

(2)	See Note 10, Employee Benefit Plans.
Self-Insurance —
Self-insurance claims liabilities relate mainly to our commercial general liability, automobile liability, and workers’ compensation coverages. The following table shows the activity in the current and long-term portions of our self-insurance claims liabilities included in table above for the years ended December 31 (in millions):

	2007	2006
Gross insurance claim liabilities, beginning of year	$294.6	$294.1
Less amount due from insurers	34.5	35.7

Net insurance claim liabilities, beginning of year	260.1	258.4
Claims payments made during the year	(239.3)	(250.2)
Provision charged to cost of operations	239.1	251.9

Net insurance claim liabilities, end of year	259.9	260.1
Plus amount due from insurers	24.2	34.5

Gross insurance claim liabilities, end of year	284.1	294.6
Less current portion	94.8	87.6

Long-term portion	$189.3	$207.0

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
7. Long-term Debt
Long-term debt at December 31, 2007 and 2006 consists of the amounts listed in the following table. The effective interest rate includes our interest cost incurred, amortization of deferred financing cost and the amortization or accretion of discounts or premiums (in millions, except interest rates).

	Debt Balance at		Effective Interest Rate
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
2005 Revolver due 2012, ABR borrowings*	$—	$—	7.75%	9.75%
2005 Revolver due 2012, Adjusted LIBOR borrowings*	—	—	6.20	7.86
2005 Term Loan due 2014	806.7	1,105.0	6.75	7.34
Receivables secured loan	393.7	230.0	6.37	6.02
6.375% senior notes due 2008	161.0	157.9	8.34	8.34
8.50% senior notes due 2008	—	750.0	—	8.78
6.50% senior notes due 2010	350.0	350.0	6.76	6.76
5.75% senior notes due 2011	400.0	400.0	6.00	6.00
6.375% senior notes due 2011	275.0	275.0	6.63	6.63
9.25% senior notes due 2012	—	250.9	—	9.40
7.875% senior notes due 2013	450.0	450.0	8.09	8.09
6.125% senior notes due 2014	425.0	425.0	6.30	6.30
7.25% senior notes due 2015	600.0	600.0	7.43	7.43
7.125% senior notes due 2016	595.6	595.1	7.38	7.38
6.875% senior notes due 2017	750.0	—	7.04	—
9.25% debentures due 2021	96.5	96.3	9.47	9.47
7.40% debentures due 2035	296.7	294.4	8.03	8.03
4.25% senior subordinated convertible debentures due 2034	230.0	230.0	4.34	4.34
7.375% senior unsecured notes due 2014	400.0	400.0	7.55	7.55
Solid waste revenue bond obligations, principal payable through 2031**	397.5	280.6	6.12	6.85
Notes payable to a municipality, finance and commercial companies, and individuals, interest rates of 2.37% to 11.25%, and principal payable through 2014, secured by vehicles, equipment, real estate or accounts receivable **	1.2	2.3	7.97	6.00
Obligations under capital leases of vehicles and equipment **	12.3	12.4	8.78	8.92
Notes payable to individuals and commercial companies, interest rates of 5.99% to 9.50%, principal payable through 2010, unsecured **	1.7	5.7	6.00	8.07

Total debt **	6,642.9	6,910.6	6.96	7.37
Less: Current portion	557.3	236.6

Long-term portion	$6,085.6	$6,674.0

*	Excludes fees

**	Reflects weighted average interest rate
Refinancings —
In March 2007, we issued $750 million of 6.875% senior notes due 2017 and used the proceeds to fund a portion of our tender offer for our 8.50% senior notes due 2008. We also completed the amendment to our 2005 Credit Facility, which included re-pricing the 2005 Revolver and a two-year maturity extension for all facilities under the 2005 Credit Facility. The interest rate and fees for borrowings and letters of credit under the 2005 Revolver were reduced by 75 basis points. In addition, our fee for the unused portion of the 2005 Revolver was reduced by 37.5 basis points. We expensed approximately $45.4 million of costs related to premiums paid, write-off of deferred financing and other costs in connection with these transactions. These costs were included in “Interest expense and other” in our consolidated statements of operations.
In May 2007, we renewed our accounts receivable securitization program and concurrently increased the capacity of this 364-day liquidity facility from $230 million to $300 million. We used the proceeds from this increase to pay down a portion of our 2005 Term Loan by $68 million. On October 30, 2007, we increased our receivables secured loan program t o $400 million from $300

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
million. Additionally, we made an optional $135 million prepayment and a mandatory $95 million prepayment on the 2005 Term Loan during the quarters ended June 30, 2007 and December 31, 2007, respectively.
Throughout 2007, we completed four offerings of unsecured tax-exempt bonds with an aggregate value of $116.8 million, the proceeds of which are used to finance qualifying expenditures at our landfills, transfer and hauling facilities. The maturity tax-exempt bonds mature between 2015 and 2018.
In September 2007, we redeemed $250 million of 9.25% senior notes due 2012 with available cash and a temporary borrowing under the 2005 Revolver. We expensed $13.3 million of costs related to premium paid, write-off of deferred financing and other costs in connection with the redemption.
2005 Credit Facility —
At December 31, 2007, we had a senior secured credit facility, referred to as the 2005 Credit Facility, that included: (i) a $1.575 billion Revolving Credit Facility due March 2012 (the 2005 Revolver), (ii) a $806.7 million Term Loan B due March 2014, referred to as the 2005 Term Loan, (iii) a $485 million Institutional Letter of Credit Facility due March 2014, and (iv) a $25 million Incremental Revolving Letter of Credit Facility due March 2012. Of the $1.575 billion available under the 2005 Revolver, the entire amount may be used to support the issuance of letters of credit. At December 31, 2007, we had no loans outstanding and $352.4 million in letters of credit drawn on the 2005 Revolver, leaving approximately $1.223 billion capacity available under the 2005 Revolver. Both the $25 million Incremental Revolving Letter of Credit Facility and $485 million Institutional Letter of Credit Facility were fully utilized at December 31, 2007.
The 2005 Credit Facility bears interest at an Alternative Base Rate (ABR), or an Adjusted LIBOR, both terms defined in the 2005 Credit Facility agreement, plus, in either case, an applicable margin based on our leverage ratio. Proceeds from the 2005 Credit Facility may be used for working capital and other general corporate purposes, including acquisitions.
We are required to make prepayments on the 2005 Credit Facility upon completion of certain transactions as defined in the 2005 Credit Facility, including asset sales and issuances of debt securities. Proceeds from these transactions, in certain circumstances, are required to be applied to amounts due under the 2005 Credit Facility pursuant to the 2005 Credit Facility agreement. We are also required to prepay a portion of the 2005 Term Loan with up to 50% of any excess cash flows from operations, as defined in the 2005 Credit Facility agreement. The agreement also requires scheduled amortization of the 2005 Term Loan and Institutional Letter of Credit Facility. There is no further scheduled amortization on the 2005 Term Loan except for the outstanding balance at maturity on March 28, 2014.
Senior notes and debentures —
In March 2007, we issued $750 million of 6.875% senior notes due 2017. The net proceeds were used to fund a portion of the tender offer for our 8.50% senior notes due 2008. Interest is payable semi-annually on June 1st and December 1st, beginning on December 1, 2007. These senior notes have a make-whole call provision that is exercisable at our option any time prior to June 1, 2012, at the stated redemption price. These notes may also be redeemed on or after June 1, 2012 at the stated redemption price.
In May 2006, we issued $600 million of 7.125% senior notes due 2016 at a discounted price equal to 99.123% of the aggregate principal amount. Interest is payable semi-annually on May 15th and November 15th. These senior notes have a make-whole call provision that is exercisable any time prior to May 15, 2011 at the stated redemption price. These notes may also be redeemed on or after May 15, 2011 at the stated redemption price. We used the net proceeds to fund our tender offer for our $600 million of 8.875% senior notes due 2008. At December 31, 2007 and 2006, the remaining unamortized discount was $4.4 million and $4.9 million, respectively.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In March 2005, we issued $600 million of 7.25% senior notes due 2015 to fund a portion of the tender offer of $600 million 7.625% senior notes due 2006. Interest is payable semi-annually on March 15th and September 15th. These senior notes have a make-whole call provision that is exercisable any time prior to March 15, 2010 at the stated redemption price. These notes may also be redeemed on or after March 15, 2010 at the stated redemption price.
In April 2004, we issued $275 million of 6.375% senior notes due 2011 to fund a portion of the tender offer of 10% senior subordinated notes due 2009. Interest is payable semi-annually on April 15th and October 15th. These senior notes have a make-whole call provision that is exercisable at any time at the stated redemption price.
In April 2004, we also issued $400 million of 7.375% senior unsecured notes due 2014 to fund a portion of the tender offer of 10% senior subordinated notes due 2009. Interest is payable semi-annually on April 15th and October 15th. These notes have a make-whole call provision that is exercisable any time prior to April 15, 2009 at the stated redemption price. The notes may also be redeemed after April 15, 2009 at the stated redemption prices.
In January 2004, we issued $400 million of 5.75% senior notes due 2011 and $425 million of 6.125% senior notes due 2014 to fund the redemption of $825 million of our $875 million 7.875% senior notes due 2009. Interest is payable semi-annually on February 15th and August 15th. The $400 million senior notes have a make-whole call provision that is exercisable at any time at the stated redemption price. The $425 million senior notes have a make-whole call provision that is exercisable at any time prior to February 15, 2009 at the stated redemption price. The notes may also be redeemed after February 15, 2009 at the stated redemption prices.
In November 2003, we issued $350 million of 6.50% senior notes due 2010. These senior notes have a make-whole call provision that is exercisable at any time at a stated redemption price. Interest is payable semi-annually on February 15th and August 15th. We used proceeds from this issuance to repurchase a portion of our 10% senior subordinated notes in 2003.
In April 2003, we issued $450 million of 7.875% senior notes due 2013. The senior notes have a no call provision until 2008. Interest is payable semi-annually on April 1st and October 1st. We used the proceeds to reduce term loan borrowings under our credit facility in effect at the time.
In November 2002, we issued $375 million of 9.25% senior notes due 2012. These notes have no call provision until 2007. Interest is payable semi-annually on March 1st and September 1st. We used the net proceeds from the sale of these notes to repay term loans under our credit facility in effect at the time. We redeemed $125.0 million of these notes during the first quarter of 2005. The remainder was redeemed during the third quarter of 2007.
In November 2001, we issued $750 million of 8.50% senior notes due 2008. Interest is payable semi-annually on June 1st and December 1st. We used the proceeds to reduce term loan borrowings under our credit facility in effect at the time. We redeemed these notes with proceeds from the issuance of the $750 million of 6.875% senior notes due 2017 in the first quarter of 2007.
The $161.2 million of 6.375% senior notes due 2008 and $99.5 million of 9.25% debentures due 2021 assumed from BFI are not redeemable prior to maturity and are not subject to any sinking fund. At December 31, 2007 and 2006, the remaining unamortized discount associated with the 6.375% senior notes and the 9.25% debentures was $0.2 million and $3.3 million, respectively and $3.0 million and $3.2 million, respectively.
The $360.0 million of 7.40% debentures due 2035 assumed from BFI are not subject to any sinking fund and may be redeemed as a whole or in part, at our option at any time. The redemption price is equal to the greater of the principal amount of the debentures and the present value of future principal and interest payments discounted at a rate specified under the terms of the indenture. At

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006, the remaining unamortized discount was $63.3 million and $65.5 million, respectively.
Receivables secured loans —
We have an accounts receivable securitization program with two financial institutions that allows us to borrow up to $400 million on a revolving basis under a loan agreement secured by receivables. The agreements include a 364-day liquidity facility and a three-year purchase commitment, secured by receivables. If we are unable to renew the liquidity facility when it matures on May 29, 2008, we will refinance any amounts outstanding with the portion of our 2005 Revolver or with other long-term borrowings. Although we intend to renew the liquidity facility on May 29, 2008 and do not expect to repay the amounts within the next twelve months, the loan is classified as current because it has a contractual maturity of less than one year.
The borrowings are secured by our accounts receivable that are owned by a wholly-owned and fully consolidated subsidiary. This subsidiary is a separate corporate entity whose assets, or collateral securing the borrowings, are available first to satisfy the claims of the subsidiary’s creditors. At December 31, 2007 and 2006, the total amount of accounts receivable (gross) serving as collateral securing the borrowing were $532.5 million and $390.6 million, respectively. Under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities — a Replacement of FASB Statement 125, the securitization program is accounted for as a secured borrowing with a pledge of collateral. The receivables and debt obligation remain on our consolidated balance sheet. At December 31, 2007 and 2006, we had outstanding borrowings under this program of $393.7 million and $230.0 million, respectively. The borrowings under this program bear interest at the financial institution’s commercial paper rate plus an applicable spread and interest is payable monthly.
Senior subordinated notes —
In July 1999, we issued $2.0 billion of 10.00% senior subordinated notes that mature in 2009. We used the proceeds from these senior subordinated notes as partial financing of the acquisition of BFI. During 2004 and 2003, we completed open market repurchases and a tender offer of these senior subordinated notes in aggregate principal amounts of approximately $1.3 billion and $506.1 million, respectively.
During the first quarter of 2005, through open market repurchases and a tender offer, we completed the repurchase of the remaining balance of these senior subordinated notes in an aggregate principal amount of $195.0 million. In connection with these repurchases and tender offer we paid premiums of approximately $10.3 million and wrote-off deferred financing costs of $1.7 million, both of which were included in interest expense and other in our consolidated statements of operations.
Senior subordinated convertible debentures —
In April 2004, we issued $230 million of 4.25% senior subordinated convertible debentures due 2034 that are unsecured and are not guaranteed. They are convertible into 11.3 million shares of our common stock at a conversion price of $20.43 per share. Common stock transactions such as cash or stock dividends, splits, combinations or reclassifications and issuances at less than current market price will require an adjustment to the conversion rate as defined per the indenture. Certain of the conversion features contained in the convertible debentures are deemed to be embedded derivatives, as defined under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, (SFAS 133), however, these embedded derivatives currently have no value.
These debentures are convertible at the option of the holder anytime if any of the following occurs: (i) our closing stock price is in excess of $25.5375 for 20 of 30 consecutive trading days ending on the last day of the quarter, (ii) during the five business day period after any three consecutive trading days in which the average trading price per debenture is less than 98% of the product of the

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
closing price for our common stock times the conversion rate, (iii) we issue a call notice, or (iv) certain specified corporate events such as a merger or change in control.
We can elect to settle the conversion in stock, cash or a combination of stock and cash. If settled in stock, the holder will receive the fixed number of shares based on the conversion rate except if conversion occurs after 2029 as a result of item (ii) above, the holder will receive shares equal to the par value divided by the trading stock price. If settled in cash, the holder will receive the cash equivalent of the number of shares based on the conversion rate at the average trading stock price over a ten day period except if conversion occurs as a result of item (iv) above, the holder will then receive cash equal to the par value only.
We can elect to call the debentures at any time after April 15, 2009 at par for cash only. The holders can require us to redeem some or all of the debentures on April 15th of 2011, 2014, 2019, 2024 and 2029 at par for stock, cash or a combination of stock and cash at our option. If the debentures are redeemed in stock, the number of shares issued will be determined as the par value of the debentures divided by the average trading stock price over a five-day period.
Solid waste revenue bond obligations —
At December 31, 2007 and 2006, we have $397.5 million and $280.6 million of fixed and variable rate solid waste revenue bonds outstanding. These bonds mature between 2010 and 2031. During 2007, we issued $116.8 million of tax-exempt bonds with maturities ranging from 2015 to 2018. Proceeds from these bonds are used to finance qualifying capital expenditures at our landfills, transfer and hauling facilities. The unamortized discount at December 31, 2007 and 2006 was $2.5 million and $2.9 million, respectively.
Future maturities of long-term debt —
Aggregate future scheduled maturities of long-term debt as of December 31, 2007 are as follows (in millions):

Maturity
2008 (1)	$557.5
2009	2.4
2010	375.4
2011	676.3
2012	1.2
Thereafter	5,103.5

Gross Principal	6,716.3
Discount, net	(73.4)

Total Debt	$6,642.9

(1)	Includes the receivables secured loan, which is a 364-day liquidity facility with a maturity date of May 29, 2008 and has a balance of $393.7 million at December 31, 2007. Although we intend to renew the liquidity facility prior to its maturity date, the outstanding balance is classified as a current liability because it has a contractual maturity of less than one year.
Future payments under capital leases, the principal amounts of which are included above in future maturities of long-term debt, are as follows at December 31, 2007 (in millions):

Maturity	Principal	Interest	Total
2008	$1.6	$1.0	$2.6
2009	1.4	0.9	2.3
2010	1.3	0.7	2.0
2011	1.0	0.7	1.7
2012	0.7	0.6	1.3
Thereafter	6.3	1.9	8.2

	$12.3	$5.8	$18.1

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Fair value of debt —
The fair value of our debt is subject to change as a result of potential changes in market rates and prices. The table below provides information about our long-term debt by aggregate principal and weighted average interest rates for instruments that are sensitive to interest rates. The financial instruments are grouped by market risk exposure category (in millions, except percentages):

	Balance at	Fair Value at	Balance at	Fair Value at
	December 31,	December 31,	December 31,	December 31,
	2007	2007	2006	2006
Fixed Rate Debt:
Principal amount	$5,317.8	$5,308.8	$5,490.8	$5,560.6
Weighted average interest rate	5.92%		7.25%
Variable Rate Debt:
Principal amount	$1,325.1	$1,291.9	$1,419.8	$1,423.9
Weighted average interest rate(1)	6.13%		6.76%

(1)	Reflects the rate in effect as of December 31, 2007 and 2006 and includes all applicable margins. Actual future rates may vary.
Debt covenants —
At December 31, 2007, we were in compliance with all financial and other covenants under our 2005 Credit Facility. We are not subject to any minimum net worth covenants. At December 31, 2007, our EBITDA (1)/Interest ratio was 3.00:1 compared to 2.20:1 required by the covenants under our 2005 Credit Facility and Total Debt/EBITDA (1) ratio was 4.00:1 compared to 5.50:1 required by the covenants under our 2005 Credit Facility, (in each case as defined by the 2005 Credit Facility).

(1)	EBITDA, which is a non-GAAP measure, used for covenants is calculated in accordance with the definition in the 2005 Credit Facility agreement. In this context, EBITDA is used solely to provide information on the extent to which we are in compliance with debt covenants and is not comparable to EBITDA used by other companies.
The 2005 Credit Facility also restricts us from making certain types of payments, including dividend payments on our common and preferred stock. However, we are able to pay cash dividends on our outstanding 6.25% Series D senior mandatory convertible preferred stock (Series D preferred stock). Our notes contain certain financial covenants and restrictions, which may, in certain circumstances, limit our ability to complete acquisitions, pay dividends, incur indebtedness, make investments and take certain other corporate actions.
Failure to comply with the financial and other covenants under our 2005 Credit Facility, as well as the occurrence of certain material adverse events, would constitute defaults and would allow the lenders under the 2005 Credit Facility to accelerate the maturity of all indebtedness under the related agreement. This could also have an adverse impact on availability of financial assurances. In addition, maturity acceleration on the 2005 Credit Facility constitutes an event of default under our other debt instruments, including our senior notes and, therefore, these would also be subject to acceleration of maturity. If such acceleration were to occur, we would not have sufficient liquidity available to repay the indebtedness. We would likely have to seek an amendment under the 2005 Credit Facility for relief from the financial covenants or repay the debt with proceeds from the issuance of new debt or equity, and/or asset sales, if necessary. We may be unable to amend the 2005 Credit Facility or raise sufficient capital to repay such obligations in the event the maturities are accelerated.
At December 31, 2007, we were in compliance with all applicable covenants.
Guarantees —
We, and substantially all of our subsidiaries, are jointly and severally liable for the obligations under the 6.50% senior notes due 2010, the 5.75% senior notes due 2011, the 6.375% senior notes due 2011, the 7.875% senior notes due 2013, the 6.125% senior notes due 2014, the 7.375% senior unsecured notes due 2014, the 7.25% senior notes due 2015, the 7.125% senior notes due 2016 and the 6.875% senior notes due 2017 issued by Allied Waste North America, Inc. (Allied NA) and

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
the 2005 Credit Facility through unconditional guarantees issued by us, current and future subsidiaries. Allied NA, our wholly-owned subsidiary, and Allied Waste Industries, Inc. are jointly and severally liable for the obligations under the 6.375% senior notes due 2008, the 9.25% debentures due 2021 and the 7.40% debentures due 2035 issued by BFI through an unconditional, joint and several, guarantee issued by Allied NA and Allied Waste Industries, Inc. Allied Waste Industries, Inc. is also jointly and severally liable for the obligations under the $20.0 million 5.15% unsecured tax-exempt bonds due 2015, the $56.8 million 5.20% unsecured tax-exempt bonds due 2018 and the $30.0 million variable rate unsecured tax-exempt bonds due 2017, issued by Allied NA, through unconditional guarantees issued by Allied Waste Industries, Inc. Certain of other debt issued by us or our subsidiaries may also be guaranteed by us or our subsidiaries. At December 31, 2007, the maximum potential amount of future payments under the guarantees is the outstanding amount of the debt identified above and the amount for letters of credit issued under the 2005 Credit Facility. In accordance with FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45), the guarantees are not recorded in our consolidated financial statements as they represent parent-subsidiary guarantees. We do not guarantee any third party debt.
Collateral —
Our 2005 Credit Facility is secured by the stock of substantially all of our subsidiaries and a security interest in substantially all of our assets. A portion of the collateral that collateralizes the 2005 Credit Facility is shared as collateral with the holders of certain of our senior secured notes and debentures.
The senior secured notes and debentures are collateralized by the stock of substantially all of the BFI subsidiaries along with certain other Allied subsidiaries and a security interest in the assets of BFI, its domestic subsidiaries and certain other Allied subsidiaries. In accordance with the SEC Rule 3-16 of Regulation S-X, separate financial statements for BFI as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 are included herein in Exhibit 99.2.
Following is a summary of the condensed consolidated balance sheets for BFI and the other Allied subsidiaries that serve as collateral for the senior secured notes and debentures as of December 31, 2007 (in millions):

		Other Allied
	BFI	Collateral	Combined
Condensed Consolidated Balance Sheet (1):
Current assets	$246.4	$248.9	$495.3
Property and equipment, net	1,056.4	864.8	1,921.2
Goodwill	3,264.4	3,015.2	6,279.6
Other assets, net	185.1	36.6	221.7

Total assets	$4,752.3	$4,165.5	$8,917.8

Current liabilities	$564.8	$269.6	$834.4
Long-term debt, less current portion	4,479.7	5.6	4,485.3
Other long-term obligations	631.8	96.9	728.7
Due to parent	1,111.1	1,364.5	2,475.6
Total equity (deficit)	(2,035.1)	2,428.9	393.8

Total liabilities and equity (deficit)	$4,752.3	$4,165.5	$8,917.8

(1)	All transactions between BFI and the Other Allied collateral have been eliminated.
Interest expense and other —
Interest expense and other includes interest paid to third parties for our debt obligations (net of amounts capitalized), interest income, accretion of debt discounts, amortization of debt issuance costs and costs incurred to early extinguish debt.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Interest expense and other includes the following components (in millions):

	Year Ended December 31,
	2007	2006	2005
Interest expense and other
Interest expense, gross	$486.5	$526.2	$519.8
Interest income	(5.9)	(4.2)	(3.0)
Interest capitalized for development projects	(19.2)	(17.2)	(14.1)
Accretion of debt and amortization of debt issuance costs	20.5	21.8	22.7
Costs incurred to early extinguish debt	59.6	41.3	62.6
Interest expense allocated to discontinued operations	(3.1)	(4.5)	(4.9)

Total interest expense and other from continuing operations	$538.4	$563.4	$583.1

Derivative instruments and hedging activities —
Our policy requires that no less than 70% of our debt be at a fixed rate, either directly or effectively through interest rate swap contracts. In order to adhere to that policy, we have from time to time, entered into interest rate swap agreements for the purpose of hedging variability of interest expense and interest payments on our long-term variable rate bank debt and maintaining a mix of fixed and floating rate debt. Our strategy is to use interest rate swap contracts when such transactions will serve to reduce our aggregate exposure and meet the objectives of our interest rate risk management policy. These contracts are not entered into for trading purposes. We believe it is important to have a mix of fixed and floating rate debt to provide financing flexibility.
At December 31, 2007, approximately 80% of our debt was fixed and 20% had variable interest rates. We had no interest rate swap contracts outstanding at December 31, 2007 or 2006.
Subsequent events —
In January 2008, we redeemed $161.2 million of 6.375% senior notes due 2008 with available cash. We also completed an offering of $33.9 million variable rate, unsecured tax-exempt bonds maturing in 2024. Proceeds from the tax-exempt bonds are used to finance qualifying expenditures at our landfills, transfer and hauling facilities.
8. Landfill Accounting
We have a network of 161 owned or operated active landfills with a net book value of approximately $2.2 billion at December 31, 2007. In addition, we own or have responsibility for 113 closed landfills.
Landfill assets —
The following is a rollforward of our investment in our landfill assets excluding project costs and land held for permitting as landfills (in millions):

	Net Book Value		Capping,
	of Landfills	Landfill	Closure and
Net Book Value at	Acquired, net of	Development	Post-Closure	Landfill		Net Book Value at
December 31, 2006	Divestitures	Costs	Accruals (1)	Amortization	Other(1)	December 31, 2007

$2,109.4	$28.9	$263.2	$51.3	$(229.5)	$(29.8)	$2,193.5

(1)	Includes an increase in both the landfill retirement obligation and the related landfill asset resulting from changes in the long-term closure and post-closure costs associated with one of our landfills in the Midwest region. We recognized a related pre-tax impairment charge of $24.5 million during the third quarter of 2007.

	Net Book Value		Capping,
	of Landfills	Landfill	Closure and
Net Book Value at	Acquired, net of	Development	Post-Closure	Landfill		Net Book Value at
December 31, 2005	Divestitures	Costs	Accruals	Amortization	Other(1)	December 31, 2006

$2,072.5	$12.2	$257.9	$7.4	$(245.3)	$4.7	$2,109.4

(1)	Relates primarily to capitalized expansion costs transferred to the landfill amortization base.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
We expensed approximately $229.5 million, $245.3 million and $244.1 million, or an average of $3.14, $3.17 and $3.11 per ton consumed, related to landfill amortization during the years ended December 31, 2007, 2006 and 2005, respectively.
Capping, closure and post-closure —
The following table is a summary of the capping, closure and post-closure costs at December 31, (in millions):

	2007	2006
Discounted capping, closure and post-closure liability recorded:
Current portion	$73.2	$59.8
Non-current portion	604.6	579.3

Total	$677.8	$639.1

Estimated remaining capping, closure and post-closure costs to be expended:
2008	$73.2
2009	62.9
2010	73.2
2011	68.0
2012	54.9
Thereafter	3,035.0

Estimated remaining undiscounted capping, closure and post-closure costs to be expended	$3,367.2

Estimated remaining discounted capping, closure and post-closure costs to be expended	$1,079.6

Total remaining discounted costs to be expended include the recorded liability on our balance sheet as well as amounts expected to be recorded in future periods as disposal capacity is consumed.
Accretion expense for capping, closure and post-closure for the years ended December 31, 2007, 2006 and 2005 was $53.2 million, $48.8 million and $49.8 million, respectively, or an average of $0.73, $0.63 and $0.63 per ton consumed, respectively.
Environmental costs --
Our ultimate liabilities for environmental matters may differ from the estimates determined in our assessments to date. We have determined that the recorded undiscounted liability for environmental matters as of December 31, 2007 and 2006 of approximately $189.6 million and $217.0 million, respectively, represents the most probable outcome of these matters. Using the high end of our estimate of the reasonably possible range, the outcome of these matters would result in approximately $17.2 million of additional liability. There were no significant environmental recovery receivables outstanding as of December 31, 2007 or 2006.
The following table shows the activity and balances related to our environmental and capping, closure and post-closure accruals related to open and closed landfills from December 31, 2004 through December 31, 2007 (in millions):

	Balance at	Charges to			Balance at
	12/31/06	Expense	Other (1)	Payments	12/31/07
Environmental accruals	$217.0	$—	$(6.4)	$(21.0)	$189.6
Open landfills capping, closure and post-closure accruals	420.4	36.2	22.2	(26.7)	452.1
Closed landfills capping, closure and post-closure accruals	218.7	17.0	17.5	(27.5)	225.7

Total	$856.1	$53.2	$33.3	$(75.2)	$867.4

	Balance at	Charges to			Balance at
	12/31/05	Expense	Other (1) (2)	Payments	12/31/06
Environmental accruals	$272.5	$—	$(35.4)	$(20.1)	$217.0
Open landfills capping, closure and post-closure accruals	413.5	33.5	9.9	(36.5)	420.4
Closed landfills capping, closure and post-closure accruals	200.0	15.3	31.5	(28.1)	218.7

Total	$886.0	$48.8	$6.0	$(84.7)	$856.1

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Balance at	Charges to			Balance at
	12/31/04	Expense	Other (1)	Payments	12/31/05
Environmental accruals	$304.4	$—	$(0.6)	$(31.3)	$272.5
Open landfills capping, closure and post-closure accruals	403.5	33.7	9.0	(32.7)	413.5
Closed landfills capping, closure and post-closure accruals	218.6	16.1	(7.8)	(26.9)	200.0

Total	$926.5	$49.8	$0.6	$(90.9)	$886.0

(1)	Amounts for open and closed landfills consist primarily of liabilities related to acquired and divested companies and amounts accrued for capping, closure and post-closure liabilities and charged to landfill assets during the year.

(2)	Includes an environmental adjustment recorded in 2006 due to the selection by a regulatory agency of a lower cost remediation plan related to a Superfund site, combined with a reclassification of approximately $27.2 million from environmental to closed site capping, closure and post-closure.
9. Income Taxes
The components of the income tax provision consist of the following (in millions):

	Year Ended December 31,
	2007	2006	2005
Current federal tax provision	$14.0	$7.8	$2.7
Current state tax provision	31.7	24.4	11.3
Deferred tax provision (1)	161.4	203.1	117.1

Total	$207.1	$235.3	$131.1

(1)	The year ended December 31, 2007 includes $165.4 million of federal deferred income tax expense offset by $4.0 million of state deferred income tax benefits.
The reconciliation of the federal statutory tax rate to our effective tax rate is as follows:

	Year Ended December 31,
	2007	2006	2005
Federal statutory tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	4.2	6.5	3.4
Interest on uncertain tax matters, net of tax benefit	3.4	10.0	4.1
Tax basis in stock of assets held for sale	—	—	(8.0)
Valuation allowance on state net operating losses	0.2	2.4	3.4
Prior year state matters	—	3.4	—
Other	(2.7)	2.9	3.0

Effective tax rate	40.1%	60.2%	40.9%

The effective tax rate for 2007 was 40.1% compared to 60.2% in 2006. Income tax expense decreased by $28.2 million or 12.0% from $235.3 million in 2006 to $207.1 million in 2007 as a result of $24.6 million of income tax benefits recognized in 2007 and the absence in 2007 of $58.2 million of income tax charges recognized in 2006, partially offset by increased income tax expense in 2007 associated with higher pre-tax income. The income tax benefits recognized in 2007 included $17.0 million from the reversal of previously accrued interest expense on uncertain tax matters as a result of favorable resolutions during the year, and $7.6 million relating primarily to favorable state tax adjustments. The income tax charges recognized in 2006 included $21.5 million of interest expense on previously recorded liabilities under review by the applicable taxing authorities, $13.4 million in adjustments relating to state tax matters attributable to prior years, a $12.0 million increase in our valuation allowance for state net operating loss carryforwards and $11.3 million relating primarily to adjustments of state income taxes.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The components of the net deferred tax asset (liability) are as follows (in millions):

	December 31,
	2007	2006
Deferred tax liabilities relating to:
Tax-deductible goodwill	$(456.3)	$(418.4)
Property, equipment and other	(208.5)	(176.5)

Total deferred tax liabilities	(664.8)	(594.9)

Deferred tax assets relating to:
Environmental, capping, closure and post-closure reserves	173.2	151.8
Other reserves	80.5	73.6
Capital loss carryforwards	18.9	30.5
Net operating loss and minimum tax and other credit carryforwards	149.9	271.6
Accrued state tax and interest on uncertain tax matters	104.6	—
Valuation allowance	(134.3)	(117.4)

Total deferred tax asset	392.8	410.1

Net deferred tax liability	$(272.0)	$(184.8)

We have federal net operating loss carryforwards of $47.1 million, with an estimated tax effect of $16.5 million, available at December 31, 2007 which will expire in 2024. Additionally, we have state net operating loss carryforwards, with an estimated tax effect of $144.5 million, available at December 31, 2007. The state net operating losses will expire at various times between 2008 and 2027. We have established a valuation allowance of $136.4 million for the state loss carryforwards that are unlikely to be used prior to expiration. The net $19.0 million increase in the valuation allowance in 2007 reflects an increase of $29.3 million due to current year losses generated, a decrease of $4.3 million due to Texas operating losses converting to a tax credit, a decrease of $5.1 million due primarily to changes in state tax rates and apportionment and a decrease of approximately $0.9 million due to expirations of state net operating loss carryforwards. In addition, we have capital loss carryforwards of $63.2 million, with an estimated tax effect of $23.3 million, which expire in 2011, as well as, $28.8 million of federal minimum tax and other credit carryforwards, of which $21.9 million are not subject to expiration.
Deferred income taxes have not been provided on the undistributed earnings of our Puerto Rican subsidiaries of $27.4 million and $21.9 million as of December 31, 2007 and 2006, respectively, as such earnings are considered to be permanently invested in those subsidiaries. If such earnings were to be remitted to us as dividends, we would incur an additional $9.6 million of federal income taxes.
The reconciliation of our unrecognized tax benefits is as follows (in millions):

Unrecognized tax benefits at January 1, 2007	$629
Gross increases for tax positions taken prior to January 1, 2007	13
Gross decreases for tax positions taken prior to January 1, 2007	(116)
Gross increases for tax positions taken in 2007	5
Gross decreases for tax positions taken in 2007	—
Settlements	(3)
Lapse of statute of limitations	—

Unrecognized tax benefits at December 31, 2007	$528

As of December 31, 2007, we had unrecognized tax benefits of $528 million. If these benefits were recognized before December 31, 2008, $13 million would favorably impact our effective tax rate with the majority of the remaining benefits reducing goodwill. Subsequent to December 31, 2008, the recognition of such benefits would favorably impact our effective tax rate under the requirements of SFAS 141(R). As a result of the expected completion by the Appeals Office of the Internal Revenue Service of its review of our 1998 and 1999 federal income tax returns, and anticipated state tax related settlements, the amount of unrecognized tax benefits may decrease by approximately $30 to $40 million during the next twelve months.
We recognize interest and penalties relating to income tax matters as a component of income tax expense. As of December 31, 2007, we have accrued $207 million for interest and $2 million for penalties relating to income tax matters, including $20 million of interest accrued during the year

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ended December 31, 2007. The $20 million of interest accrued during the year ended December 31, 2007, is net of a $27 million reversal of interest previously accrued related to the favorable resolution of uncertain tax matters.
We are currently under examination or administrative review by various state and federal taxing authorities for certain tax years, including federal income tax audits for calendar years 1998 through 2006. Certain matters relating to these audits are discussed below.
Risk management companies. Prior to our acquisition of BFI on July 30, 1999, BFI operating companies, as part of a risk management initiative to manage and reduce costs associated with certain liabilities, contributed assets and existing environmental and self-insurance liabilities to six fully consolidated BFI risk management companies (RMCs) in exchange for stock representing a minority ownership interest in the RMCs. Subsequently, the BFI operating companies sold that stock in the RMCs to third parties at fair market value which resulted in a capital loss of approximately $900 million for tax purposes, calculated as the excess of the tax basis of the stock over the cash proceeds received.
On January 18, 2001, the IRS designated this type of transaction and other similar transactions as a “potentially abusive tax shelter” under IRS regulations. During 2002, the IRS proposed the disallowance of all of this capital loss. At the time of the disallowance, the primary argument advanced by the IRS for disallowing the capital loss was that the tax basis of the stock of the RMCs received by the BFI operating companies was required to be reduced by the amount of liabilities assumed by the RMCs even though such liabilities were contingent and, therefore, not liabilities recognized for tax purposes. Under the IRS interpretation, there was no capital loss on the sale of the stock since the tax basis of the stock should have approximately equaled the proceeds received. We protested the disallowance to the Appeals Office of the IRS in August 2002.
In April 2005, the Appeals Office of the IRS upheld the disallowance of the capital loss deduction. As a result, in late April 2005 we paid a deficiency to the IRS of $22.6 million for BFI tax years prior to the acquisition. We also received a notification from the IRS assessing a penalty of $5.4 million and interest of $12.8 million relating to the asserted $22.6 million deficiency.
In July 2005, we filed a suit for refund in the United States Court of Federal Claims. The government thereafter filed a counterclaim in the case for the $5.4 million penalty and $12.8 million of interest claimed by the IRS. In December 2005, the IRS agreed to suspend the collection of this penalty and interest until a decision is rendered on our suit for refund.
In July 2006, while the Court of Federal Claims case was pending, we discovered a jurisdictional defect in the case that could have prevented our recovery of the refund amounts claimed even if we would have been successful on the underlying merits. Accordingly, on September 12, 2006, we filed a motion to dismiss the case without prejudice on jurisdictional grounds. On March 2, 2007, the Court granted our motion dismissing the case. Thereafter, on July 6, 2007, the government appealed the decision to the United States Court of Appeals for the Federal Circuit. If the Court of Appeals reverses the lower court’s decision, the case will continue in the Court of Federal Claims. If the Court of Appeals affirms the lower court’s decision, we intend to refile the case in another litigation forum, having now cured the jurisdictional defect. We would not intend to refile the case in the Court of Federal Claims because the Court of Appeals, having jurisdiction over cases in the Court of Federal Claims, has rendered a decision on a similar issue in another case that is unfavorable to taxpayers litigating in the lower court. Although we continue to believe that the Court of Appeals decision in that case is flawed, the legal bases upon which the decision was reached are binding on the Court of Federal Claims and could adversely impact other litigation there involving a similar issue.
The remaining tax years affected by the capital loss issue are currently being audited or reviewed by the IRS. A decision by a Federal Court in the case described above should resolve the issue in these years as well. If we were to win the case, the initial payments would be refunded to us, subject to an appeal. If we were to lose the case, the deficiency associated with the remaining tax years would be due, subject to an appeal. If we were to settle the case, the settlement would likely

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
cover all affected tax years and any resulting deficiency would become due in the ordinary course of the audits.
If the capital loss deduction is fully disallowed, we estimate it could have a federal and state cash tax impact (excluding penalties) of approximately $242 million, plus accrued interest through December 31, 2007 of approximately $150 million ($94 million net of tax benefit). Additionally, the IRS could ultimately impose penalties and interest on those penalties for any amount up to approximately $121 million, as of December 31, 2007, after tax. The tax and interest (but not penalties) associated with this matter have been fully reserved on our consolidated balance sheet, including $351 million which is reflected in other current accrued liabilities at December 31, 2007. Because of the high interest rate being assessed on this matter, on February 13, 2008, we paid the IRS $196 million for tax and interest related to our 1999 income tax return. Later in 2008, we expect to pay the IRS and state tax authorities approximately $155 million of tax and interest related to this matter, primarily associated with our 2000 — 2003 income tax returns, in order to avoid additional interest charges. The payments do not represent a settlement with respect to the potential tax, interest or penalty related to this matter, nor do they prevent us from contesting the IRS tax adjustment applicable to our 1999 — 2003 taxable years in a federal refund action.
Exchange of partnership interests. In April 2002, we exchanged minority partnership interests in four waste-to-energy facilities for majority partnership interests in equipment purchasing businesses, which are now wholly-owned subsidiaries. Although we have not yet received a formal notice of proposed adjustment, the IRS is contending that the exchange was a sale on which a corresponding gain should have been recognized. Although we intend to vigorously defend our position on this matter, if the exchange is treated as a sale, we estimate it could have a potential federal and state cash tax impact of approximately $160 million plus accrued interest through December 31, 2007 of approximately $37 million ($24 million, net of tax benefit). Also, the IRS could propose a penalty of up to 40% of the additional income tax due. The potential tax and interest (but not penalties) of a full adjustment for this matter has been fully reserved on our consolidated balance sheet at December 31, 2007.
Methane gas. During the second quarter of 2007, as part of its examination of our 2000 through 2003 federal income tax returns, the IRS reviewed our treatment of costs associated with our landfill operations. As a result of this review, the IRS has proposed that certain landfill costs be allocated to the collection and control of methane gas that is naturally produced within the landfill. The IRS’ position is that the methane gas produced by a landfill is a joint product resulting from the operations of the landfill and, therefore, these costs should not be expensed until the methane gas is sold or otherwise disposed.
We plan to contest this issue at the Appeals Division of the IRS. We believe we have several meritorious defenses, including the fact that methane gas is not actively produced for sale by us but rather arises naturally in the context of providing disposal services. Therefore, we believe that the subsequent resolution of this issue will not have a material adverse impact on our consolidated liquidity, financial position or results of operations.
10. Employee Benefit Plans
Defined benefit pension plan —
We currently have one qualified defined benefit pension plan, the BFI Retirement Plan (BFI Pension Plan), as a result of Allied’s acquisition of BFI in 1999. The BFI Pension Plan covers certain BFI employees in the United States, including some employees subject to collective bargaining agreements.
The BFI Pension Plan was amended on July 30, 1999 to freeze future benefit accruals for participants. Interest credits continue to be earned by participants in the BFI Pension Plan and participants whose collective bargaining agreements provide for additional benefit accruals under the BFI Pension Plan continue to receive those credits in accordance with the terms of their bargaining agreements. The BFI Pension Plan utilizes a cash balance design.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
During 2002, the BFI Pension Plan and the Pension Plan of San Mateo County Scavenger Company and Affiliated Divisions of Browning-Ferris Industries of California, Inc. (San Mateo Pension Plan) were merged into one plan. However, benefits continue to be determined under each of the two separate benefit structures.
Prior to the conversion of the cash balance design, benefits payable as a single life annuity under the BFI Pension Plan were based upon the participant’s highest 5-year earnings out of the last ten years of service. Upon conversion to the cash balance plan, the existing accrued benefits were converted to a lump-sum value using the actuarial assumptions in effect at the time. Participants’ cash balance accounts are increased until retirement by certain benefit and interest credits under the terms of their bargaining agreements. Participants may elect early retirement with the attainment of age 55 and completion of 10 years of credited service at reduced benefits. Participants with 35 years of service may retire at age 62 without any reduction in benefits.
The San Mateo Pension Plan covers certain employees at our San Mateo location excluding employees who are covered under collective bargaining agreements under which benefits had been the subject of good faith bargaining unless the collective bargaining agreement otherwise provides for such coverage. Benefits are based on the participant’s highest 5-year average earnings out of the last fifteen years of service. Effective January 1, 2004, participants who have attained the age of 55 and completed 30 years of credited service may elect early retirement without any reduction in benefits. Effective January 1, 2006, the San Mateo Pension Plan was amended to modify the definition of eligible employees to exclude highly compensated employees. In addition, no new employees hired or rehired after December 31, 2005 are eligible to participate in or accrue a benefit under the San Mateo Pension Plan.
Our pension contributions are made in accordance with funding standards established by ERISA and the IRC, as amended by the Pension Protection Act of 2006. No contributions were required during the last three years and no contributions are anticipated for 2008.
Our disclosures below were prepared as of the measurement dates of September 30, 2007 and 2006, and used as permitted by SFAS No. 132(R), Employers’ Disclosures about Pensions and Other Postretirement Benefits.
We adopted the recognition provisions of SFAS 158 effective December 31, 2006 and now recognize the overfunded or underfunded status of our defined benefit postretirement plans as an asset or a liability in our consolidated balance sheets. We also recognize changes in that funded status in the year in which the changes occur through accumulated other comprehensive income. The pension asset or liability equals the difference between the fair value of the plan’s assets and its projected benefit obligation. Previously, we had recorded the minimum unfunded liability in our consolidated balance sheets with the benefit obligation representing the accumulated benefit obligation. The adoption of the recognition provisions of SFAS 158 did not impact our compliance with our debt covenants.
The BFI Pension Plan’s additional minimum liability (AML) for 2006 and the impact of the adoption of SFAS 158 at December 31, 2006 are as follows (in millions):

	12/31/06		12/31/06		12/31/06
	Balance	AML	Balance	Adjustment	Balance
	Prior to AML	Adjustment	Post AML	to Initially	Post AML
	& SFAS 158	Per	Pre-SFAS 158	Apply	& SFAS 158
	Adjustment	SFAS 87	Adjustment	SFAS 158	Adjustment
Prepaid pension asset	$104.1	$0.4	$104.5	$(104.5)	$—
Accrued pension liability	(117.8)	117.8	—	—	—
Intangible asset	0.7	(0.7)	—	—	—
Non-current asset	—	—	—	11.6	11.6
Deferred tax asset	46.8	(46.8)	—	37.8	37.8
AOCI, net of taxes	70.3	(70.3)	—	55.1	55.1

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table provides a reconciliation of the changes in the BFI Pension Plan projected benefit obligation and the fair value of its assets for the twelve-month period ended September 30 (in millions):

	2007	2006
Projected benefit obligation at beginning of period	$359.3	$377.4
Service cost	0.2	0.2
Interest cost	21.1	21.1
Curtailment loss	—	(0.7)
Actuarial gain	(23.6)	(22.7)
Benefits paid	(14.9)	(16.0)

Projected benefit obligation at end of period	$342.1	$359.3

Fair value of plan assets at beginning of period	$370.9	$361.1
Actual return on plan assets	44.0	25.8
Benefits paid	(14.9)	(16.0)

Fair value of plan assets at end of period	$400.0	$370.9

The following table provides the funded status of the BFI Pension Plan and amounts recognized in the balance sheets as of December 31 (in millions):

	2007	2006
Funded status	$57.9	$11.6

Non-current asset	$57.9	$11.6
Components of accumulated other comprehensive income, which primarily relate to the BFI Pension Plan as of December 31, 2007 and 2006 as well as the change in such amounts during the year which is reflected in other comprehensive income for the year ended December 31, 2007 are as follows (in millions):

	Net Actuarial	Prior Service	Tax (Expense)	Net of Tax
	Gain (Loss)	Credit	Benefit	Amount
Balance, December 31, 2006	$(97.7)	$0.8	$39.5	$(57.4)

Amortization included in net periodic benefit cost	5.3	0.1	(2.1)	3.3
Net actuarial gain arising during period	43.6	1.0	(20.0)	24.6

Net change of the year	48.9	1.1	(22.1)	27.9

Balance, December 31, 2007	$(48.8)	$1.9	$17.4	$(29.5)

The accumulated benefit obligation for the BFI Pension Plan was $341.5 million and $358.6 million at December 31, 2007 and 2006, respectively. The primary difference between the projected benefit obligation and the accumulated benefit obligation is that the projected benefit obligation includes assumptions about future compensation levels and the accumulated benefit obligation does not.
The following table provides the components of BFI Pension Plan’s net periodic benefit cost for the years ended December 31, 2007, 2006 and 2005 (in millions):

	2007	2006	2005
Service cost	$0.2	$0.2	$0.6
Interest cost	21.1	21.1	20.7
Expected return on plan assets	(29.9)	(29.9)	(28.2)
Recognized net actuarial loss	5.0	6.9	6.8
Amortization of prior service cost	0.1	0.1	0.1
Curtailment loss	—	0.1	—

Net periodic benefit cost	$(3.5)	$(1.5)	$—

The following table provides additional information regarding the BFI Pension Plan for the years ended December 31 (in millions, except percentages):

	2007	2006	2005
Actual return on plan assets	$44.0	$25.8	$39.5
Actual rate of return on plan assets	11.9%	7.2%	11.7%

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Assumptions used to determine the projected benefit obligation for the BFI Pension Plan as of September 30 are as follows (percent):

	2007	2006
Discount rate	6.25%	6.00%
Average rate of compensation increase	5.00%	5.00%
Assumptions used to determine net periodic benefit cost for the years ended December 31 are as follows (percent):

	2007	2006	2005
Discount rate	6.00%	5.75%	6.00%
Average rate of compensation increase	5.00%	5.00%	5.00%
Expected return on plan assets	8.25%	8.50%	8.50%
We determine the discount rate used in the measurement of our obligations based on a model which matches the timing and amount of expected benefit payments to maturities of high quality bonds priced as of the pension plan measurement date. Where that timing does not correspond to a published high-quality bond rate, our model uses an expected yield curve to determine an appropriate current discount rate. The yields on the bonds are used to derive a discount rate for the liability. The term of our obligation, based on the expected retirement dates of our workforce, is approximately 13.0 years.
In developing our expected rate of return assumption, we evaluate our actual historical performance and long-term return projections, which give consideration to our asset mix and the anticipated timing of our pension plan outflows. We employ a total return investment approach whereby a mix of equity and fixed income investments are used to maximize the long-term return of plan assets for what we consider a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and our financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S and non-U.S. stocks as well as growth, value, and small and large capitalizations. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Historically, we have not invested in derivative instruments in our plan assets. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews.
The following table summarizes our plan target allocation for 2008 and actual asset allocations at September 30, 2007 and 2006:

	Target	Percentage of Plan Assets
	Allocation	at September 30,
	2008	2007	2006
Equity securities	60%	62%	59%
Debt securities	40%	38%	41%

Total	100%	100%	100%

The following table provides the estimated future pension benefit payments for the next 10 years under the BFI Pension Plan (in millions):

Estimated future payments:
2008	$13.2
2009	15.0
2010	16.1
2011	16.8
2012	21.9
2013 through 2017	135.0

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
BFI post retirement healthcare plan —
The BFI Post Retirement Healthcare Plan provides continued medical coverage for certain former BFI employees following their retirement, including some employees subject to collective bargaining agreements. Eligibility for this plan is limited to those BFI employees who had 10 or more years of service and were age 55 or older as of December 31, 1998, and certain BFI employees in California who were hired on or before December 31, 2005 and who retire on or after age 55 with at least 30 years of service. Liabilities for this plan were $1.3 million and $6.4 million at December 31, 2007 and 2006.
Multi-employer pension plans —
We contribute to 23 multi-employer pension plans under collective bargaining agreements covering union-represented employees. Approximately 20 percent of our total current employees are participants in such multi-employer plans. These plans generally provide retirement benefits to participants based on their service to contributing employers. We do not administer these multi-employer plans, which are generally managed by a board of trustees with the unions appointing certain trustees and other contributing employers of the plan appointing certain members. We are generally not represented on the board of trustees.
We do not have current plan financial information from the plan administrators, but based on the information available to us, we believe that some of the multi-employer plans to which we contribute are underfunded. Additionally, the Pension Protection Act, enacted in August 2006, will require underfunded pension plans to improve their funding ratios within prescribed intervals based on the level of their underfunding, perhaps beginning as soon as 2008. Until the plan trustees develop the funding improvement plans or rehabilitation plans as required by the Pension Protection Act, we are unable to determine the amount of additional future contributions, if any. Accordingly, we cannot determine at this time the impact of the Pension Protect Act on our consolidated liquidity, financial position or results of operations.
Furthermore, under current law regarding multi-employer benefit plans, a plan’s termination, our voluntary withdrawal, or the mass withdrawal of all contributing employers from any under-funded multi-employer pension plan would require us to make payments to the plan for our proportionate share of the multi-employer plan’s unfunded vested liabilities. We do not currently believe that it is probable that there will be a mass withdrawal of employers contributing to these plans or that any of the plans will terminate in the near future.
Supplemental executive retirement plan —
Under our Supplemental Executive Retirement Plan (SERP), which was adopted by the Board of Directors effective August 1, 2003, and restated on February 9, 2006, we pay retirement benefits to certain of our executives. Participants in the SERP are selected by the Management Development/Compensation Committee of the Board of Directors. There were nine participants in the plan at December 31, 2007. Qualifications to receive retirement payments under the SERP are specified in each participant’s employment agreement or in a schedule attached to the plan document. Depending on the terms of the specific agreement, upon bona fide retirement from Allied defined as: (a) the sum of the executive’s age and years of service with the Company must be equal to at least 63 to 65; (b) the executive must have completed at least 5 to 20 years of service with the Company; and (c) the executive must be at least age 55 to 58 years old, then the executive will be entitled to maximum retirement payments for each year during the ten years following retirement in an amount equal to 60% of the executive’s average base salary during the three consecutive full calendar years of employment immediately preceding the date of retirement.
With the adoption of the recognition provision of SFAS 158, we reflected the unfunded status of SERP on our consolidated balance sheet at December 31, 2006 as a liability equivalent to the plan’s projected benefit obligation. Previously, we recognized a liability equivalent to the SERP’s accumulated benefit obligation.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The AML for 2006 and the impact of the adoption of SFAS 158 at December 31, 2006 are as follows (in millions):

	12/31/06		12/31/06		12/31/06
	Balance	AML	Balance	Adjustment	Balance
	Prior to AML	Adjustment	Post AML	to Initially	Post AML &
	& SFAS 158	Per	Pre-SFAS 158	Apply	SFAS 158
	Adjustment	SFAS 87	Adjustment	SFAS 158	Adjustment
Accrued pension liability	$(11.6)	$1.2	$(10.4)	$(1.4)	$(11.8)
Intangible asset	3.5	(0.7)	2.8	(2.8)	—
Deferred tax asset	—	—	—	1.7	1.7
AOCI, net of tax	—	—	—	2.5	2.5
The following table provides a reconciliation of the changes in the SERP’s projected benefit obligation and the fair value of its plan assets for the twelve-month periods ended September 30 (in millions):

	2007	2006
Projected benefit obligation at beginning of period	$11.8	$11.2
Service cost	0.8	0.9
Interest cost	0.7	0.7
Amendments	(1.0)	—
Curtailment loss	(0.1)	(1.5)
Actuarial (gain) loss	(0.5)	0.9
Benefits paid	(0.6)	(0.4)

Projected benefit obligation at end of period	$11.1	$11.8

Fair value of plan assets at end of period	$—	$—

The following table provides the funded status of the SERP and amounts recognized in the balance sheets as of December 31 (in millions):

	2007	2006
Funded status	$(11.1)	$(11.8)

Current liabilities	$(0.5)	$(0.7)
Non-current liabilities	(10.6)	(11.1)
Amounts before tax benefit that have not been recognized as components of net periodic benefit cost included in AOCI at December 31 are as follows (in millions):

	2007	2006
Net actuarial loss	$0.4	$1.1
Prior service cost	1.6	3.1

Total AOCI before tax benefit	$2.0	$4.2

The SERP’s accumulated benefit obligation at December 31, 2007 and 2006 was $9.8 million and $10.5 million, respectively. The primary difference between the projected benefit obligation and the accumulated benefit obligation is that the projected benefit obligation includes assumptions about future compensation levels and the accumulated benefit obligation does not.
The following table provides the components of net periodic benefit cost for the SERP for the years ended December 31, 2007, 2006 and 2005 (in millions):

	2007	2006	2005
Service cost	$0.8	$0.9	$1.0
Interest cost	0.7	0.7	0.7
Recognized net actuarial loss (gain)	0.1	0.1	(0.2)
Amortization of prior service cost	0.5	0.8	1.5
Curtailment loss (1)	(0.1)	—	(0.8)

Net periodic benefit cost	$2.0	$2.5	$2.2

(1)	The curtailment in 2006 includes a $0.9 million gain related to two participants leaving the plan offset by a net $0.9 million loss related to a participant’s early retirement.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Assumptions used to determine the SERP’s projected benefit obligation as of September 30 are as follows (percent):

	2007	2006
Discount rate	6.25%	6.00%
Average rate of compensation increase	3.00%	3.00%
Assumptions used to determine the SERP’s net periodic benefit cost for the years ended December 31 are as follows (percent):

	2007	2006	2005
Discount rate	6.00%	5.75%	6.00%
Average rate of compensation increase	3.00%	3.00%	3.00%
The following table provides the estimated future SERP benefit payments for the next 10 years (in millions):

Estimated future payments:
2008	0.5
2009	0.5
2010	0.5
2011	0.9
2012	0.9
2013 through 2017	7.6
Defined contribution plan —
We sponsor the Allied Waste Industries, Inc. 401(k) Plan (Allied 401(k) Plan), a defined contribution plan, which is available to all eligible employees except those residing in Puerto Rico and those represented under certain collective bargaining agreements where benefits have been the subject of good faith bargaining. Effective January 1, 2005, we created the Allied Waste Industries, Inc. 1165(e) Plan (Puerto Rico 401(k) Plan), a defined contribution plan, for employees residing in Puerto Rico. Plan participant balances in the Allied 401(k) Plan for these employees were transferred to the new plan in early 2005. Eligible employees for either plan may contribute up to 25% of their annual compensation on a pre-tax basis. Participants’ contributions are subject to certain restrictions as set forth in the IRC and Puerto Rico Internal Revenue Code of 1994. We match in cash 50% of employee contributions, up to the first 5% of the employee’s compensation. Participants’ contributions vest immediately, and the employer contributions vest in increments of 20% based upon years of service. Our matching contributions totaled $11.4 million, $10.6 million and $9.6 million in 2007, 2006 and 2005, respectively.
Incentive plans —
Effective January 1, 2003, the Management Development/Compensation Committee of the Board of Directors granted new long-term performance incentive awards under the Long-Term Incentive Plan (LTIP) to key members of management for the fiscal 2003-2004 and 2003-2005 performance periods. In 2004, incentive goals and awards were established for the 2004-2006 performance period. On February 17, 2005, incentive goals and awards were established for the 2005-2007 performance period. Such awards were intended to provide continuing emphasis on specified performance goals that the Management Development/Compensation Committee considered to be important contributors to long-term stockholder value.
The awards are payable only if we achieve specified performance goals. The performance goals set by the Management Development/Compensation Committee may be based upon the metrics reflecting one or more of the following business measurements: earnings, cash flow, revenues, financial return ratios, debt reduction, risk management, customer satisfaction and total stockholder returns, any of which may be measured either in absolute terms or as compared with another company or companies or with prior periods. Under certain circumstances, the Management Development/Compensation Committee has the discretion to adjust the performance goals that are set for a performance period.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
We record an accrual for the award to be paid in the period earned based on anticipated achievement of the performance goals. All awards are forfeited if the participant voluntarily terminates employment or is discharged for “cause” (as defined in the LTIP).
No awards were payable for the fiscal 2003-2005 or 2004-2006 performance periods. We had accrued $10.9 million and $6.2 million at December 31, 2007 and 2006, respectively, for awards relating to the fiscal 2005-2007 performance period.
We also provide our employees with the management incentive plan, under which certain performance metrics such as earnings before interest, tax, depreciation and amortization, return on invested capital and free cash flow are established annually. Incentive awards are generally payable in cash. Further, starting in 2007, participants can elect to convert up to 40% of the value of their cash awards into restricted stock units. Participants who make such election also receive a 50% matching contribution in restricted stock units from our company. Cash incentive compensation accruals at December 31, 2007 and 2006 were $35.5 million and $39.8 million, respectively. Additionally, the incentive compensation accrual associated with restricted stock units at December 31, 2007 was $7.8 million.
11. Preferred Stock
At December 31, 2007, we had 10 million shares of preferred stock authorized.
Series D mandatory convertible preferred stock —
In March 2005, we issued 2.4 million shares of Series D preferred stock, par value of $0.10 at $250 per share, through a public offering for net proceeds of approximately $581 million. The Series D preferred stock has a dividend rate of 6.25% and is mandatorily convertible on March 1, 2008. Besides the final dividend, the conversion will have no cash impact. Upon conversion, we will no longer pay any future quarterly dividends. On the conversion date, each share of Series D preferred stock will automatically convert into shares of common stock based on the following conversion table:

Applicable Market Value of Common Shares	Conversion Rate
Less than or equal to $7.90	31.6456:1
Between $7.90 and $9.88	31.6456:1 to 25.3165:1
Equal to or greater than $9.88	25.3165:1
The Series D preferred stock is convertible into common stock at any time prior to March 1, 2008 at the option of the holder at a conversion rate of 25.3165 shares of common stock for one share of Series D preferred stock. Any time prior to March 1, 2008, the Series D preferred stock can be required to be converted, at a conversion rate of 25.3165 shares of our common stock for each share of our Series D preferred stock, at our option if the closing price of our common stock is greater than $14.81 for 20 days within a 30-day consecutive period. If we elect to convert the Series D preferred stock, we are required to pay the holder the present value of the remaining dividend payments through and including March 1, 2008.
Series C mandatory convertible preferred stock —
In April 2003, we issued 6.9 million shares of Series C mandatory convertible preferred stock (Series C preferred stock), par value $0.10 at $50.00 per share, through a public offering for net proceeds of approximately $333 million. The Series C preferred stock had a dividend rate of 6.25%. The Series C preferred stock was mandatorily convertible on April 1, 2006.
In April 2006, each of the outstanding shares of our Series C preferred stock automatically converted into 4.9358 shares of our common stock pursuant to the terms of the certificate of designations governing the Series C preferred stock. The conversion increased our common shares outstanding by approximately 34.1 million shares and eliminated annual cash dividends of $21.6 million.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
12. Common Stock
We had 525 million shares of common stock authorized at December 31, 2007. The par value of these shares is $0.01. The following table shows the activity and balances related to our common stock, (net of treasury shares of 1.1 million, 1.0 million and 0.8 million in 2007, 2006 and 2005, respectively) for the years ended December 31 (in millions):

	2007	2006	2005
Balance at beginning of year	367.9	331.2	317.5
Common stock issued, net	0.4	34.6	13.4
Stock options exercised	2.1	2.1	0.3

Balance at end of year	370.4	367.9	331.2

13. Stock Plans
Employee plans —
In February 2006, the Board of Directors amended and restated the 1991 Employee Stock Plan to create the 2006 Incentive Stock Plan (2006 Plan). Our stockholders approved the 2006 Plan in May 2006. The 2006 Plan, the Amended and Restated 1993 Incentive Stock Plan (1993 Plan) and the Amended and Restated 1994 Incentive Stock Plan (1994 Plan) (collectively the Employee Plans), provide for the grant of non-qualified stock options, incentive stock options, shares of restricted stock, shares of phantom stock and stock bonuses. The 2006 Plan also provides for the grant of restricted stock units, stock appreciation rights, performance awards, dividend equivalents, cash awards, or other stock-based awards. Options granted under the Employee Plans typically vest over three to five years and expire ten years from their grant date. No further awards may be granted under the 1993 Plan and 1994 Plan. At December 31, 2007, there were approximately 30.8 million shares of common stock available for award under the 2006 Plan.
During 2007, 2006 and 2005, the Management Development/Compensation Committee of the Board of Directors approved grants of approximately 1.2 million, 0.3 million and 1.1 million restricted stock units with a weighted average grant-date fair value per share of $11.08, $10.38 and $8.83, respectively. These restricted stock units cannot be sold or transferred and are subject to forfeiture until they are fully vested. The restricted stock units vest over a period of two to five years, after which time they are automatically converted into shares of Allied’s common stock unless a participant has elected to defer the settlement of shares. Included in the 2007 grants are restricted stock units for the conversion and matching features under the 2007 Senior Management Incentive Plan and the 2007 Management Incentive Plan. Under these plans, participants can elect to receive up to 40% of their 2007 incentive compensation in the form of restricted stock units, which vest at the date of issuance but must be held for one year and a 50% matching contribution of additional restricted stock units, which vest in two years from the date of issuance. Also, during 2005, Allied granted 100,000 shares of restricted stock to its Chief Executive Officer. On May 27, 2006, 10,000 of those shares vested. Another 40,000 shares began vesting in June 2006 at a rate of 833 shares per month. The remaining 50,000 shares vest solely upon whether certain performance targets are achieved over a period of not more than seven years beginning on January 1, 2006. As of December 31, 2007, 16,666 shares of the performance based award had vested.
During 2000, the Management Development/Compensation Committee approved grants of approximately 7.0 million shares of restricted stock, with a weighted average grant-date fair value per share of $6.05, to key members of management under the Performance Accelerated Restricted Stock Agreement (PARSAP). Under the terms of the PARSAP, an award becomes partially vested after 4 years (1/7th at year 4 and 1/7th each year thereafter until fully vested at the end of year 10). Generally, if the individual’s employment is terminated prior to vesting, the unvested shares are forfeited. However, unvested shares become vested if the individual’s employment is terminated as the result of death or disability. Also, if an individual’s employment is terminated by Allied without cause (as that term is defined in the 1991 Incentive Stock Plan) or due to the individual’s retirement, a pro-rata portion of the unvested shares becomes vested and the remaining unvested shares are

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
forfeited. In addition, certain employees are entitled to continued vesting in their shares following termination of employment under certain circumstances.
2005 non-employee director equity compensation plan —
We provide restricted stock awards (or, at the discretion of the Management Development/ Compensation Committee, restricted stock units or stock options) to non-employee members of the Board of Directors under our 2005 Non-Employee Director Equity Compensation Plan (the Director Plan). Stock awards granted under the Director Plan generally vest over a period of one to three years and expire ten years from the grant date. Restricted stock awards cannot be sold or transferred and are subject to forfeiture until they are fully vested. The maximum number of shares to be granted under the Director Plan is 2.75 million common shares, of which approximately 1.3 million were available for issuance at December 31, 2007.
Stock-based compensation —
Stock-based compensation expense recognized for the years ended December 31 pursuant to SFAS 123(R) is as follows (in millions, except per share data):

	2007	2006
Stock-based compensation expense by type of award(1):
Stock options	$7.9	$8.6
Restricted stock awards — employees	12.9	1.4
Restricted stock awards — non-employee directors	0.8	0.5

Total stock-based compensation expense	$21.6	$10.5
Tax effect on stock-based compensation expense	(7.9)	(3.4)

Net effect on net income available to common shareholders	$13.7	$7.1

Effect on earnings per share:
Basic	$0.04	$0.02
Diluted	0.03	0.02

(1)	Primarily included in selling, general and administrative expenses.
The following table presents the pro forma effect on net income available to common shareholders and earnings per share as if we had applied the fair value recognition provisions of SFAS 123 for the year ended December 31, 2005 (in millions, except per share data):

Net income available to common shareholders, as reported	$151.8
Add: Stock-based compensation expense included in reported net income available to common shareholders, net of tax	5.6
Less: Total stock-based employee compensation expense determined under fair value based method, net of tax	(10.0)

Net income available to common shareholders, pro forma	$147.4

Basic earnings per share: As reported	$0.46
Pro forma	0.45

Diluted earnings per share: As reported	$0.46
Pro forma	0.45
Valuation assumptions —
We estimated the fair value of stock options on the date of grant using the Black-Scholes option valuation model and the weighted average assumptions in the following table. The fair value of each option grant is recognized for financial reporting purposes in 2007 and 2006 and for proforma disclosures purposes in 2005 using the straight-line attribution approach over the requisite service period.

	Year Ended December 31,
	2007	2006	2005
Risk free interest rate	4.0%	4.1%	3.4%
Expected life (in years)	6.5	6.6	5.8
Expected dividend rate	0.0%	0.0%	0.0%
Expected volatility	41.6%	42.1%	51.4%

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The risk-free interest rate assumption was based on a zero-coupon U.S. Treasury bill rate on the date of grant with the maturity date approximately equal to the expected life at the grant date. The expected life of the options granted in 2007 was determined taking into consideration our historical option exercise experience. The expected life assumption utilized in 2006 was based on the simplified method as provided by SAB 107. Allied has not declared any dividends on common stock and is currently restricted from paying such dividends under our 2005 Credit Facility. Based on this, the dividend rate is assumed to be zero. We derived our expected volatility based on daily historical volatility of our stock price.
Stock options —
A summary of our stock option awards, including those granted to non-employee directors, for the year ended December 31, 2007 is as follows:

		Weighted	Weighted Average	Aggregate
	Number	Average	Remaining	Intrinsic
	of Shares	Exercise	Contractual Term	Value
	(in millions)	Price	(years)	(in millions)(1)
Outstanding at January 1, 2007	19.9	$11.77
Granted	3.4	11.66
Exercised	(2.0)	10.44
Forfeited or expired	(1.3)	13.66

Outstanding at December 31, 2007	20.0	11.82	6.0	$14.7

Expected to vest at December 31, 2007	6.7	$10.88	8.9	$5.4

Exercisable at December 31, 2007	12.3	$12.41	4.2	$8.5

(1)	Based on our closing common stock price of $11.02 at December 31, 2007.
During the year ended December 31, 2007, we granted 3.4 million stock options with an estimated total grant-date fair value of $18.4 million. Of this amount, we estimated that the stock-based compensation for the awards not expected to vest will approximate $2.2 million. All options had no intrinsic value at date of grant.
At December 31, 2007, unrecognized stock-based compensation, net of estimated forfeitures, related to stock options was $33.6 million and is expected to be recognized over an estimated weighted average amortization period of 3.2 years. Cash proceeds from stock option exercises during the year ended December 31, 2007 were $21.1 million. The income tax benefits from stock option exercises were approximately $1.0 million during the year ended December 31, 2007.
The weighted average per share grant-date fair value of stock options granted was $5.50, $5.52 and $4.50 for the years ended December 31, 2007, 2006 and 2005, respectively. The intrinsic value of stock options exercised during the years ended December 31, 2007, 2006 and 2005 was $2.0 million, $5.6 million and $0.6 million, respectively. The fair value of stock options vested during the years ended December 31, 2007, 2006 and 2005 was $8.6 million, $9.2 million and $11.8 million, respectively.
The changes in non-vested stock options during the year ended December 31, 2007 were as follows:

	Number	Weighted
	of Shares	Average Grant
	(in millions)	Date Fair Value
Non-vested balance at January 1, 2007	6.4	$5.02
Granted	3.4	5.50
Vested	(1.8)	5.00
Forfeited	(0.3)	5.40

Non-vested balance at December 31, 2007	7.7	5.21

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Restricted stock awards —
A summary of our restricted stock awards, including those granted to non-employee directors, for the year ended December 31, 2007 is as follows:

			Weighted
		Weighted	Average	Aggregate
	Number	Average	Remaining	Intrinsic
	of Shares	Grant Date	Contractual	Value
	(in millions)	Fair Value	Term (years)	(in millions)(1)
Outstanding at January 1, 2007	3.4	$7.32
Granted	1.3	11.22
Vested	(1.0)	7.48
Forfeited	(0.1)	9.22

Outstanding at December 31, 2007	3.6	8.60	2.2	$39.1

Expected to vest at December 31, 2007	3.4	8.54	2.1	$29.6

(1)	Based on our closing common stock price of $11.02 at December 31, 2007.
During the year ended December 31, 2007, Allied granted approximately 1.2 million restricted stock units with an estimated total grant-date fair value of $13.0 million. Of this amount, we estimated the stock-based compensation for the awards not expected to vest was $0.7 million. The weighted average fair value of restricted stock units granted during the year ended December 31, 2007 was $11.08 per share.
At December 31, 2007, unrecognized stock-based compensation related to non-vested restricted stock awards was $12.1 million and is expected to be recognized over an estimated weighted average amortization period of 2.1 years. The income tax benefits from restricted stock awards vested were approximately $2.2 million for the year ended December 31, 2007.
The weighted average per share grant-date fair value of restricted stock awards granted, including non-employee director awards was $11.22, $10.64 and $8.70 for the years ended December 31, 2007, 2006 and 2005, respectively. The intrinsic value of restricted stock awards vested during the years ended December 31, 2007, 2006 and 2005, including non-employee director awards, was $11.5 million, $17.5 million and $9.7 million, respectively. The fair value of restricted stock awards vested during the years ended December 31, 2007, 2006 and 2005, including non-employee director awards, was $7.8 million, $10.4 million and $7.9 million, respectively.
Non-employee director restricted stock awards —
During the year ended December 31, 2007, Allied granted non-employee directors approximately 0.1 million shares of restricted stock with an estimated total grant-date fair value of $1.1 million and weighted average fair value of $13.19 per share. During the year ended December 31, 2007, approximately 10,000 shares and 37,000 shares, respectively, were forfeited or vested. At December 31, 2007, the unrecognized stock-based compensation related to these awards was $0.3 million and is expected to be recognized over an estimated weighted average amortization period of less than one year.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
14. Net Income Per Common Share
Net income per common share from continuing operations is calculated as follows (in millions, except per share data):

	Year Ended December 31,
	2007	2006	2005
Basic earnings per share computation:
Income from continuing operations	$309.8	$155.8	$189.8
Less: dividends on preferred stock	37.5	42.9	52.0

Income from continuing operations available to common stockholders	$272.3	$112.9	$137.8

Weighted average common shares outstanding	368.8	356.7	326.9

Basic earnings per share from continuing operations	$0.74	$0.32	$0.42

Diluted earnings per share computation:
Income from continuing operations	$309.8	$155.8	$189.8
Less: dividends on preferred stock	—	42.9	52.0
Add back: Interest expense on senior subordinated convertible debentures, net of tax	6.0	—	—

Income from continuing operations available to common stockholders	$315.8	$112.9	$137.8

Weighted average common shares outstanding	368.8	356.7	326.9
Dilutive effect of stock awards	2.1	2.6	3.2
Dilutive effect of senior subordinated convertible debentures (1)	11.3	—	—
Dilutive effect of Series D preferred stock (1)	60.8	—	—

Weighted average common and common equivalent shares outstanding	443.0	359.3	330.1

Diluted earnings per share from continuing operations	$0.71	$0.32	$0.42

(1)	Amounts for 2007 include contingently issuable shares associated with our convertible debentures and preferred stock.
In calculating earnings per share, we have not assumed conversion of the following securities into common shares since the effects of those conversions would not be dilutive (in millions):

	Year Ended December 31,
	2007	2006	2005
Series C preferred stock	—	—	38.6
Series D preferred stock	—	60.8	54.6
Stock options	8.1	10.7	18.1
Senior subordinated convertible debentures	—	11.3	11.3
15. Commitments and Contingencies
Litigation —
We are subject to extensive and evolving laws and regulations and have implemented our own safeguards to respond to regulatory requirements. In the normal course of conducting our operations, we may become involved in certain legal and administrative proceedings. Some of these actions may result in fines, penalties or judgments against us, which may impact earnings and cash flows for a particular period. We accrue for legal matters and regulatory compliance contingencies when such costs are probable and can be reasonably estimated. During the year ended December 31, 2005, we reduced our selling, general and administrative expenses by $22.1 million as a result of favorable developments related to accruals for legal matters, primarily established at the time of the BFI acquisition. Although the ultimate outcome of any legal matter cannot be predicted with certainty, except as described in Note 9, Income Taxes, in the discussion of our outstanding tax dispute with the IRS, we do not believe that the outcome of our pending legal and administrative proceedings will have a material adverse impact on our consolidated liquidity, financial position or results of operations.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
A consolidated amended class action complaint was filed against us and five of our current and former officers on March 31, 2005 in the U.S. District Court for the District of Arizona, consolidating three lawsuits previously filed on August 9, 2004, August 27, 2004 and September 30, 2004. The amended complaint asserted claims against all defendants under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and claims against the officers under Section 20(a) of the Securities Exchange Act. The complaint alleged that from February 10, 2004 to September 13, 2004, the defendants caused false and misleading statements to be issued in our public filings and public statements regarding our anticipated results for fiscal year 2004. The lawsuit sought an unspecified amount of damages. We filed a motion to dismiss the complaint on May 2, 2005. On December 15, 2005, the U.S. District Court for the District of Arizona granted our motion and dismissed the lawsuit with prejudice. The plaintiffs have appealed the dismissal to the U.S. Court of Appeals for the Ninth Circuit. On October 6, 2006, the plaintiffs filed their opening appellate brief. We and four individual defendants filed their brief in opposition on December 15, 2006, and the plaintiffs filed our reply brief on January 24, 2007. Oral argument before the Court of Appeals is scheduled for April 17, 2008.
In the normal course of conducting our landfill operations, we are involved in legal and administrative proceedings relating to the process of obtaining and defending the permits that allow us to operate our landfills.
In September 1999, neighboring parties and others filed a civil lawsuit seeking to prevent BFI from obtaining a vertical elevation expansion permit at our 131-acre landfill in Donna, Texas. They claimed BFI had agreed not to expand the landfill based on a pre-existing Settlement Agreement from a dispute years earlier related largely to drainage discharge rights. In 2001, the Texas Commission on Environmental Quality (TCEQ) granted BFI an expansion permit (the administrative expansion permit proceeding), and, based on this expansion permit, the landfill has an estimated remaining capacity of approximately 1.9 million tons at December 31, 2007. Nonetheless, the parties opposing the expansion continued to litigate the civil lawsuit and pursue their efforts in preventing the expansion. In November 2003, a Texas state trial court in the civil lawsuit issued a judgment, including an injunction that effectively revoked the expansion permit that was granted by the TCEQ in 2001 because it would require us to operate the landfill according to a prior permit granted in 1988 as well as comply with other requirements that the plaintiffs had requested. On appeal, the Texas Court of Appeals stayed the trial court’s order, allowing us to continue to place waste in the landfill in accordance with the expansion permit granted in 2001. In the administrative expansion permit proceeding on October 28, 2005, the Texas Supreme Court denied review of the neighboring parties’ appeal of the expansion permit, thereby confirming that the TCEQ properly granted our expansion permit.
In April 2006, the Texas Court of Appeals ruled on the civil litigation. The court dissolved the injunction granted in 2003, which would have effectively prevented us from operating the landfill under the expansion permit and potentially required the relocation of over 2 million tons of waste at cost exceeding $50 million, but also required us to pay a damage award of approximately $2 million plus attorney’s fees and interest. On April 27, 2006, all parties filed motions for rehearing, which were denied by the Texas Court of Appeals. Subsequently, all parties filed a petition for review to the Texas Supreme Court. On November 28, 2007, the Texas Supreme Court denied the petitions for review. On October 29, 2007, two petitioners, North Alamo Water Supply Company and Engelman Irrigation District, filed a motion for re-hearing. On January 11, 2008, the Court denied petitioners’ motion for re-hearing. We are currently making arrangements to pay plaintiffs damages plus attorney’s fees and interest pursuant to the April 2006 ruling by the Texas Court of Appeals.
On March 14, 2006, our wholly-owned subsidiary, BFI Waste Systems of Mississippi, LLC, received a Notice of Violation from the Environmental Protection Agency (EPA) alleging that it was in violation of certain Clean Air Act provisions governing federal Emissions Guidelines for Municipal Solid Waste Landfills, New Source Performance Standards for Municipal Solid Waste Landfills, and the facility Operating Permit at its Little Dixie Landfill. The majority of these alleged violations involve the failure to file reports or permit applications, including but not limited to design capacity

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
reports, non-methane organic compound (NMOC) emission rate reports and collection and control system design plans, with the EPA in a timely manner. If we had been found to be in violation of such regulations we could have been subject to remedial action under EPA regulations, including monetary sanctions of up to $32,500 per day. By letter dated January 17, 2007, the EPA notified us that it had referred the matter to the U.S. Department of Justice (DOJ) for purposes of bringing an enforcement action and invited us to engage in settlement negotiations. On September 25, 2007, the parties reached an agreement to settle the allegations for a payment of $242,462. We are currently documenting the settlement.
By letter dated March 21, 2007, our subsidiary, Greenridge Reclamation LLC (Greenridge Reclamation), received a proposed Consent Assessment of Civil Penalty (CACP) from the Pennsylvania Department of Environmental Protection (PaDEP) Waste Management Bureau. The CACP for Greenridge Reclamation proposed to assess a civil penalty of $366,000 for alleged violations of the facility’s landfill permit between July 1 and December 15, 2006, specifically, that storage of yard cans in an area not permitted for such storage and eleven separate incidents in which yard can wastes were allegedly disposed of in the landfill without first being weighed. On October 15, 2007, Greenridge Reclamation executed a CACP whereby it agreed to settle all allegations for a payment of $111,520.94.
By letter dated March 21, 2007, our subsidiary, Greenridge Waste Services, LLC (GWS) received a proposed CACP from the PaDEP Waste Management Bureau. The CACP for GWS proposed a civil penalty assessment of $172,000 for violations of the Pennsylvania Solid Waste Management Act regulations, and Greenridge Reclamation’s landfill permit, which occurred between July 1 and December 15, 2006. PaDEP alleged that GWS had caused or contributed to the yard can storage violations alleged against Greenridge Reclamation; had disposed of yard can waste in the landfill without first having the waste weighed in; had transported waste to the landfill on three occasions in overweight vehicles; and, on one occasion, failed to properly tarp a waste load, which allegedly resulted in the spill of material onto a public highway. PaDEP also alleged that GWS failed to provide prompt notification of the incident. On October 15, 2007, GWS executed a CACP whereby it agreed to settle all allegations for a payment of $124,500.
On November 23, 2005, we received a letter from the San Joaquin District Attorney’s Office, Environmental Prosecutions Unit, (the District Attorney) alleging violations of California permit and regulatory requirements relating to Forward, Inc. (Forward), our wholly-owned subsidiary, and the operation of its landfill. The District Attorney is investigating whether Forward may have (i) mixed green waste with food waste as “alternative daily cover”; (ii) exceeded the daily and weekly tonnage intake limits; (iii) allowed a concentration of methane gas well in excess of 5 percent; or (iv) accepted hazardous waste at a landfill which is not authorized to accept hazardous waste. Such conduct allegedly violates provisions of Business and Professions Code sections 17200, et seq., by virtue of violations of Public Resources Code Division 30, Part 4, Chapter 3, Article 1, sections 44004 and 44014(b); California Code of Regulations Title 27, Chapter 3, Subchapter 4, Article 6, sections 20690(11) and 20919.5; and Health and Safety Code sections 25200, 25100, et seq, and 25500, et seq. On December 7, 2006, Forward received a subpoena and interrogatories from the District Attorney and responded to both as of February 15, 2007. In June 2007, the District Attorney advised counsel for Forward that, if found in violation of such laws, Forward could be subject to monetary sanctions of up to $2,500 per violation and a permanent injunction to obey all applicable laws and regulations.
By letter dated May 11, 2007, our subsidiary, County Landfill, Inc. (County Landfill), received a proposed CACP from the PaDEP. The CACP for County Landfill proposed to assess a civil penalty of $225,149 for alleged violations of the facility’s National Pollutant Discharge Elimination System (NPDES) Permit and the Clean Streams Law, specifically alleging that the effluent discharge from our industrial waste treatment plant exceeded its NPDES Permit limits and that such effluent was discharged into an unnamed tributary. On October 15, 2007, County Landfill executed a CACP whereby it agreed to settle all allegations for a payment of the proposed penalty amount.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
By letter dated April 18, 2007, the EPA issued to us a Notice of Violation (NOV), alleging that we were in violation of the federally enforceable state implementation plan for Massachusetts under the Clean Air Act, because, the NOV alleged, certain of our trucks had been observed in violation of a Massachusetts regulation limiting truck idling to no more than five (5) minutes. The NOV alleged 63 separate instances of alleged excessive idling. In a settlement conference on January 15, 2008, the EPA proposed a civil penalty of $480,000 to resolve the alleged violations. This matter is still in negotiations.
Royalties —
We have entered into agreements to pay royalties to prior landowners, lessors or host community where the landfill is located, based on waste tonnage disposed at specified landfills. The payments are generally payable quarterly and amounts earned, but not paid, are accrued in the accompanying consolidated balance sheets. Royalties are accrued as tonnage is disposed of in the landfill.
Disposal agreements —
We have several agreements expiring at various dates through 2018 that require us to dispose of a minimum number of tons at third party disposal facilities. Under these put-or-pay agreements, we are required to pay for the agreed upon minimum volumes regardless of the actual number of tons placed at the facilities.
Lease agreements —
We have operating lease agreements for service facilities, office space and equipment. Future minimum payments under non-cancelable operating leases with terms in excess of one year as of December 31, 2007 are as follows (in millions):

2008	$40.3
2009	34.9
2010	28.5
2011	23.8
2012	19.8
Thereafter	106.4

Total	$253.7

Rental expense under such operating leases was approximately $36.8 million, $32.6 million and $33.1 million for each of the three years ended December 31, 2007, 2006 and 2005, respectively.
Financial assurances —
We are required to provide financial assurances to governmental agencies and a variety of other entities under applicable environmental regulations relating to our landfill operations for capping, closure and post-closure costs, and/or related to our performance under certain collection, landfill and transfer station contracts. We satisfy the financial assurance requirements by providing surety bonds, letters of credit, insurance policies or trust deposits. The amount of the financial assurance requirements for capping, closure and post-closure costs is determined by the applicable state environmental regulations, which vary by state. The financial assurance requirements for capping, closure and post-closure costs can either be for costs associated with a portion of the landfill or the entire landfill. Generally, states will require a third party engineering specialist to determine the estimated capping, closure and post-closure costs that are used to determine the required amount of financial assurance for a landfill. The amount of financial assurances required can, and generally will, differ from the obligation determined and recorded under GAAP. The amount of the financial assurance requirements related to contract performance varies by contract. Additionally, we are required to provide financial assurance for our self-insurance program and collateral for certain performance obligations.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
At December 31, 2007, we had the following financial instruments and collateral in place to secure our financial assurances (in millions):

	Landfill
	Closure/	Contract	Risk/Casualty	Collateral for
	Post-Closure	Performance	Insurance	Obligations	Total
Insurance policies	$680.5	$—	$—	$—	$680.5
Surety bonds	644.9	492.5	—	—	1,137.4
Trust deposits	85.5	—	—	—	85.5
Letters of credit (1)	385.3	90.4	245.7	141.0	862.4

Total	$1,796.2	$582.9	$245.7	$141.0	$2,765.8

(1)	These amounts were issued under the 2005 Revolver, the Incremental Revolving Letter of Credit and the Institutional Letter of Credit Facility under our 2005 Credit Facility.
These financial instruments are issued in the normal course of business and are not debt of the Company. Since we currently have no liability for these financial assurances, they are not reflected in the accompanying consolidated balance sheets. However, we have recorded capping, closure and post-closure liabilities and self-insurance liabilities as they are incurred. The underlying financial assurance obligations, in excess of those already reflected in our consolidated balance sheets, would be recorded if it is probable that we would be unable to fulfill our related obligations. We do not expect this to occur.
Off-balance sheet arrangements —
We have no off-balance sheet debt or similar obligations, other than operating leases and the financial assurances discussed above, which are not classified as debt. We have no transactions or obligations with related parties that are not disclosed, consolidated into or reflected in our reported results of operations or financial position. We have not guaranteed any third party debt.
Guarantees —
We enter into contracts in the normal course of business that include indemnification clauses. Indemnifications relating to known liabilities are recorded in the consolidated financial statements based on our best estimate of required future payments. Certain of these indemnifications relate to contingent events or occurrences, such as the imposition of additional taxes due to a change in the tax law or adverse interpretation of the tax law, and indemnifications made in divestiture agreements where we indemnify the buyer for liabilities that relate to our activities prior to the divestiture and that may become known in the future. As of December 31, 2007, we believe the contingent obligations associated with these indemnifications are not significant.
We have entered into agreements to guarantee the value of certain property that is adjacent to certain landfills to the property owners. These agreements have varying terms over varying periods. Prior to December 31, 2002, liabilities associated with these guarantees were accounted for in accordance with SFAS 5. Agreements modified or entered into subsequent to December 31, 2002 are accounted for in accordance with FIN 45. Generally, it is not possible to determine the contingent obligation associated with these guarantees, but we do not believe that these contingent obligations will have a material effect on our consolidated liquidity, financial position or results of operations.
16. Related Party Transactions
Transactions with related parties are entered into only upon approval by a majority of our independent directors and only upon terms comparable to those that would be available from unaffiliated parties. At December 31, 2007 and 2006, respectively, employee loans to current or former employees of less than $0.1 million were outstanding.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
17. Segment Reporting
Our revenues are derived from one industry segment, which includes the collection, transfer, recycling and disposal of non-hazardous solid waste. We evaluate performance based on several factors, of which the primary financial measure is operating income before depreciation and amortization. Operating income before depreciation and amortization is not a measure of operating income, operating performance or liquidity under GAAP and may not be comparable to similarly titled measures reported by other companies. Our management uses operating income before depreciation and amortization in the evaluation of field operating performance as it represents operational cash flows and is a profit measure that is within the control of the operating units.
We manage our operations through four geographic operating segments which are also our reportable segments: East, Midwest, South and West. Each region is responsible for managing several vertically integrated operations, which are comprised of districts. The accounting policies for these segments are the same as those described in Note 1, Organization and Summary of Significant Accounting Policies. Our historical segment operating results summarized below have been reclassified as a result of the regional realignment during the first quarter of 2008 as described in Note 1, Organization and Summary of Significant Accounting Policies and the discontinued operations described in Note 2, Acquisitions and Divestitures.
The tables below reflect certain information relating to the continuing operations of our geographic operating segments for the years ended December 31, 2007, 2006 and 2005 (in millions):

		Operating
		Income Before
		Depreciation and	Depreciation and	Capital
	Revenues	Amortization (1)	Amortization	Expenditures	Total Assets
2007:
East	$1,614.0	$478.0	$138.6	$162.2	$3,454.8
Midwest (2)	1,389.7	384.8	149.2	165.2	3,511.3
South	1,339.0	407.1	127.4	150.3	2,986.6
West	1,579.8	535.8	120.7	155.7	3,188.2

Total reportable segments	5,922.5	1,805.7	535.9	633.4	13,140.9
Other (3)	146.2		17.6	36.6	807.8

Total per financial statements	$6,068.7		$553.5	$670.0	$13,948.7

2006:
East	$1,592.6	$440.8	$138.9	$160.3	$3,403.3
Midwest (2)	1,372.5	394.5	150.3	166.8	3,511.1
South(2)	1,316.5	380.9	142.9	151.5	3,042.6
West	1,493.6	478.7	118.7	155.3	3,069.3

Total reportable segments	5,775.2	1,694.9	550.8	633.9	13,026.3
Other (3)	133.3		6.9	27.2	784.7

Total per financial statements	$5,908.5		$557.7	$661.1	$13,811.0

2005:
East	$1,550.0	$421.4	$133.4	$131.6	$3,407.9
Midwest	1,334.9	371.6	153.6	167.8	3,506.8
South	1,235.8	334.0	133.4	186.8	3,022.2
West	1,407.5	455.1	115.0	158.6	3,010.8

Total reportable segments	5,528.2	1,582.1	535.4	644.8	12,947.7
Other (3)	84.0		8.2	40.8	713.6

Total per financial statements	$5,612.2		$543.6	$685.6	$13,661.3

(1)	See following table for reconciliation to income from continuing operations before income taxes and minority interest per the consolidated statements of operations.

(2)	Operating income before depreciation and amortization for 2007 includes $27.1 million of asset impairments, of which $24.5 million related to a landfill in our Midwest region that until recently, was managed by a third party according to a partnership agreement. Operating income before depreciation and amortization for 2006 includes $8.5 million ($6.5 million in the Midwest region and $2.0 million in the South region) of asset impairments relating to management decisions to discontinue the operations or development of certain landfill facilities. The impairment charges are included in “Loss from divestitures and asset impairments” on the consolidated statement of operations.

(3)	Amounts relate primarily to our subsidiaries that provide services throughout the organization and not on a regional basis.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
A reconciliation of our primary measure of segment profitability (total operating income before depreciation and amortization for reportable segments) to income from continuing operations before income taxes in our consolidated statements of operations is as follows (in millions):

	Year Ended December 31,
	2007	2006	2005
Total operating income before depreciation and amortization for reportable segments	$1,805.7	$1,694.9	$1,582.1
Depreciation and amortization	(553.5)	(557.7)	(543.6)
Interest expense	(538.4)	(563.4)	(583.1)
Other (1)	(196.5)	(182.6)	(134.7)

Income from continuing operations before income taxes	$517.3	$391.2	$320.7

(1)	Amounts relate primarily to our subsidiaries which provide services throughout the organization and not on a regional basis including National Accounts where work has been subcontracted. Amounts for 2007 include $13.4 million net loss on divestitures, of which $16.2 million related to a landfill sale in the South region. Amounts for 2006 include $7.6 million from loss on divestitures, $1.2 million of asset impairment relating to management’s decision to discontinue operations at a landfill facility, and $5.2 million impairment charge related to the relocation of our operations support center. These charges are reported on the consolidated statement of operations as a part of “Loss from divestitures and asset impairments”.
In the first quarter of 2008, we realigned our organizational structure and reduced the number of our geographic regions from five to four. Accordingly, we will reclassify prior period segment results to reflect the realignment beginning in the first quarter of 2008.
The following table shows our total reported revenues by service line. Intercompany revenues have been eliminated (in millions):

	Year Ended December 31,
	2007	2006	2005
Collection
Residential	$1,201.6	$1,190.0	$1,172.2
Commercial	1,535.5	1,457.0	1,356.7
Roll-off (1)	1,290.3	1,304.5	1,223.8
Recycling	210.2	189.8	186.4

Total Collection	4,237.6	4,141.3	3,939.1

Disposal
Landfill	832.7	839.2	798.4
Transfer	436.0	423.1	420.7

Total Disposal	1,268.7	1,262.3	1,219.1

Recycling — Commodity	257.2	212.2	219.7

Other (2)	305.2	292.7	234.3

Total Revenues	$6,068.7	$5,908.5	$5,612.2

(1)	Consists of revenue generated from commercial, industrial and residential customers from waste collected in roll-off containers that are loaded onto collection vehicles.

(2)	Consists primarily of revenue from our National Accounts business where the work has been subcontracted, revenue generated from transporting waste via railway and revenue from liquid waste disposal. National Accounts revenue included in other revenue represents the portion of revenue generated from nationwide contracts in markets outside our operating areas, and as such, the associated waste handling services are subcontracted to local operators. Consequently, substantially all of this revenue is offset by the corresponding subcontract costs.
Discontinued operations —
Revenues, operating income before depreciation and amortization, depreciation and amortization, capital expenditures and total assets of discontinued operations by geographic region are as follows (in millions):

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		Operating Income
		Before
		Depreciation and	Depreciation	Capital
	Revenues (1)	Amortization	and Amortization	Expenditures	Total Assets
2007
Midwest	$15.9	$4.8	$1.9	$2.7	$—
South	35.0	5.9	2.5	1.7	—

Total reportable segments	$50.9	$10.7	$4.4	$4.4	$—

2006
Midwest	$27.4	$6.6	$6.1	$1.4	$48.8
South	95.2	17.8	5.5	6.8	83.0

Total reportable segments	$122.6	$24.4	$11.6	$8.2	$131.8

2005
East	$—	$0.1	$—	$—	$—
Midwest	29.2	6.6	3.6	4.3	52.9
South	97.3	18.9	7.2	6.0	82.9

Total reportable segments	$126.5	$25.6	$10.8	$10.3	$135.8

(1)	Includes revenue from divisions not part of the disposal group, which were treated as intercompany revenues prior to the divestiture. Revenue from the Midwest region includes $1.2 million, $1.3 million and $2.9 million for the years ended December 31, 2007, 2006 and 2005, respectively. Revenue from the South region includes $0.3 million, $1.0 million and $1.0 million for the years ended December 31, 2007, 2006 and 2005, respectively.
18. Selected Quarterly Financial Data (unaudited)
The following tables summarize our unaudited consolidated quarterly results of operations as reported for 2007 and 2006 (in millions, except per share amounts):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
2007
Revenues	$1,444.6	$1,547.5	$1,556.3	$1,520.3
Income from continuing operations (1)	34.3	91.0	66.9	117.6
Net income available to common shareholders (1)	30.5	81.9	17.8	105.9

Basic earnings per common share available to common shareholders:
Income from continuing operations	0.07	0.22	0.16	0.29
Net income	0.08	0.22	0.05	0.28

Diluted earnings per common share available to common shareholders:
Income from continuing operations	0.07	0.21	0.15	0.27
Net income	0.08	0.21	0.05	0.26

2006
Revenues	$1,408.3	$1,509.6	$1,525.1	$1,465.5
Income from continuing operations (2)	40.0	37.0	70.6	8.2
Net income available to common shareholders (2)	26.5	28.2	62.9	0.4

Basic earnings per common share available to common shareholders:
Income from continuing operations	0.08	0.08	0.17	0.00
Net income	0.08	0.08	0.17	0.00
Diluted earnings per common share available to common shareholders:
Income from continuing operations	0.08	0.08	0.17	0.00
Net income	0.08	0.08	0.17	0.00

(1)	The third quarter of 2007 includes asset impairment charges of $24.5 million related to changes in the long-term closure and post-closure costs associated with one of our landfills in the Midwest region and $16.1 million loss related to the divestiture of certain operations in the South region. Amounts also include tax benefits of $9.7 million in the second quarter and $7.3 million in the fourth quarter for the reversal of previously accrued interest expense on uncertain tax matters and $7.6 million in the fourth quarter primarily relating to state tax adjustments.

(2)	The third quarter of 2006 includes an asset impairment charge of $6.5 million associated with our decision to discontinue development at a landfill in our Midwest region and $8.0 million loss associated with divestitures of certain operations in the East and Midwest regions. The fourth quarter of 2006 included income tax of $58.2 million consisting of: $21.5 million of interest charges on previously recorded liabilities under review by the applicable taxing authorities, $13.4 million in adjustments relating to state tax matters attributable to prior years, a $12.0 million increase in our valuation allowance for state net operating loss carry-forwards, and $11.3 million relating primarily to adjustments of state income taxes.

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
19. Statements of Cash Flows
Supplemental cash flow disclosures and non-cash transactions for the years ended December 31 are as follows (in millions):

	2007	2006	2005
Supplemental disclosures -
Interest paid (net of amounts capitalized)	$472.8	$516.5	$528.5
Income taxes paid (net of refunds)	36.9	30.6	16.2

Non-cash transactions -
Debt incurred or assumed in acquisitions	$—	$0.1	$3.4
Liabilities incurred or assumed in acquisitions	14.7	0.1	1.6
Capital lease obligations incurred	1.1	—	1.5
Accrued dividends on preferred stock	3.1	3.1	8.5
Conversion of Series C Preferred Stock	—	345.0	—
20. Condensed Consolidating Financial Statements
All guarantees (including those of the guarantor subsidiaries) are full, unconditional and joint and several of Allied NA’s and BFI’s debt (see Note 7, Long-term Debt, for detail of guarantors). Presented below are Condensed Consolidating Balance Sheets as of December 31, 2007 and 2006 and the related Condensed Consolidating Statements of Operations and Cash Flows for the years ended December 31, 2007, 2006 and 2005 of Allied (Parent), Allied NA (Issuer), the guarantor subsidiaries (Guarantors) and the subsidiaries that are not guarantors (Non-Guarantors). We do not believe that the separate financial statements and related footnote disclosures concerning the Guarantors would provide any additional information that would be material to investors making an investment decision.
UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEETS
(in millions)

	December 31, 2007
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
ASSETS
Current Assets —
Cash and cash equivalents	$—	$0.1	$216.4	$14.4	$—	$230.9
Restricted cash	—	26.1	—	—	—	26.1
Accounts receivable, net	—	—	212.9	478.1	—	691.0
Prepaid and other current assets	—	0.2	61.7	59.2	(39.2)	81.9
Deferred income taxes, net	—	—	118.8	9.5	—	128.3

Total current assets	—	26.4	609.8	561.2	(39.2)	1,158.2
Property and equipment, net	—	—	4,406.9	23.5	—	4,430.4
Goodwill	—	—	7,947.6	72.4	—	8,020.0
Investment in subsidiaries	2,539.5	15,434.1	458.9	—	(18,432.5)	—
Other assets, net	5.4	82.5	231.1	1,254.9	(1,233.8)	340.1

Total assets	$2,544.9	$15,543.0	$13,654.3	$1,912.0	$(19,705.5)	$13,948.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities —
Current portion of long-term debt	$—	$—	$163.6	$393.7	$—	$557.3
Accounts payable	—	—	492.3	4.5	—	496.8
Accrued closure, post-closure and environmental costs	—	—	20.9	75.1	—	96.0
Accrued interest	2.1	75.2	59.1	2.4	(39.2)	99.6
Other accrued liabilities	91.8	—	433.7	232.2	—	757.7
Unearned revenue	—	—	230.9	8.8	—	239.7

Total current liabilities	93.9	75.2	1,400.5	716.7	(39.2)	2,247.1
Long-term debt, less current portion	230.0	5,169.1	686.5	—	—	6,085.6
Deferred income taxes	—	—	406.2	(5.9)	—	400.3
Accrued closure, post-closure and environmental costs	—	—	356.1	415.3	—	771.4
Due to/(from) parent	(1,704.0)	7,815.7	(6,029.2)	(82.5)	—	—
Other long-term obligations	20.8	—	1,735.0	19.6	(1,235.3)	540.1
Stockholders’ equity	3,904.2	2,483.0	15,099.2	848.8	(18,431.0)	3,904.2

Total liabilities and stockholders’ equity	$2,544.9	$15,543.0	$13,654.3	$1,912.0	$(19,705.5)	$13,948.7

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEETS
(in millions)

	December 31, 2006
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
ASSETS
Current Assets —
Cash and cash equivalents	$—	$—	$68.3	$25.8	$—	$94.1
Accounts receivable, net	—	—	317.2	370.3	—	687.5
Prepaid and other current assets	—	0.1	69.1	63.7	(39.3)	93.6
Deferred income taxes, net	—	—	163.0	9.5	—	172.5

Total current assets	—	0.1	617.6	469.3	(39.3)	1,047.7
Property and equipment, net	—	—	4,237.3	21.4	—	4,258.7
Goodwill	—	—	8,053.6	72.4	—	8,126.0
Investment in subsidiaries	2,334.6	14,898.3	423.6	—	(17,656.5)	—
Other assets, net	5.6	81.1	272.3	1,217.6	(1,198.0)	378.6

Total assets	$2,340.2	$14,979.5	$13,604.4	$1,780.7	$(18,893.8)	$13,811.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities —
Current portion of long-term debt	$—	$—	$6.6	$230.0	$—	$236.6
Accounts payable	—	—	488.7	5.7	—	494.4
Accrued closure, post-closure and environmental costs	—	—	20.7	75.1	—	95.8
Accrued interest	2.0	83.6	58.9	1.7	(39.3)	106.9
Other accrued liabilities	88.4	6.1	54.4	220.9	—	369.8
Unearned revenue	—	—	220.4	8.8	—	229.2

Total current liabilities	90.4	89.7	849.7	542.2	(39.3)	1,532.7
Long-term debt, less current portion	230.0	5,601.0	843.0	—	—	6,674.0
Deferred income taxes	—	—	362.1	(4.8)	—	357.3
Accrued closure, post-closure and environmental costs	—	—	333.1	427.2	—	760.3
Due to/(from) parent	(1,598.7)	6,988.2	(5,339.8)	(49.7)	—	—
Other long-term obligations	19.6	—	2,003.9	63.4	(1,199.1)	887.8
Stockholders’ equity	3,598.9	2,300.6	14,552.4	802.4	(17,655.4)	3,598.9

Total liabilities and stockholders’ equity	$2,340.2	$14,979.5	$13,604.4	$1,780.7	$(18,893.8)	$13,811.0

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(in millions)

	Year Ended December 31, 2007
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Revenues	$—	$—	$5,870.6	$198.1	$—	$6,068.7
Cost of operations	—	—	3,606.8	180.3	—	3,787.1
Selling, general and administrative expenses	28.2	—	589.6	14.1	—	631.9
Depreciation and amortization	—	—	549.0	4.5	—	553.5
Loss from divestitures and asset impairments	—	—	40.5	—	—	40.5

Operating income (loss)	(28.2)	—	1,084.7	(0.8)	—	1,055.7
Equity in earnings (losses) of subsidiaries	198.8	545.2	31.6	—	(775.6)	—
Interest income (expense) and other	(11.2)	(444.0)	(83.9)	0.7	—	(538.4)
Intercompany interest income (expense)	149.7	(133.6)	(92.0)	75.9	—	—
Management fee income (expense)	8.6	—	(6.9)	(1.7)	—	—

Income (loss) before income taxes	317.7	(32.4)	933.5	74.1	(775.6)	517.3
Income tax (expense) benefit	(44.1)	214.8	(350.5)	(27.3)	—	(207.1)
Minority interests	—	—	—	(0.4)	—	(0.4)

Net income from continuing operations	273.6	182.4	583.0	46.4	(775.6)	309.8
Discontinued operations, net of tax	—	—	(36.2)	—	—	(36.2)

Net income	273.6	182.4	546.8	46.4	(775.6)	273.6
Dividends on preferred stock	(37.5)	—	—	—	—	(37.5)

Net income available to common shareholders	$236.1	$182.4	$546.8	$46.4	$(775.6)	$236.1

UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(in millions)

	Year Ended December 31, 2006
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Revenues	$—	$—	$5,686.4	$222.1	$—	$5,908.5
Cost of operations	—	(0.2)	3,597.5	189.1	—	3,786.4
Selling, general and administrative expenses	20.9	—	552.9	13.5	—	587.3
Depreciation and amortization	—	1.0	548.4	8.3	—	557.7
Loss from divestitures and asset impairments	—	—	22.5	—	—	22.5

Operating income (loss)	(20.9)	(0.8)	965.1	11.2	—	954.6
Equity in earnings (losses) of subsidiaries	87.1	427.4	33.3	—	(547.8)	—
Interest income (expense) and other	(11.0)	(473.4)	(81.8)	2.8	—	(563.4)
Intercompany interest income (expense)	140.9	(104.0)	(115.1)	78.2	—	—
Management fee income (expense)	8.2	—	(6.6)	(1.6)	—	—

Income (loss) before income taxes	204.3	(150.8)	794.9	90.6	(547.8)	391.2
Income tax (expense) benefit	(43.4)	232.0	(390.2)	(33.7)	—	(235.3)
Minority interests	—	—	—	(0.1)	—	(0.1)

Net income from continuing operations	160.9	81.2	404.7	56.8	(547.8)	155.8
Discontinued operations, net of tax	—	—	5.1	—	—	5.1

Net income	160.9	81.2	409.8	56.8	(547.8)	160.9
Dividends on preferred stock	(42.9)	—	—	—	—	(42.9)

Net income available to common shareholders	$118.0	$81.2	$409.8	$56.8	$(547.8)	$118.0

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(in millions)

	Year Ended December 31, 2005
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Revenues	$—	$—	$5,396.2	$216.0	$—	$5,612.2
Cost of operations	—	(0.2)	3,449.2	205.6	—	3,654.6
Selling, general and administrative expenses	22.1	—	474.6	13.5	—	510.2
Depreciation and amortization	—	0.7	535.9	7.0	—	543.6

Operating income (loss)	(22.1)	(0.5)	936.5	(10.1)	—	903.8
Equity in earnings (losses) of subsidiaries	148.0	540.4	25.6	—	(714.0)	—
Interest income (expense) and other	(10.9)	(495.5)	(82.8)	6.1	—	(583.1)
Intercompany interest income (expense)	122.1	(111.7)	(87.1)	76.7	—	—
Management fee income (expense)	5.0	—	(3.5)	(1.5)	—	—

Income (loss) before income taxes	242.1	(67.3)	788.7	71.2	(714.0)	320.7
Income tax (expense) benefit	(38.3)	243.1	(307.6)	(28.3)	—	(131.1)
Minority interests	—	—	—	0.2	—	0.2

Net income from continuing operations	203.8	175.8	481.1	43.1	(714.0)	189.8
Discontinued operations, net of tax	—	—	14.8	—	—	14.8
Cumulative effect of accounting change, net of tax	—	—	(0.8)	—	—	(0.8)

Net income	203.8	175.8	495.1	43.1	(714.0)	203.8
Dividends on preferred stock	(52.0)	—	—	—	—	(52.0)

Net income available to common shareholders	$151.8	$175.8	$495.1	$43.1	$(714.0)	$151.8

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31, 2007
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Cash (used for) provided by operating activities from continuing operations	$(23.9)	$(562.1)	$1,642.6	$9.6	$—	$1,066.2

Investing activities —
Proceeds from divestitures (cost of acquisitions), net of cash divested/acquired	—	—	80.7	—	—	80.7
Proceeds from sale of fixed assets	—	—	25.7	0.1	—	25.8
Capital expenditures, excluding acquisitions	—	—	(661.7)	(8.3)	—	(670.0)
Capitalized interest	—	—	(19.2)	—	—	(19.2)

Cash used for investing activities from continuing operations	—	—	(574.5)	(8.2)	—	(582.7)

Financing activities —
Proceeds from long-term debt, net of issuance costs	—	1,316.9	1.1	184.2	—	1,502.2
Payments of long-term debt	—	(1,886.9)	(6.3)	(20.9)	—	(1,914.1)
Payments of preferred stock dividends	(37.5)	—	—	—	—	(37.5)
Net receipts from restricted trust	—	90.7	—	—	—	90.7
Net proceeds from sale of common stock, exercise of stock options and other	23.9	—	—	—	—	23.9
Intercompany between issuer and subsidiaries	37.5	1,041.5	(902.9)	(176.1)	—	—

Cash provided by (used for) financing activities from continuing operations	23.9	562.2	(908.1)	(12.8)	—	(334.8)

Cash used for discontinued operations	—	—	(11.9)	—	—	(11.9)

Increase (decrease) in cash and cash equivalents	—	0.1	148.1	(11.4)	—	136.8
Cash and cash equivalents, beginning of year	—	—	68.3	25.8	—	94.1

Cash and cash equivalents, end of year	$—	$0.1	$216.4	$14.4	$—	$230.9

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31, 2006
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Cash (used for) provided by operating activities from continuing operations	$(23.6)	$(524.0)	$1,348.9	$51.0	$—	$852.3

Investing activities —
Proceeds from divestitures (cost of acquisitions), net of cash divested /acquired	—	—	50.4	—	—	50.4
Proceeds from sale of fixed assets	—	—	21.6	0.1	—	21.7
Capital expenditures, excluding acquisitions	—	—	(653.7)	(7.4)	—	(661.1)
Capitalized interest	—	—	(17.2)	—	—	(17.2)
Change in deferred acquisition costs, notes receivable and other	—	—	4.6	—	—	4.6

Cash used for investing activities from continuing operations	—	—	(594.3)	(7.3)	—	(601.6)

Financing activities —
Proceeds from long-term debt, net of issuance costs	—	1,200.2	0.1	39.0	—	1,239.3
Payments of long-term debt	—	(1,390.9)	(8.5)	(39.0)	—	(1,438.4)
Payments of preferred stock dividends	(48.3)	—	—	—	—	(48.3)
Net proceeds from sale of common stock, exercise of stock options and other	23.6	—	—	—	—	23.6
Intercompany between issuer and subsidiaries	48.3	714.7	(742.1)	(20.9)	—	—

Cash provided by (used for) financing activities from continuing operations	23.6	524.0	(750.5)	(20.9)	—	(223.8)

Cash provided by discontinued operations	—	—	11.1	—	—	11.1

Increase in cash and cash equivalents	—	—	15.2	22.8	—	38.0
Cash and cash equivalents, beginning of year	—	—	53.1	3.0	—	56.1

Cash and cash equivalents, end of year	$—	$—	$68.3	$25.8	$—	$94.1

ALLIED WASTE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31, 2005
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	Consolidated
Cash (used for) provided by operating activities from continuing operations	$(97.5)	$(1,086.5)	$1,856.1	$45.5	$—	$717.6

Investing activities —
Proceeds from divestitures (cost of acquisitions), net of cash divested /acquired	—	—	0.9	—	—	0.9
Proceeds from sale of fixed assets	—	—	20.2	—	—	20.2
Capital expenditures, excluding acquisitions	—	—	(679.4)	(6.2)	—	(685.6)
Capitalized interest	—	—	(14.1)	—	—	(14.1)
Change in deferred acquisition costs, notes receivable and other	—	—	6.1	—	—	6.1

Cash used for investing activities from continuing operations	—	—	(666.3)	(6.2)	—	(672.5)

Financing activities —
Net proceeds from sale of Series D preferred stock	580.8	—	—	—	—	580.8
Proceeds from long-term debt, net of issuance costs	—	2,965.1	—	78.4	—	3,043.5
Payments of long-term debt	—	(3,583.9)	(98.1)	(58.2)	—	(3,740.2)
Payments of preferred stock dividends	(48.9)	—	—	—	—	(48.9)
Net proceeds from sale of common stock, exercise of stock options and other	97.4	—	—	—	—	97.4
Intercompany between issuer and subsidiaries	(531.8)	1,705.6	(1,115.7)	(58.1)	—	—

Cash provided by (used for) financing activities from continuing operations	97.5	1,086.8	(1,213.8)	(37.9)	—	(67.4)

Cash provided by discontinued operations	—	—	10.4	—	—	10.4

Increase (decrease) in cash and cash equivalents	—	0.3	(13.6)	1.4	—	(11.9)
Cash and cash equivalents, beginning of year	—	(0.3)	66.7	1.6	—	68.0

Cash and cash equivalents, end of year	$—	$—	$53.1	$3.0	$—	$56.1